  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1998.
                                                     REGISTRATION NO. 333-43687

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                      PRE-EFFECTIVE AMENDMENT NO. 6
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                        WADDELL & REED FINANCIAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    6211                    51-0261715
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                          (I.R.S. EMPLOYER
     (STATE OR OTHER                                    IDENTIFICATION NO.)
     JURISDICTION OF
     INCORPORATION OR
      ORGANIZATION)

                               6300 LAMAR AVENUE
                          OVERLAND PARK, KANSAS 66202
                                (913) 236-2000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                KEITH A. TUCKER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        WADDELL & REED FINANCIAL, INC.
                               6300 LAMAR AVENUE
                          OVERLAND PARK, KANSAS 66202
                                (913) 236-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:
           ALAN J. BOGDANOW                        MATTHEW J. MALLOW
        HUGHES & LUCE, L.L.P.             SKADDEN, ARPS, SLATE, MEAGHER & FLOM
     1717 MAIN STREET, SUITE 2800                         LLP
         DALLAS, TEXAS 75201                        919 THIRD AVENUE
            (214) 939-5500                      NEW YORK, NEW YORK 10022
                                                     (212) 735-3000

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                                ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  The Prospectus relating to the shares of Class A Common Stock to be used in connection with a United States and Canadian offering (the "U.S. Prospectus") is set forth following this page. The Prospectus to be used in a concurrent international offering (the "International Prospectus") will consist of the alternate page set forth following the U.S. Prospectus and the balance of the pages included in the U.S. Prospectus for which no alternate is provided. The U.S. Prospectus and the International Prospectus are identical except that they contain different front cover pages.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued March 4, 1998

                               21,700,000 Shares
                         Waddell & Reed Financial, Inc.
                              CLASS A COMMON STOCK

                                  ----------

OF  THE 21,700,000 SHARES  OF CLASS  A COMMON  STOCK BEING OFFERED,  17,360,000
 SHARES ARE  BEING OFFERED INITIALLY  IN THE UNITED  STATES AND CANADA  BY THE
  U.S. UNDERWRITERS AND 4,340,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. ALL SHARES
   OF CLASS A COMMON STOCK OFFERED  HEREBY ARE BEING SOLD BY THE COMPANY. IT
    IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE PER SHARE WILL BE BETWEEN $20 AND $22 PER SHARE. SEE "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL
                            PUBLIC OFFERING PRICE.

THE COMPANY HAS TWO CLASSES OF AUTHORIZED COMMON STOCK CONSISTING OF CLASS A COMMON STOCK OFFERED HEREBY AND CLASS B COMMON STOCK (COLLECTIVELY, THE "COMMON STOCK"). SEE "DESCRIPTION OF CAPITAL STOCK." HOLDERS OF CLASS A COMMON
 STOCK ARE ENTITLED TO ONE VOTE PER SHARE AND HOLDERS OF CLASS B COMMON STOCK ARE ENTITLED TO FIVE VOTES PER SHARE ON EACH MATTER SUBMITTED TO A VOTE OF STOCKHOLDERS. ALL OF THE CLASS B COMMON STOCK IS BENEFICIALLY OWNED BY TORCHMARK CORPORATION. SUBSTANTIALLY ALL OF THE NET PROCEEDS OF THE OFFERING
  WILL BE USED TO PREPAY OUTSTANDING INDEBTEDNESS TO TORCHMARK CORPORATION AND ONE OF ITS SUBSIDIARIES. SEE "USE OF PROCEEDS." ALL HOLDERS OF COMMON
 STOCK ARE ENTITLED TO RECEIVE  SUCH DIVIDENDS AND DISTRIBUTIONS, IF ANY, AS
         MAY BE DECLARED FROM TIME TO TIME BY THE BOARD OF DIRECTORS.

                                  ----------

  THE CLASS A COMMON STOCK HAS BEEN APPROVED FOR LISTING, SUBJECT TO OFFICIAL NOTICE OF ISSUANCE, ON THE NEW YORK STOCK EXCHANGE UNDER THE TRADING SYMBOL
                                     "WDR."

                                  ----------

    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR RISK FACTORS THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  ----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                  ----------
                                PRICE $    A SHARE
                                  ----------

                                     PRICE TO UNDERWRITING DISCOUNTS PROCEEDS TO
                                      PUBLIC    AND COMMISSIONS(1)   COMPANY(2)
                                     -------- ---------------------- -----------
Per Share...........................   $               $                 $
Total(3)............................  $               $                 $

-----
  (1) The Company and Torchmark Corporation have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Before deducting expenses payable by the Company, estimated at $  .
  (3) The Company has granted the U.S. Underwriters an option exercisable within 30 days of the date hereof to purchase up to an aggregate of 2,170,000 additional shares of Class A Common Stock at the price to the public shown above less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to the public, underwriting
      discounts and commissions, and proceeds to the Company will be $   ,
      $   , and $   , respectively. See "Underwriters."

                                  ----------

  The Class A Common Stock is offered subject to prior sale, when, as, and if accepted by the Underwriters and, subject to approval of certain legal matters by Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters, and to certain other conditions. It is expected that delivery of the Class A Common
Stock will be made on or about      , 1998 at the offices of Morgan Stanley &
Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                                  ----------

MORGAN STANLEY DEAN WITTER
                              GOLDMAN, SACHS & CO.
                                                             MERRILL LYNCH & CO.

     , 1998

             [MAP OF WADELL & REED FINANCIAL OFFICES APPEARS HERE]


Map of the United States showing Division and District Offices in the Cities and states listed: Mobile, Alabama; Anchorage and Wasilla, Alaska; Temple and Tuscon, Arizona; Bentonville, Arkansas; Capitola, Costa Mesa, Fairfield, Fullerton, Lodi, Napa (2), Oakland, Rancho Cucamon, Riverside, Sacramento, San Diego, San Mateo, Santa Clara, Torrance and Woodland Hills, California; Boulder, Colorado Springs, Denver, Fort Collins, Grand Junction, Greeley, Littleton (2) and Pueblo, Colorado; Hamden, Connecticut; Clearwater, Jacksonville, St. Petersburg, Tallahassee and Winter Park, Florida; Alpharetta and Atlanta (3), Georgia; Davenport and Des Moines, Iowa; Boise, Coeur D'Alene, Idaho Falls, Lewiston, Meridian, Mountain Home and Twin Falls, Idaho; Countryside, Elgin, Evergreen Park, Homewood, Joliet, Lombard, Park Ridge, Springfield and Sterling, Illinois; Indianapolis, Indiana; Dodge City, Garden City, Great Bend, Hays, Hutchinson, Lawrence, Manhattan, Oakley, Overland Park, Salina, Topeka and Wichita, Kansas; Fort Wright and Louisville
Kentucky; Braintree, Waltham and Weburn, Massachusetts; Burton, Grand Rapids, Muskegon and Southfield, Michigan; Bloomington, Duluth, Edina, Plymouth, Rochester, and St. Paul, Minnesota; Columbia, Creve Coeur, Joplin, Kansas City
(2) and Springfield, Missouri; Billings, Boulder, Bozeman, Great Falls, Helena, Kalispell and Missoula, Montana; Charlotte, Raleigh and Winston-Salem, North Carolina; Bismark, North Dakota; Grand Island, Kearney, Lincoln, Norfolk and Omaha, Nebraska; Las Vegas and Reno, Nevada; Nashua and Portsmouth, New Hampshire; Lawrenceville, New Jersey; Albuquerque, New Mexico; Albany (2) and Rochester, New York; Cincinnati, Dublin and Willoughby, Ohio; Edmond, Lawton and Tulsa, Oklahoma; Beaverton, Bend, Eugene, Medford, Portland and Salem, Oregon; Allenton, Erie (2), Harrisburg, Langhorne, Monroeville, Philadelphia, Pittsburgh and Wyomissing, Pennsylvania; Warwick, Rhode Island; Charleston and Columbia, South Carolina; Rapid City and Sioux Falls, South Dakota; Memphis and Nashville, Tennessee; Austin, Corpus Christi, Dallas, El Paso, Fort Worth, Harlingen, Houston (2), McAllen and San Antonio, Texas; Ogden and Salt Lake City, Utah; McLean, Richmond and Virginia Beach, Virginia; Bellevue, Bellingham, College Place, Federal Way, Lynnwood, Pullman, Silverdale, Spokane, Tacoma, Vancouver and Yakima, Washington; Brookfield and Madison, Wisconsin; Casper, Cody and Rock Springs, Wyoming.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE CLASS A COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY WILL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

  UNTIL     , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    4
Risk Factors........................   11
Special Note Regarding Forward-
 Looking Information................   16
Use of Proceeds.....................   16
Dividend Policy.....................   17
Dilution............................   17
Capitalization......................   18
Selected Financial and Operating
 Data...............................   19
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   21
Business............................   24
Management..........................   42

                                                                                  PAGE
                                                                                  ----
Certain Relationships and Related Transactions..................................   56
Principal Stockholder...........................................................   60
Description of Capital Stock....................................................   60
Shares Eligible for Future Sale.................................................   68
Certain United States Federal Tax Considerations for Non-United States Holders..   69
Underwriters....................................................................   71
Legal Matters...................................................................   74
Experts.........................................................................   74
Additional Information..........................................................   74
Index to Consolidated Financial Statements......................................  F-1

                               ----------------

  The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT THE CLASS A COMMON STOCK IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE THE SHARES OF CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including notes) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus (i) gives effect to the transactions described below under "Background," which will have been consummated prior to or concurrently with the Offering, and (ii) assumes no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, (i) the "Company" and "Waddell & Reed" refer to Waddell & Reed Financial, Inc. and its subsidiaries and (ii) "Torchmark" refers to Torchmark Corporation and its subsidiaries other than the Company. References to "Common Stock" are to the Class A Common Stock and the Class B Common Stock of the Company.

                                  THE COMPANY

OVERVIEW

  Waddell & Reed, founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the United family of funds in 1940. Waddell & Reed sells its investment products primarily to middle income Americans through a virtually exclusive sales force consisting, at December 31, 1997, of 2,160 financial advisers operating from 177 sales offices located throughout the United States. As of December 31, 1997, the Company had $23.4 billion of assets under management, of which $20.6 billion were mutual fund assets and the remainder were institutional accounts, and more than 563,000 mutual fund customers having an average account size of $33,200.

  The Company is the exclusive underwriter and distributor of 36 mutual fund portfolios (the "Funds"), including 17 comprising the United Group of Mutual Funds (the "United Funds"), eight comprising the Waddell & Reed Funds, Inc. (the "W&R Funds"), and 11 comprising the TMK/United Funds, Inc. (the "TMK/United Funds"). The Company also distributes Torchmark underwritten variable annuities and life insurance products to its customers as part of its financial planning services. For the year ended December 31, 1997, the Company's financial adviser sales force sold $1.5 billion of mutual fund and variable products.

  The Company's sales force competes primarily with small broker/dealers and independent financial advisers. The Company's customers generally reside in smaller metropolitan areas and rural communities. The Company conducts investment seminars throughout the United States and also develops individual financial plans for clients (over 40,000 plans in 1997) through one-on-one consultations with financial advisers, who emphasize long-term relationships with a client through continuing service, rather than a one-time sale. The Company believes that it benefits from a developing industry trend toward "assisted sales"--sales of mutual fund products through a sales person--driven by the array of options now available to investors and the need for financial planning advice that has resulted from the recent increase in the average household's financial assets. According to the Investment Company Institute, assisted sales for the year ended December 31, 1997 constituted 61.9% of the total dollar value of mutual fund sales, a figure that has grown from 54.9% for 1994.

  The Company's investment philosophy and financial planning approach emphasize long-term savings. The Company's portfolio managers seek consistent long-term performance and downside protection in turbulent markets. As a result, the Company has developed a loyal customer base with clients maintaining their accounts for approximately 13 years on average as compared to six years for the mutual fund industry, according to the Investment Company Institute. This loyalty is also evidenced by a relatively low fund redemption rate for the five years ended December 31, 1997 of 7.6% for the Funds (other than money market funds), which is less than one-half of the industry average of 18.4% and a relatively high dividend reinvestment rate of 86.6% for the Funds (other than money market funds) for the same period versus 66.9% for the mutual fund industry. Approximately 45% of the Company's assets under management were in retirement accounts as of December 31, 1997.

  The Company has a seasoned team of portfolio managers, having an average of 20 years industry experience and 14 years tenure with the Company. The five most senior portfolio managers have an average of 30 years industry experience and 26 years tenure with the Company. Portfolio managers usually were investment research analysts for a substantial length of time prior to acquiring money management assignments. The predominant style of the Company's investments is growth equity. As of December 31, 1997, approximately 78% of the Company's mutual fund assets under management were invested in equity funds and the remainder in fixed income and money market funds. This investment strategy emphasizes investment at attractive valuations in companies that the portfolio managers believe can produce above average growth in earnings.

BUSINESS STRATEGY

  The Company's business strategy is outlined below.

 . INCREASE NUMBER OF FINANCIAL ADVISERS: The Company intends to expand its distribution network by recruiting high quality candidates to be financial advisers. The Company's current objective is to increase the number of financial advisers by 10% per year. From December 31, 1996 to December 31, 1997, the number of financial advisers has increased from 2,010 to 2,160.

  In 1994, the Company also began implementing a "bridge income" program, which provides newly recruited financial advisers with a source of earnings until they can develop the skills and client base necessary to earn a stable income from commissions. Financial advisers recruited in 1997 who participated in the bridge income program produced, on average, at two and a half times the rate of non-participants.

 . CONTINUE TO INCREASE PERCENTAGE OF FULL-TIME FINANCIAL ADVISERS: Since 1993, the Company has emphasized increasing the proportion of its sales force that sells financial services products on a full-time basis. At December 31, 1997, the percentage of financial advisers whose annual production is the equivalent of investment product sales in excess of $900,000 per year, which the Company considers full-time ("Full-Time Advisers"), was 31% of the Company's total sales force, up from 18% at December 31, 1992. Over the same period, the annual investment product sales per Full-Time Adviser increased approximately 25% to a current annual rate of about $1.7 million.

 . EXPAND GEOGRAPHIC SCOPE: The Company intends to pursue geographic expansion of its sales force. In larger communities it intends to establish new division offices with the facilities to accommodate up to 20 financial advisers, and in smaller communities or suburban areas it will open offices with facilities to accommodate a smaller group of advisers. While historically the Company has opened new offices in areas that were contiguous with existing offices, it now intends to select new locations based on expected growth opportunities. Consistent with its focus on retirement savings and planning, the Company expects to open new offices in Florida and Arizona, as well as smaller offices in other areas of the country, in 1998.

 . ENHANCE MARKETING AND FINANCIAL PLANNING TOOLS: The Company expects to implement an improved financial planning package, which will allow its financial advisers to customize solutions to a client's savings, retirement income, estate planning, life insurance, and other personal financial planning needs. The Company has traditionally provided financial planning advice to its clients free of charge. The Company now intends to begin charging a fee, typically $250, for such services. The Company believes that its program of selling its improved financial plans for a fee will stimulate sales and result in a significantly higher average sale per plan. The Company expects to introduce the revised financial plan by the end of the first quarter of 1998.

 . INVEST IN PORTFOLIO MANAGERS AND INVESTMENT ANALYSTS: The Company's objective is for its Fund families to achieve top quartile performance. The Company is also focused on building its industry and geographic expertise. To achieve this goal, the Company has begun to implement a plan to add several portfolio managers and investment analysts. The Company is implementing a new incentive compensation structure that relies on stock options and increases in cash compensation to bring total compensation for portfolio managers and investment analysts to a more market-competitive level.

 . INVEST IN SYSTEMS AND TECHNOLOGY: In order to support its anticipated growth, the Company is engaged in projects to enhance its information systems. The Company will install a management system in all division offices that it believes will better enable division managers to monitor the activities of the individual financial advisers including the number of sales calls completed, the number of client contacts, and overall sales results. The Company has recently completed agreements to outsource the data processing components of its transfer agency activities to a third party provider by the fourth quarter of 1998. The Company has developed and is testing an intranet to be used by its financial advisers to obtain updated training materials, product information, and electronic interactive product illustrations. In addition, the Company expects that clients will have access to the intranet to obtain data related to their personal accounts once information security concerns are addressed.

 .  PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES TO EXPAND PRODUCT OFFERING AND
   DISTRIBUTION: The Company intends to selectively pursue acquisitions and alliances that will add new products or alternative distribution systems. The Company believes that it will be better positioned to pursue acquisitions as one of relatively few independent, public investment advisory and asset management companies. The Company has traditionally distributed its investment products only through its virtually exclusive financial adviser sales force. In the future, the Company may acquire another fund complex the products of which will likely not be marketed to the Company's existing customer base.

                                  THE OFFERING

Class A Common Stock
Offered
 United States Offering......       17,360,000 shares

 International Offering......        4,340,000 shares

 Total.......................       21,700,000 shares

Common Stock to be
 outstanding after the
 Offering

 Class A Common Stock........       29,675,000 shares(1)

 Class B Common Stock........       34,325,000 shares

 Total.......................       64,000,000 shares(1)

Use of proceeds...............
                                    Net proceeds (other than from any exercise of the over-allotment option) to prepay amounts outstanding under the Notes (as defined below) payable to Torchmark, which prior to the Offering will be prepaid to the extent necessary so that the remaining aggregate principal amount thereof equals the greater of $428 million or the net proceeds of the Offering (including net proceeds from exercise of the over-allotment option in excess of $35.0 million). Net proceeds from any exercise of the over-allotment option to be retained by the Company for general corporate purposes to the extent of $35.0 million, and the excess over $35.0 million, if any, will be paid to Torchmark. See "Use of Proceeds."

Dividend Policy...............      The Company currently intends to pay
                                    quarterly dividends of approximately $.1325 per share to holders of Class A Common
                                    Stock and Class B Common Stock.

Voting Rights

 Class A Common Stock........       1 vote per share

 Class B Common Stock........       5 votes per share

NYSE Symbol...................      "WDR"
--------
(1) Does not include options to purchase 2,372,300 shares of Class A Common Stock to be issued pursuant to compensation and benefit plans of the Company or 200,000 shares of Class A Common Stock to be restricted stock under the Company's compensation and benefit plans. See "Management-- Compensation, Benefits, and Retirement Plans." Also, does not include (i) options issuable in connection with conversion of options issued under Torchmark compensation and benefit plans and (ii) the conversion of 48,000 shares of restricted stock of Torchmark Corporation issued under Torchmark stock plans to Class A Common Stock at the time of consummation of the Offering. See "Management--Conversion of Torchmark Equity Compensation to Class A Common Stock of the Company."

                                   BACKGROUND

  From 1981 until the Offering, the Company has been a subsidiary of Torchmark, and was known as United Investors Management Company until it effected a name change in December 1997 to Waddell & Reed Financial, Inc. The Company is a holding company that conducts its business through its subsidiaries. One subsidiary, Waddell & Reed, Inc. ("W&R"), is a registered broker-dealer and registered investment adviser that acts primarily as the nationwide distributor and underwriter for the shares of mutual funds and distributor of insurance products issued primarily by United Investors Life Insurance Company ("UILIC"), a subsidiary of Torchmark. Another subsidiary, Waddell & Reed Investment Management Company ("WRIMCO"), is a registered investment adviser that provides investment management and advisory services to the Funds and to institutions and other private clients through a subcontract with another subsidiary of Torchmark. Finally, Waddell & Reed Services Company ("WRSCO") provides transfer agency and accounting services to the Funds and their shareholders.

  The Company's outstanding capital stock currently consists solely of common stock, all of which is held by Torchmark. Prior to the consummation of the Offering, the Company will file an amended and restated certificate of incorporation (the "Certificate of Incorporation") that will convert all currently outstanding common stock into 7,975,000 shares of Class A Common Stock and 34,325,000 shares of Class B Common Stock, all of which will be held by Torchmark (the "Recapitalization").

  After the consummation of the Offering, the Company will continue to be controlled by Torchmark, which will own more than 89% of the combined voting power of the Class A Common Stock and the Class B Common Stock of the Company. The holders of Class A Common Stock and Class B Common Stock have identical rights except that (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters to be voted on by stockholders and (ii) holders of Class A Common Stock are not eligible to vote on any alteration or change in the powers, preferences, or special rights of the Class B Common Stock that would not adversely affect the rights of Class A Common Stock and vice versa. For example, holders of Class A Common Stock would not be entitled to vote on proposals to decrease the voting power of the Class B Common Stock, to decrease the right of Class B Common Stock to receive dividends, or to diminish the rights of the Class B Common Stock in liquidation, and vice versa. See "Risk Factors--Relationship with Torchmark"; "Risk Factors--Conflicts of Interest Between the Company and Torchmark"; and "Certain Relationships and Related Transactions--Relationship with Torchmark."

  The Company, in keeping with Torchmark's strategy for its subsidiaries, paid virtually all of its earnings to Torchmark as dividends. Torchmark has advised the Company that, subject to certain conditions, it currently intends to divest its ownership interest in the Company by means of a special dividend to the stockholders of Torchmark Corporation of all of the Class A Common Stock and Class B Common Stock owned by Torchmark after the Offering (the "Spin-Off"). The purpose of the Spin-Off is to allow the Company to devote more of its earnings to support future growth, to allow the Company to set compensation and other policies on a separate basis from Torchmark, and to maximize the value of the Offering. The Offering will allow the Company to pay down the Notes and thereby allow Torchmark to realize cash proceeds from its investment in the Company. In the event that the Spin-Off is effected, holders of record of the common stock of Torchmark Corporation as of the record date will be entitled to receive a dividend of Common Stock without payment of further consideration. The Company expects, however, that the market value of Torchmark Corporation common stock will diminish after the Spin-Off dividend is effected to reflect the value of the shares of Common Stock distributed in the Spin-Off. See "Risk Factors--Uncertainty of Planned Spin-Off of the Company" and "Certain Relationships and Related Transactions--Relationship With Torchmark--Spin-Off."


  As of the date of the Offering, the Company is indebted to Torchmark as a result of previous intercompany funding arrangements and from certain promissory notes issued to Torchmark as dividends (as defined below, the "Notes"). Prior to the Offering, the Company will prepay outstanding amounts remaining under the Notes to the extent necessary so that the remaining aggregate principal amount of the Notes equals the greater of $428 million or the net proceeds of the Offering (including net proceeds from the exercise of the over-allotment option in excess of $35.0 million). The net proceeds of the Offering (including net proceeds from the exercise of the over-allotment option in excess of $35.0 million) will be used to prepay the Notes. See "Use of Proceeds" and "Certain Relationships and Related Transactions--Relationship with Torchmark--Intercompany Debt." If the net proceeds of the Offering (assuming no exercise of the Underwriters' over-allotment option) are less than $428 million, an amount equal to $428 million minus such net proceeds will remain an obligation of the Company.

  The Company formerly held all of the issued and outstanding capital stock of UILIC. The Company has declared and paid a dividend of all the capital stock of UILIC to Torchmark (the "UILIC Dividend"). See "Certain Relationships and Related Transactions--UILIC."

  In connection with the Offering, the Company is either entering into or amending several agreements with Torchmark and its affiliates (the "Affiliate Agreements"), which will provide the basis for future relationships between the Company and Torchmark. See "Risk Factors--Relationship with Torchmark"; "Risk Factors-- Conflicts of Interest Between the Company and Torchmark"; and "Certain Relationships and Related Transactions--Relationship with Torchmark."

  In order to address certain potential conflicts of interest that could affect the Company and its officers and directors, the Certificate of Incorporation of the Company contains provisions concerning the conduct of certain affairs of the Company as it may involve Torchmark and its affiliates and the Company and its affiliates. Persons acquiring the Common Stock will be deemed to have consented to these provisions. These provisions allocate corporate opportunities between the Company and Torchmark and specify the terms on which transactions between the Company and Torchmark will not be voidable notwithstanding the existence of common directors. For a detailed description of these provisions, see "Description of Capital Stock--Corporate Opportunity and Conflict of Interest Policies."

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

  The following tables set forth summary historical financial and operating data for the five years ended December 31, 1997 as well as summary historical balance sheet data of the Company, as of December 31, 1997 and as adjusted to reflect the Offering and the application of the net proceeds therefrom and to reflect further repayment of certain affiliated indebtedness. See "Certain Relationships and Related Transactions." The information set forth should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements and the related notes included elsewhere in this Prospectus.

                                 FOR THE YEAR ENDED DECEMBER 31,
                           --------------------------------------------
                             1993     1994     1995     1996     1997
                           -------- -------- -------- -------- --------
                                          (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
 Investment management
  fees...................  $ 64,208 $ 70,711 $ 85,289 $101,466 $117,784
 Underwriting and
  distribution fees......    78,037   72,150   70,393   85,837   89,427
 Shareholder service
  fees...................    21,280   22,297   23,527   28,378   30,763
 Investment and other
  income.................    14,681    3,878    4,295    5,295    3,798
                           -------- -------- -------- -------- --------
  Total revenue..........   178,206  169,036  183,504  220,976  241,772
 Goodwill
  amortization(1)........     1,332    2,903    2,903    2,903    2,903
 Other expenses..........   101,494   89,282   95,894  112,766  123,746
                           -------- -------- -------- -------- --------
  Total expenses.........   102,826   92,185   98,797  115,669  126,649
                           -------- -------- -------- -------- --------
  Income before interest
   and income taxes......    75,380   76,851   84,707  105,307  115,123
 Interest income, net....       --     1,915    3,886    3,886       24
                           -------- -------- -------- -------- --------
  Income before income
   taxes.................    75,380   78,766   88,593  109,193  115,147
 Income taxes............    28,873   31,140   35,092   42,493   44,855
                           -------- -------- -------- -------- --------
  Income before effect of
   change in accounting
   principle.............    46,507   47,626   53,501   66,700   70,292
 Cumulative effect of
  change in accounting
  principle..............     4,125      --       --       --       --
                           -------- -------- -------- -------- --------
  Net income.............  $ 50,632 $ 47,626 $ 53,501 $ 66,700 $ 70,292
                           ======== ======== ======== ======== ========
 Pro forma net income per
  share:
 Basic and diluted(2)....                                      $   1.10
                                                               ========

                                                      AS OF DECEMBER 31, 1997
                                                      --------------------------
                                                                        AS
                                                        ACTUAL       ADJUSTED
                                                      ------------  ------------
                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Current assets......................................     $130,132      116,534
 Goodwill............................................       98,831       98,831
 Total assets........................................      446,964      265,916
 Total liabilities...................................      676,855       67,807
 Total stockholder's equity..........................     (229,891)     198,109

                                AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                               ------------------------------------------------
                                 1993      1994      1995      1996      1997
                               --------  --------  --------  --------  --------
OTHER OPERATING DATA:
 Financial Advisers:
 Full time(3)................       546       487       505       634       660
 Part time...................     2,141     1,770     1,830     1,376     1,500
                               --------  --------  --------  --------  --------
  Totals.....................     2,687     2,257     2,335     2,010     2,160
 Number of investors(4):
 Mutual funds................   499,400   517,600   537,100   522,600   563,800
 Variable products...........    16,400    22,700    27,800    33,400    38,200
 Average value per
  investor(5):
 Mutual funds................  $ 22,500  $ 21,600  $ 26,100  $ 28,500   $33,200
 Variable products...........  $ 33,700  $ 31,900  $ 39,600  $ 42,900   $49,600
 Redemption rates of mutual
  funds:
 Mutual funds................      7.55%     7.52%     7.64%     7.64%     7.61%
 Industry average(6).........     18.37%    21.27%    17.35%    16.95%    17.86%
 Dividend reinvestment rate:
 Mutual funds................      84.9%     86.0%     86.8%     87.5%     87.7%
 Industry average(6).........      53.9%     65.8%     71.7%     72.6%     73.2%
 Assets under management
  (millions):
 Mutual fund:
  Equity funds...............  $  7,563  $  8,174  $ 10,931  $ 12,990   $16,093
  Fixed income funds.........     3,870     3,349     3,719     3,681     3,921
  Money market funds.........       348       369       442       537       572
                               --------  --------  --------  --------  --------
  Total mutual funds.........  $ 11,781  $ 11,892  $ 15,092  $ 17,208   $20,586
 Institutional(7)............  $  2,659  $  2,606  $  3,397  $  1,862  $  2,831

--------
(1) Amortization relates to Torchmark's acquisition of the Company in 1981 and 1993. Current annual amortization is $2.9 million.

(2) Pro forma basic and diluted net income per share has been computed by dividing net income, as adjusted to eliminate the after tax interest cost on the Notes, by 64,000,000 shares (the average number of shares outstanding plus the number of shares the proceeds of which would be used to pay the Notes).
(3) Financial advisers whose annual or annualized production is the equivalent of investment product sales in excess of $900 thousand.
(4) Mutual funds reflect the number of investors in the United Funds and W&R Funds. Variable products reflect the number of variable annuity and variable life policies.
(5) Mutual funds average value reflects the value for the United Funds and W&R Funds. The variable product average is based on the value of TMK/United Fund assets divided by the number of variable annuity and life policies.
(6) Source: Investment Company Institute. The industry dividend reinvestment rate average for 1997 is for the twelve months ended September 30, 1997.
(7) Institutional assets include assets of Torchmark affiliates of $0, $77.3 million, $373.8 million, $390.9 million, and $1,265.0 million at December 31, 1993, 1994, 1995, 1996, and 1997, respectively.

                                 RISK FACTORS

  Prospective investors should carefully consider the following risk factors and cautionary statements before making an investment in the Class A Common Stock offered by this Prospectus, as well as the other information set forth in this Prospectus.

TORCHMARK'S ABILITY TO CONTROL THE COMPANY

  Torchmark currently owns all of the outstanding capital stock of the Company. See "Certain Relationships and Related Transactions." Upon completion of the Offering, Torchmark will beneficially own approximately 66.1% of the Company's outstanding Common Stock, representing approximately 89.3% of the combined voting power of all classes of voting stock of the Company. In addition, Torchmark and the Company will have a majority of their directors in common upon completion of the Offering and the Spin-Off. As long as Torchmark beneficially owns a majority of the combined voting power of the Common Stock, it will have the ability to elect all of the members of the Board of Directors and thereby to control the management and affairs of the Company, including any determinations with respect to acquisitions, dispositions, borrowings, issuances of Common Stock or other securities of the Company, and the declaration and payment of any dividends on the Common Stock. In addition, Torchmark will be able to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval and will be able to cause or prevent a change in control of the Company. As a result of Torchmark's control of the Company, none of the Affiliate Agreements resulted from "arm's-length" negotiations, although the parties endeavored to implement market based agreements. There can be no assurance that the Company would not have received more favorable terms from an unaffiliated party. For a description of the Affiliate Agreements, see "Certain Relationships and Related Transactions-- Relationship with Torchmark."

CONTROL OF COMPANY BY TORCHMARK COULD RESULT IN LESS FAVORABLE RESOLUTION OF CONFLICTS

  Conflicts of interest may arise between the Company and Torchmark in a number of areas relating to their past and ongoing relationships, including the nature, quality, and pricing of services rendered by the Company to Torchmark or by Torchmark to the Company, potential competitive business activities, shared marketing functions, tax and employee benefit matters, indemnity agreements, sales or distributions by Torchmark of all or any portion of its ownership interest in the Company, or Torchmark's ability to control the management and affairs of the Company. There can be no assurance that Torchmark and the Company will be able to resolve any potential conflict or that, if resolved, the Company would not receive more favorable resolution if it were dealing with an unaffiliated party. See "Description of Capital Stock--Certificate of Incorporation and Bylaw Provisions--Corporate Opportunity and Conflict of Interest Policies."

TORCHMARK'S ABILITY TO DISPOSE OF COMMON STOCK; NO ASSURANCE OF A PREMIUM TO HOLDERS OF CLASS A COMMON STOCK

  If the Spin-Off does not occur, Torchmark could decide to sell or otherwise dispose of all or a portion of its Common Stock at some future date. See "-- Availability of Common Stock for Sale or Distribution." There can be no assurance that any holders of Class A Common Stock will be allowed to participate in any transfer by Torchmark of a controlling interest in the Company or will realize any premium with respect to their shares of Class A Common Stock.

POTENTIAL ADVERSE EFFECT ON CLASS A COMMON STOCK SHARE VALUE FROM DISPARATE VOTING RIGHTS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  The holders of Class A Common Stock and Class B Common Stock have identical rights except that (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters to be voted on by stockholders and (ii) holders of Class A Common Stock are not eligible to vote on any alteration of the powers, preferences, or special rights of the Class B Common Stock that would not adversely affect the Class A Common Stock and vice versa. For example, holders of Class A Common Stock would not be entitled to vote on proposals to decrease the voting power of the Class B Common Stock, to decrease the right of Class B Common Stock to receive dividends, or to diminish the rights of the Class B Common Stock in liquidation, and vice versa. The differential in the voting rights could, however, adversely affect the value of the Class A Common Stock to the extent that investors or any potential future purchaser of the Company views the superior voting rights of the Class B Common Stock to have value. The existence of two separate classes of Common Stock could result in less liquidity for either class of Common Stock than if there were only one class of Common Stock.

UNCERTAINTY OF PLANNED SPIN-OFF OF THE COMPANY

  Torchmark has advised the Company that, subject to certain conditions, Torchmark intends to divest its ownership interest in the Company in the Spin-Off by means of a special dividend to Torchmark Corporation shareholders of all of the Class A Common Stock and Class B Common Stock owned by Torchmark. Torchmark has advised the Company that it presently anticipates that the Spin-Off will occur in the fourth quarter of 1998. Among other things, the Spin-Off is conditioned on the receipt of a ruling by the Internal Revenue Service to the effect that the Spin-Off will qualify as a tax-free distribution under (S) 355 of the Internal Revenue Code of 1986, as amended (the "Code"). In connection therewith, it is a condition to the Offering that Liberty (as defined below), a wholly owned subsidiary of Torchmark (which, before the Offering owns more than 80% of the outstanding Common Stock and, after the Offering and the Recapitalization will own more than 80% of the voting power of the Common Stock) must control (within the meaning of (S)(S)355 and 368(c) of the Code) the Company. No assurance can be given that such conditions will be satisfied or waived, nor can any assurance be given that, in any event, the Spin-Off will occur or that Torchmark will not sell or retain its Common Stock. See "Certain Relationships and Related Transactions--Relationship with Torchmark--Public Offering and Separation Agreement."

POTENTIAL EXPENSE, DELAY, AND UNCERTAINTY TO SPIN-OFF ARISING FROM REGULATORY ENVIRONMENT

  The Company has been advised by counsel that the Spin-Off as presently contemplated should not result in an assignment of the Company's investment advisory agreements under the Investment Company Act of 1940, as amended (the "Investment Company Act") or the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act") and, therefore, that the Company should not be required under the Investment Company Act or the Investment Advisers Act to obtain the consent of mutual fund shareholders to new investment advisory agreements. Were the Company required to seek shareholder approval of new investment advisory agreements as a result of a change in circumstances or otherwise, seeking such approval would result in expenses to the Company, could result in a delay of the Spin-Off, and would expose the Company to the prospect of not obtaining the requisite approval.

POTENTIAL ADVERSE EFFECTS ON THE COMPANY'S BUSINESS AND PROSPECTS FROM A DECLINE IN SECURITIES MARKETS

  The Company's results of operations are affected by certain economic factors, including the level of the securities markets. Favorable performance by the United States securities markets over the last five years has attracted a substantial increase in the investments in these markets and has benefited the Funds and the Company. A decline in the securities markets, failure of the securities markets to sustain their recent levels of growth, or short-term volatility in the securities markets could result in investors withdrawing from the markets or decreasing their rate of investment, either of which could adversely affect the Company. Because the revenues of the Company are, to a large extent, based on the value of assets under management, a decline in the value of these assets would adversely affect revenues of the Company. The Company's growth is dependent to a significant degree upon the ability of the Funds to attract and retain mutual fund assets, and, in an adverse economic environment, this may prove difficult. The Company's growth rate has varied from year to year, and there can be no assurance that the average growth rates sustained in the recent past will continue.

POTENTIAL ADVERSE EFFECTS ON THE COMPANY'S BUSINESS AND PROSPECTS IF THE FUNDS' PERFORMANCE DECLINES

  Success in the investment management and mutual fund businesses is dependent on the Funds' investment performance. Good performance stimulates sales of the Funds' shares and tends to keep redemptions low. Sales of Funds' shares generate higher management fees and distribution revenues (which are based on assets of the Funds). Good performance also attracts private institutional accounts to the Company. Conversely, relatively poor performance tends to result in decreased sales, increased redemptions of the Funds' shares, and the loss of private institutional accounts, with corresponding decreases in revenues to the Company. Failure of the Funds to perform well could, therefore, have a material adverse effect on the Company.

ADVERSE EFFECT OF TERMINATION OR FAILURE TO RENEW AGREEMENTS

  A substantial majority of the Company's revenues are derived from investment management agreements with the Funds that, as required by law, are terminable on 60 days' notice. In addition, each such investment management agreement must be approved and renewed annually by the disinterested members of each Fund's board or its shareholders, as required by law. See "Business-- Investment Management Agreements." Any failure to renew or termination of a significant number of these agreements would have a material adverse effect on the Company.

  The Company estimates that it will receive revenues for investment services provided to Torchmark equal to approximately 2.5% of the Company's total revenues in 1998. After the Offering, the Company will perform these services pursuant to an Investment Services Agreement which agreement is terminable by either party on 30 days notice. Additionally, the Company has the right to distribute variable annuities, life insurance products, and Medicare supplement and long term care insurance underwritten by a Torchmark subsidiary. These activities resulted in revenues constituting approximately 12.7% of the Company's total revenues for the year ended December 31, 1997. The agreements through which the Company has the right to distribute such products terminate on December 31, 1998. See "Certain Relationships and Related Transactions--Relationship with Torchmark--Services to WRAMCO" and "Certain Relationships and Related Transactions--Relationship with Torchmark-- Agent Agreements." There can be no assurance that these agreements will not be terminated, or if not terminated, that they will be renewed.

DIFFICULTY OF EXECUTING STRATEGY IF KEY PERSONNEL AND SALES FORCE CANNOT BE RECRUITED AND RETAINED

  The future success of the Company depends to a substantial degree on its ability to attract and retain qualified personnel to conduct its fund management and investment advisory business. The market for qualified fund managers, investment analysts, and financial advisers is extremely competitive and has grown more so in recent periods as the mutual fund management industry has experienced growth. The Company anticipates that it will be necessary for it to add fund managers and investment analysts, and it has adopted a strategy of which the Offering and Spin-Off are a significant part intended to attract and retain fund managers and investment analysts. See "Business--Business Strategy." There can be no assurance, however, that the Company will be successful in its efforts to recruit and retain the required personnel.

  The Company is currently dependent on its sales force to sell its mutual fund and other investment products. The Company's future growth prospects will be directly affected by the quality and quantity of financial advisers it is able to successfully recruit and retain.

COMPETITORS WITH GREATER RESOURCES

  The mutual fund distribution and service and investment management industries are intensely competitive and are undergoing substantial consolidations. Many organizations in these industries are attempting to market to and service the same clients as the Company, not only with mutual fund investments and services but with a wide range of other financial products and services. Many of the Company's competitors have more products and product lines, services, and may also have substantially greater assets under management and financial resources. Many larger mutual fund complexes have developed relationships with brokerage houses with large distribution networks, which may enable these fund complexes to reach broader client bases. See "Business--Competition."

POTENTIAL EFFECT ON PREVAILING MARKET PRICE OF CLASS A COMMON STOCK RESULTING FROM THE AVAILABILITY OF COMMON STOCK FOR SALE OR DISTRIBUTION

  Subject to applicable law, Torchmark will be free to sell any and all of the shares of Common Stock it owns after completion of the Offering. In addition, the Affiliate Agreements provide that Torchmark will have the right in certain circumstances to require the Company to use its best efforts to register for resale its shares of

Common Stock. See "Certain Relationships and Related Transactions-- Relationship with Torchmark--Public Offering and Separation Agreement." Each of Torchmark and the Company has, however, entered into a lock up agreement (the "Lock Up Agreement") providing that, subject to certain exceptions, they will not sell or otherwise dispose of any shares of Common Stock (other than the shares offered by this Prospectus or pursuant to employee stock benefit plans that exist on, or are described in this Prospectus to be implemented after, the date of this Prospectus) for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the Underwriters. Torchmark will be permitted to sell in the public market limited amounts of such Common Stock without registration pursuant to Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"), immediately after the shares of Common Stock owned by Torchmark are no longer subject to the Lock Up Agreement. Torchmark has also announced its intent, subject to certain conditions, to effect the Spin-Off. Torchmark will own approximately 66.1% of the outstanding Common Stock after the Offering. The Spin-Off as currently proposed could be effected without registration under the Securities Act and without regard to the limitations of Rule 144. It is also probable that holders of Class A Common Stock will experience dilution as a result of the conversion of Torchmark stock options and restricted stock to Class A Common Stock and related rights. See "Management--Conversion of Torchmark Equity Compensation to Class A Common Stock of the Company." No prediction can be made as to the effect, if any, that future sales or distributions of Class A Common Stock or Class B Common Stock by Torchmark, or the availability of Class A Common Stock and Class B Common Stock for future sale or distribution, will have on the market price of the Class A Common Stock prevailing from time to time. Sales or distributions of substantial amounts of Class A Common Stock or Class B Common Stock, or the perception that such sales or distributions could occur, could adversely affect prevailing market prices for the Class A Common Stock. See "Shares Eligible for Future Sale."

DIFFICULTY OF EXECUTING ACQUISITION STRATEGY

  The Company has no history of finding, acquiring, or integrating other companies. There can be no assurance that the Company will find suitable acquisition candidates at acceptable prices, have sufficient capital resources to realize its acquisition strategy, be successful in entering into definitive agreements for desired acquisitions, or successfully integrate acquired companies into the Company, or that any such acquisitions, if consummated, will prove to be advantageous to the Company.

POTENTIAL MISUSE OF FUNDS AND INFORMATION IN POSSESSION OF ADVISERS

  The Company's financial advisers handle a significant amount of funds and financial and personal information for investors in the Funds and purchasers of other investment and insurance products. Although the Company has implemented a system of controls to minimize the risk of fraudulent taking or misuse of such funds and information, there can be no assurance that such controls will be adequate or that such taking or misuse can be prevented. The Company could have liability in the event of such taking or misuse and could also be subject to regulatory sanctions. Although the Company believes that it is adequately insured against such risks, there can be no assurance that such insurance will be maintained or that it will be adequate to meet any future liability.

NO ASSURANCE OF DIVIDENDS; HOLDING COMPANY STRUCTURE MAY LIMIT AVAILABLE CASH FOR DISTRIBUTION

  The Company's Board of Directors currently intends to declare quarterly dividends on both the Class A Common Stock and the Class B Common Stock. See "Dividend Policy." The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors. Any determination as to the payment of dividends, as well as the level of such dividends, will depend on, among other things, general economic and business conditions, the strategic plans of the Company, the Company's financial results and condition, contractual, legal, and regulatory restrictions on the payment of dividends by the Company or its subsidiaries, and such other factors as the Board of Directors of the Company may consider to be relevant. The Company is a holding company, and, as such, its ability to pay dividends is subject to the ability of the subsidiaries of the Company to provide cash to the Company. There can be no assurance that the initial quarterly dividend level will be maintained or that any dividends will be paid by the Company in any future period.

NO ASSURANCE THAT NEW INFORMATION SYSTEMS WILL BE IMPLEMENTED SUCCESSFULLY

  A number of the Company's key information technology systems were developed solely to handle the Company's particular information technology infrastructure. The Company is in the process of implementing new information technology and systems (internally and through outsourcing the data processing portion of its shareholder service functions) that it believes could facilitate the acquisition and integration of other mutual fund companies. See " --Difficulty of Executing Acquisition Strategy." There can be no assurance that the Company will be successful in implementing the new information technology and systems or that their implementation will be completed in a timely manner or within the Company's budget.

VOLATILITY OF STOCK PRICE

  The market price for the Class A Common Stock may be highly volatile. The Company believes that factors such as announcements by the Company, or by its competitors, of quarterly variances in financial results could cause the market price of the Class A Common Stock to fluctuate substantially. In addition, the stock market may experience extreme price and volume fluctuations, which often are unrelated to the operating performance of specific companies. Market fluctuations or perceptions regarding the Company's industry, as well as general economic or political conditions, may adversely affect the market price of the Class A Common Stock.

OFFERING PRICE DETERMINED IN THE ABSCENCE OF A PUBLIC MARKET; MAY NOT INDICATE POST-OFFERING PRICE

  Prior to the Offering, there has been no public market for the Class A Common Stock and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Class A Common Stock will be determined through negotiation among the Company, Torchmark, and the Underwriters and may not be indicative of the market price for the Class A Common Stock after the Offering. See "Underwriters."

POTENTIAL COSTS AND ADVERSE EFFECTS ON THE COMPANY'S BUSINESS RESULTING FROM YEAR 2000 RISKS

  As the year 2000 approaches, an issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. The Company is in the process of modifying its systems and working with its software vendors to prepare the Company for the year 2000. In addition, the Company and the Funds have relationships with third parties that have computer systems that may not be year 2000 compliant. The Company estimates that its compliance activities will be completed no later than the first quarter of 1999. The remaining costs of this effort are estimated to be $1.7 million. To the extent the Company's or such third parties' systems are not fully year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on the Company's business, financial condition, results of operations, or business prospects.

CHANGES IN REGULATION COULD ADVERSELY AFFECT THE COMPANY

  The Company's investment management business is subject to extensive regulation in the United States, primarily at the Federal level, including regulation by the Securities and Exchange Commission (the "Commission"). Changes in laws or regulations or in governmental policies could materially and adversely affect the business and operations of the Company. See "Business--Regulation."

CHARTER AND BYLAW PROVISIONS COULD DETER TAKEOVER ATTEMPTS

  Under the Company's Certificate of Incorporation, the Board of Directors has the authority, without action by the Company's stockholders, to fix certain terms and issue shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Actions of the Board of Directors pursuant to this authority may have the effect of delaying, deterring, or preventing a change in control of the Company. Other provisions in the Certificate of Incorporation and in the Bylaws of the Company (the "Bylaws") impose procedural and other requirements that could make it more difficult to effect certain corporate actions, including replacing incumbent directors. In addition, the Board of Directors of the Company is divided into three classes, each of which is to serve for a staggered three-year term after the initial classification and election, and, after Torchmark ceases to be the beneficial owner of an aggregate of at least a majority of the voting power of the Company, incumbent directors may not be removed without cause, all of which may make it more difficult for a third party to gain control of the Board of Directors. With certain exceptions, (S) 203 of the Delaware General Corporation Law (the "DGCL") imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the voting stock of the Company. Section 203 does not apply to Torchmark's interest in the Company. See "Description of Capital Stock--Certificate of Incorporation and Bylaw Provisions" and "Description of Capital Stock-- Business Combination Statute."

POTENTIAL ISSUANCE OF PREFERRED STOCK COULD DETER TAKEOVER ATTEMPTS

  Although the Board of Directors has no current intention of doing so, it could issue a series of preferred stock that could have powers, rights, or preferences superior to that of the Class A Common Stock or that could impede the completion of a merger, tender offer, or other takeover attempt. Such issuance of preferred stock could be effected without a vote of the holders of the Class A Common Stock even though some or a majority of the Company's stockholders might believe that such merger, tender offer or takeover is in their best interests and even if such transactions could result in stockholders receiving a premium for their stock over the then current market price of such stock. See "Description of Capital Stock--Preferred Stock."

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

  Certain statements under "Prospectus Summary"; "Risk Factors"; "Management's Discussion and Analysis of Financial Condition and Results of Operations"; "Business"; and elsewhere in this Prospectus constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance, or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this Prospectus. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity, or achievements, and neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the shares of Class A Common Stock in the Offering at an assumed public offering price of $21.00 per share, after deducting underwriting commissions and discounts and the estimated expenses of the Offering, are expected to be approximately $428 million. The Company intends to use the net proceeds from the Offering to repay the Notes.

  The Notes comprise promissory notes payable to Torchmark, described below as the Torchmark Note, the Second Liberty Note, and the First Liberty Note. The Company is indebted to Torchmark Corporation and to Liberty National Life Insurance Company, a wholly owned subsidiary of Torchmark Corporation ("Liberty"), under the terms of two promissory notes dated November 22, 1997, in the original aggregate principal amounts of approximately $90 million payable to Torchmark Corporation (the "Torchmark Note") and of approximately $390 million payable to Liberty (the "Second Liberty Note"). The Torchmark Note and the Second Liberty Note each mature on November 25, 2002 and bear interest at an annual rate of 8%. The Torchmark Note and the Second Liberty Note were distributed by the Company as a dividend. In addition, the Company is indebted to Liberty under the terms of a promissory note dated December 31, 1996, in the original aggregate principal amount of approximately $124 million, that matures on May 1, 2000 and bears interest at an annual rate of 6% (the "First Liberty Note"). The First Liberty Note was issued in connection with an intercompany funding arrangement.

  Prior to the Offering, the Company will prepay outstanding amounts remaining under the Notes to the extent necessary so that the remaining aggregate principal amount of the Notes equals the greater of $428 million or the net proceeds of the Offering (including net proceeds to be realized from any exercise of the over-allotment option in excess of $35.0 million). See "Certain Relationships and Related Transactions--Relationship with Torchmark-- Intercompany Debt."

  The net proceeds of the Offering (other than the net proceeds from any exercise of the over-allotment option) will be applied to prepay the outstanding amounts due under the Notes. If the net proceeds of the Offering (assuming no exercise of the Underwriters' over-allotment option) are less than $428 million, an amount equal to the difference between $428 million and such net proceeds will remain an obligation of the Company. Net proceeds from the exercise of the over-allotment option will be retained by the Company for general corporate purposes to the extent of $35.0 million, and the excess over $35.0 million, if any, will be used to prepay the Notes to Torchmark.

                                DIVIDEND POLICY

  The Company's Board of Directors currently intends to declare quarterly cash dividends on both the Class A Common Stock and the Class B Common Stock. The Class A Common Stock and the Class B Common Stock will share equally in any cash dividend, subject to any preferential rights of any outstanding Preferred Stock. The Company expects that the first quarterly dividend payment will be approximately $.1325 per share (an annual rate of approximately $.53), with the initial dividend to be declared and paid in the second quarter of 1998. The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors. Any determination as to the payment of dividends, including the level of dividends, will depend on, among other things, general economic and business conditions, the strategic plans of the Company, the Company's financial results and condition, contractual, legal, and regulatory restrictions on the payment of dividends by the Company or its subsidiaries, and such other factors as the Board of Directors of the Company may consider to be relevant. The Company is a holding company, and as such, its ability to pay dividends is subject to the ability of the subsidiaries of the Company to provide cash to the Company. Because the Company was a wholly owned subsidiary of Torchmark prior to the Offering, its historic dividend payments should not be considered relevant to its future dividend policy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                   DILUTION

  As of December 31, 1997, the Company's net tangible book value was approximately $(328.7) million, or approximately $(7.77) per share of Common Stock (based on 42,300,000 Shares of Common Stock). Net tangible book value per share represents the total book value of the Company's tangible assets reduced by the amount of the Company's total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the Offering, the application of the net proceeds therefrom as described under "Use of Proceeds," and further repayment of the Notes as described in "Certain Relationships and Related Transactions--Relationship with Torchmark-- Intercompany Debt," the net tangible book value of the Common Stock as of December 31, 1997 would have been $1.55 per share. This represents an immediate increase in net tangible book value of $9.32 per share to the Company's existing stockholders and an immediate dilution in tangible book value of $19.45 per share to new investors purchasing shares of Class A Common Stock in the Offering at the initial public offering price. The following table illustrates the per share dilution in net tangible book value to new investors:

   Assumed initial public offering price per share..............         $21.00
     Net tangible book value per share at December 31, 1997..... $(7.77)
     Increase in net tangible book value per share attributable
      to the sale of Class A Common Stock in the Offering.......   9.32
                                                                 ------
   Net tangible book value per share after giving effect to the
    Offering and the repayment of the Notes.....................           1.55
                                                                         ------
   Dilution in net tangible book value to the purchasers of
    Class A Common Stock in the Offering........................         $19.45
                                                                         ======

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1997 (i) on a historical basis and (ii) as adjusted to reflect the Offering and the application of proceeds therefrom and the further repayment of the Notes. See "Certain Relationships and Related Transactions-- Relationship with Torchmark--Intercompany Debt" and Pro Forma Financial Statements. This table should be read in conjunction with the Consolidated Financial Statements and related notes and other financial and operating data appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                           DECEMBER 31, 1997
                                                         ----------------------
                                                          ACTUAL    AS ADJUSTED
                                                         ---------  -----------
                                                            (IN THOUSANDS)
Long-Term Debt:
  Notes................................................. $ 480,000        --
Stockholders' Equity:
  Common Stock, $.01 par value; 42,300,000 shares issued
   and outstanding......................................       423        --
  Class A Common Stock, $.01 par value, 150,000,000
   shares authorized; 29,675,000 shares issued and
   outstanding as adjusted(1)...........................       --         297
  Class B Common Stock, $.01 par value, 100,000,000
   shares authorized; 34,325,000 shares issued and
   outstanding, as adjusted.............................       --         343
  Additional paid-in capital............................       --     197,125
  Retained earnings.....................................       --         --
  Unrealized gain on available-for-sale securities......       344        344
  Dividends in excess of retained earnings and
   additional paid-in capital...........................  (230,658)       --
                                                         ---------   --------
    Total Stockholders' Equity..........................  (229,891)   198,109
                                                         ---------   --------
      Total capitalization.............................. $ 250,109   $198,109
                                                         =========   ========

--------
(1) Does not include options to purchase 2,372,300 shares of Class A Common Stock to be issued pursuant to compensation and benefit plans of the Company or 200,000 shares of Class A Common Stock to be restricted stock under the Company's compensation and benefit plans. See "Management-- Compensation, Benefits, and Retirement Plans." Also, does not include (i) options issuable in connection with conversion of existing options issued under Torchmark compensation and benefit plans and (ii) the conversion of 48,000 shares of restricted stock of Torchmark Corporation issued under Torchmark stock plans to Class A Common Stock at the time of consummation of the Offering. See "Management--Conversion of Torchmark Equity Compensation to Class A Common Stock of the Company."

                     SELECTED FINANCIAL AND OPERATING DATA

  The following tables set forth summary historical financial and operating data for the five years ended December 31, 1997, as well as summary historical balance sheet data of the Company as of the end of each of the last five years. The information set forth should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements and the related notes included elsewhere in this Prospectus.

                                   FOR THE YEAR ENDED DECEMBER 31,
                              -----------------------------------------
                               1993    1994    1995     1996     1997
                              ------- ------- ------- -------- --------
                                           (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
 Investment management
  fees......................  $64,208 $70,711 $85,289 $101,466 $117,784
 Underwriting and
  distribution fees.........   78,037  72,150  70,393   85,837   89,427
 Shareholder service fees...   21,280  22,297  23,527   28,378   30,763
 Investment and other
  income....................   14,681   3,878   4,295    5,295    3,798
                              ------- ------- ------- -------- --------
  Total revenue.............  178,206 169,036 183,504  220,976  241,772
 Goodwill amortization(1)...    1,332   2,903   2,903    2,903    2,903
 Other expenses.............  101,494  89,282  95,894  112,766  123,746
                              ------- ------- ------- -------- --------
  Total expenses............  102,826  92,185  98,797  115,669  126,649
                              ------- ------- ------- -------- --------
  Income before interest and
   income taxes.............   75,380  76,851  84,707  105,307  115,123
 Interest income, net.......      --    1,915   3,886    3,886       24
                              ------- ------- ------- -------- --------
  Income before income
   taxes....................   75,380  78,766  88,593  109,193  115,147
 Income taxes...............   28,873  31,140  35,092   42,493   44,855
                              ------- ------- ------- -------- --------
  Income before effect of
   change in accounting
   principle................   46,507  47,626  53,501   66,700   70,292
 Cumulative effect of change
  in accounting principle...    4,125     --      --       --       --
                              ------- ------- ------- -------- --------
  Net income................  $50,632 $47,626 $53,501 $ 66,700 $ 70,292
                              ======= ======= ======= ======== ========
 Pro forma net income per
  share basic and
  diluted(2)................                                   $   1.10
                                                               ========

                                           AS OF DECEMBER 31,
                              --------------------------------------------
                                1993     1994     1995     1996     1997
                              -------- -------- -------- -------- --------
                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Current assets(3)........... $162,933 $121,412 $ 98,608 $110,139 $130,132
 Goodwill....................  110,443  107,540  104,637  101,734   98,831
 Total assets(3).............  301,568  303,144  283,287  429,278  446,964
 Total liabilities(3)........   58,574   80,852   65,081  196,723  676,855
 Total stockholder's
  equity(4)..................  242,994  222,292  218,206  232,555 (229,891)

                               AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                              ------------------------------------------------
                                1993      1994      1995      1996      1997
                              --------  --------  --------  --------  --------
OTHER OPERATING DATA:
 Financial Advisers:
 Full time(5)................      546       487       505       634       660
 Part time...................    2,141     1,770     1,830     1,376     1,500
                              --------  --------  --------  --------  --------
  Totals.....................    2,687     2,257     2,335     2,010     2,160
 Number of investors(6):
 Mutual funds................  499,400   517,600   537,100   522,600   563,800
 Variable products...........   16,400    22,700    27,800    33,400    38,200
 Average value per
  investor(7):
 Mutual funds................ $ 22,500  $ 21,600  $ 26,100  $ 28,500   $33,200
 Variable products........... $ 33,700  $ 31,900  $ 39,600  $ 42,900   $49,600
 Redemption rates of mutual
  funds:
 Mutual funds................     7.55%     7.52%     7.64%     7.64%     7.61%
 Industry average(8).........    18.37%    21.27%    17.35%    16.95%    17.86%
 Dividend reinvestment rate:
 Mutual funds................     84.9%     86.0%     86.8%     87.5%     87.7%
 Industry average(8).........     53.9%     65.8%     71.7%     72.6%     73.2%
 Assets under management
  (millions):
 Mutual fund:
  Equity funds............... $  7,563  $  8,174  $ 10,931  $ 12,990   $16,093
  Fixed income funds.........    3,870     3,349     3,719     3,681     3,921
  Money market funds.........      348       369       442       537       572
                              --------  --------  --------  --------  --------
   Total mutual funds........ $ 11,781  $ 11,892  $ 15,092  $ 17,208   $20,586
 Institutional(9)............ $  2,659  $  2,606  $  3,397  $  1,862  $  2,831

--------
(1) Amortization relates to Torchmark's acquisition of the Company in 1981 and 1993. Current annual amortization is $2.9 million.

(2) Pro forma basic and diluted net income per share has been computed by dividing net income, as adjusted to eliminate the after tax interest cost on the Notes, by 64,000,000 shares (the average number of shares outstanding plus the number of shares the proceeds of which would be used to pay the Notes).
(3) The Company's current assets, total assets, and total liabilities can be significantly affected by amounts due both to and from affiliates. At December 31, 1993, 1994, 1995, 1996, and 1997, amounts due from affiliates amounted to $53.9 million, $96.3 million, $57.2 million, $184.5 million, and $192.7 million, respectively. Amounts due to affiliates at December 31, 1993, 1994, 1995, 1996, and 1997 amounted to $8.0 million, $41.7 million, $13.6 million, $126.6 million, and $611.6 million, respectively.
(4) Cash dividends paid to Torchmark for the years 1993, 1994, 1995, 1996, and 1997 were $153.3 million, $80.0 million, $0, $10.0 million, and $51.7 million, respectively.
(5) Financial advisers whose annual or annualized production is the equivalent of investment product sales in excess of $900 thousand.
(6) Mutual funds reflect the number of investors in the United Funds and W&R Funds. Variable products reflect the number of variable annuity and variable life policies.
(7) Mutual funds average value reflects the value for the United Funds and W&R Funds. The variable product average is based on the value of TMK/United Fund assets divided by the number of variable annuity and life policies.
(8) Source: Investment Company Institute. The industry dividend reinvestment rate average for 1997 is for the twelve months ended September 30, 1997.
(9) Institutional assets include assets of Torchmark affiliates of $0, $77.3 million, $373.8 million, $390.9 million, and $1,265.0 million at December 31, 1993, 1994, 1995, 1996, and 1997, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The revenues of the Company are largely dependent on the total value and composition of assets under management and, accordingly, fluctuations in financial markets and in the composition of assets under management have a substantial effect on revenues and results of operations. Investment management fees, the Company's most substantial source of revenue, are based on the amount of assets under management and are affected by sales levels, financial market conditions, redemptions, and the composition of assets. Equity-oriented portfolios generally have higher management fee rates than fixed-income portfolios. See "Business--Investment Management Agreements."

  Underwriting and distribution revenues consist of sales charges and commissions derived from the sale of investment and insurance products and distribution fees earned from the W&R Funds for distributing their shares. The products sold have various sales charge structures, and the revenues received from the sale of products will vary based on the type and amount sold. The United Group of Funds have a front end load sales charge (sales charges are paid on purchase of fund shares) or no load sales charge (no sales charges are related to purchase of fund shares) while the W&R Funds have a contingent deferred sales charge (sales charges are paid upon redemption of fund shares within specified periods). Rule 12b-1 distribution and service fees earned for distributing shares of the W&R Funds are based upon a percentage of assets and fluctuate based on sales, redemptions, and financial market conditions. See "Business--Underwriting and Distribution." The Company earns a sales commission on insurance products sold pursuant to the Agent Agreements. See "Certain Relationships and Related Transactions--Relationship with Torchmark-- Agent Agreements."

  Shareholder service fees include transfer agency fees, custodian fees for retirement plan accounts, and portfolio accounting fees. The transfer agency fees and custodian fees are primarily based on annual charges per account, and, therefore, are affected by the number of accounts opened and closed. Portfolio accounting fees are charged based on the amount of assets in the portfolio subject to a maximum per portfolio. These fees vary based on the number of portfolios and the value of the assets in each portfolio. See "Business--Service Agreements."

  Other expenses consist of underwriting and distribution expenses, compensation and related cost expenses, general and administrative expenses, and depreciation and amortization, excluding goodwill. Underwriting and distribution expenses include sales commissions and related amounts paid to financial advisers, various expenses associated with product promotion, expenses associated with education and training of financial advisers, and other marketing costs. Distribution expenses, principally selling commissions, related to the W&R Funds are deferred and amortized over a period not exceeding ten years. Compensation and related costs reflect the compensation and benefits for investment management, shareholder service, and administrative personnel. The amount of goodwill at December 31, 1997 was $98.8 million, and amortization of goodwill is $2.9 million annually.

OPERATING RESULTS FOR 1997 AS COMPARED TO 1996

  Investment management fees increased $16.3 million or 16% to $117.8 million for the year ended December 31, 1997 primarily as the result of strong financial markets. Average assets under management in 1997 were up $2.3 billion or 12% from 1996 to $21.3 billion. Assets under management were $23.4 billion at December 31, 1997 compared with $19.1 billion at December 31, 1996. Mutual fund assets increased $3.4 billion from $17.2 billion at December 31, 1996 to $20.6 billion at December 31, 1997. Institutional assets increased $.9 billion from $1.9 billion at December 31, 1996 to $2.8 billion at December 31, 1997. Market appreciation accounted for $3.3 billion of the increase with the remainder due to the nets inflow of assets. Growth in fee revenue exceeded the growth in average assets due to changes in the composition of assets. Mutual fund assets, which generally have a higher management fee rate than institutional accounts, constituted a greater percentage of total assets for 1997.

  Underwriting and distribution fee revenue was $89.4 million for 1997, up $3.6 million or 4% compared with that of 1996. Commission revenue from front-load investment products increased $1.4 million from $67.0 million in 1996 to $68.4 million in 1997 primarily as a result of higher sales volumes. Distribution revenue, which consists primarily of Rule 12b-1 distribution fees from the W&R Funds, increased from $4.7 million in 1996 to $6.5 million in 1997 due to growth in assets. Commissions from the sale of other products (primarily insurance) were $14.1 million in 1996 and $14.5 million in 1997.

  Shareholder servicing fees in 1997 were $30.8 million, a $2.4 million or 8% increase over that of 1996. Approximately 47% of this increase was attributable to a fee increase that was effective April 1, 1996 with the remainder due to the increase in number of shareholder accounts. At December 31, 1997, there were 1.38 million accounts, an increase of 5% from the 1.31 million accounts at December 31, 1996.

  Other expenses increased from $112.8 million for 1996 to $123.7 million for 1997, an increase of 10%. Underwriting and distribution costs of $80.0 million in 1997 were $1.1 million or 1% higher than that of 1996. The increase was primarily the result of increased sales. Compensation and related costs of $26.6 million were up $4.7 million or 22% compared with those of 1996. The increase was attributable to additional expenses of $1.5 million related to staff additions and normal salary and fringe benefit changes, $1.3 million for incentive compensation and adjustments of $1.9 million to make total compensation more competitive within the market. General and administrative expenses were 15.8 million in 1997, a $5.6 million or 55% increase from that of 1996. The increase is attributable to $6.8 million of non-recurring expenses primarily related to the outsourcing of the data processing component of transfer agency activities and the discontinuation of internally developed systems. This increase was partially offset by lower expenses of $2.2 million in 1997 for year 2000 compliance as compared to 1996.

  The Company has considered the effect of year 2000 on its computer systems and application software programs and has developed a plan to become year 2000 compliant. The Company estimates that its compliance activities will be completed no later than the first quarter of 1999. Costs to date approximate $2.4 million. The remaining costs of this effort are estimated to be $1.7 million.

  Net interest income in 1997 declined $3.9 million from 1996 due to additional interest expense attributable to the Notes.

  Income tax expense was $42.5 million and $44.9 million for 1996 and 1997, respectively, representing effective tax rates of 38.9% and 39.0%.

  Net income increased from $66.7 for 1996 to $70.3 million for 1997, an increase of 5%.

OPERATING RESULTS FOR 1996 AS COMPARED TO 1995

  Investment management fees increased $16.2 million or 19% to $101.5 million for the year ended December 31, 1996 primarily as the result of strong financial markets. Average assets under management in 1996 were up $2.3 billion or 14% from that of the year ended December 31, 1995 to $19.0 billion for 1996. Assets under management were $19.1 billion at December 31, 1996 compared with $18.5 billion at December 31, 1995. Mutual fund assets increased $2.1 billion from $15.1 billion at December 31, 1995 to $17.2 billion at December 31, 1996, while institutional assets declined from $3.4 billion at December 31, 1995 to $1.9 billion at December 31, 1996 due to the loss of certain accounts. Market appreciation of $1.8 billion in 1996 was substantially offset by institutional account redemptions. Growth in fee revenue exceeded the growth in average assets due to changes in the composition of assets. Mutual fund assets, which generally have a higher management fee rate than institutional accounts, constituted a greater percentage of total assets for 1996.

  Underwriting and distribution fee revenue was $85.8 million for 1996, up $15.4 million or 22% compared with that of 1995. Commission revenue from front-load investment products increased $13.2 million from $53.8 million in 1995 to $67.0 million in 1996 primarily as a result of higher sales volumes. Distribution revenue, which consists primarily of Rule 12b-1 distribution fees from the W&R Funds, increased from $2.8 million in 1995 to $4.7 million in 1996 due to growth in assets. Commissions from the sale of other products (primarily insurance) were $13.8 million in 1995 and $14.1 million in 1996.

  Shareholder servicing fees in 1996 were $28.4 million, a $4.9 million or 21% increase over that of 1995. Approximately 70% of this increase was attributable to a fee increase effective April 1, 1996 with the remainder due to the increase in number of shareholder accounts. At December 31, 1996, there were 1.31 million accounts, an increase of 7% from the 1.22 million accounts at December 31, 1995.

  Other expenses increased from $95.9 million for 1995 to $112.8 million for 1996, an increase of 18%. Underwriting and distribution costs of $78.9 million in 1996 were $14.8 million or 23% higher than that of 1995. Most of the increase in underwriting and distribution costs was attributable to selling commissions and other costs associated with higher sales levels. Compensation and related costs of $21.9 million were up 3% over that of 1995 due primarily to an increase in the number of employees. General and administrative expenses were $10.2 million in 1996, a $1.6 million or 18% increase from that of 1995. This increase was primarily attributable to charges of approximately $2.3 million in 1996 for modifying systems applications for year 2000 compliance, partially offset by a $1.2 million one time franchise tax assessment that was paid in 1995.

  Income tax expense was $35.1 million and $42.5 million for 1995 and 1996, respectively, representing effective tax rates of 39.6% and 38.9%.

  Net income increased from $53.5 million for 1995 to $66.7 million for 1996, an increase of 25%.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's operations have historically generated cash flows in excess of the needs of its business plans. In keeping with Torchmark's strategy for subsidiaries, the Company historically paid virtually all of its earnings to Torchmark as dividends. Cash flow provided from the Company's operations was $62.3 million, $86.2 million, and $62.3 million for the years ended December 31, 1995, 1996, and 1997, respectively. The timing of tax payments of $14.9 million increased cash from operations for the year ended December 31, 1996, and reduced cash from the Company's operations in the same amount for the year ended December 31, 1997. Payments to affiliates for operating purposes in the amount of $5.9 million decreased cash from the Company's operations for the year ended December 31, 1997. Cash flows from investing activities generally include capital expenditures and the results of investment securities sales, purchases, and maturities. The Company is considering an expansion of its home office building, although no formal commitments have been entered into. The estimated capitalized cost of this proposed expansion is approximately $7.0 million. Except for this possible expansion the Company has no material commitments for capital expenditures.

  Cash flows from financing activities include cash dividends to Torchmark, amounts paid or received from affiliates, and cash contributions from Torchmark. Historically, the Company has distributed its excess cash flow to Torchmark. The Company's Board of Directors currently intends to declare quarterly cash dividends on the Common Stock of approximately $34 million annually. The Company believes that its cash flows from operations will be sufficient to fund such dividends and its operations for at least the next two years. See "Dividend Policy."

RECENT ACCOUNTING DEVELOPMENTS

  In 1997, FASB issued SFAS No. 130 ("Reporting Comprehensive Income") and SFAS No. 131 ("Disclosures about Segments of an Enterprise and Related Information"). These statements, which are effective for periods beginning after December 15, 1997, expand or modify disclosures. The Company does not expect implementation to have any significant effect on the Company's reported financial position, results of operations, or segment reporting.

SEASONALITY AND INFLATION

  The Company does not believe its operations are subject to significant seasonal fluctuations. The Company does not believe that inflation has had a significant impact on operations.

                                   BUSINESS

OVERVIEW

  Waddell & Reed, founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the United family of funds in 1940. Waddell & Reed sells its investment products primarily to middle income Americans through a virtually exclusive sales force. As of December 31, 1997, the Company had $23.4 billion of assets under management, of which $20.6 billion were mutual fund assets and the remainder institutional accounts and more than 563,000 customers holding an average mutual fund account of $33,200.

  The Company is the exclusive underwriter and distributor of 36 mutual fund portfolios, including 17 comprising the United Funds, eight comprising the W&R Funds, and 11 comprising the TMK/United Funds. The Company also distributes Torchmark underwritten variable annuities and life insurance products to its customers as part of its financial planning services. The Company sells mutual fund products with a front end load (sales charges are paid upon purchase of fund shares), contingent deferred sales charge (sales charges are paid upon redemption within specified periods, see "Business--Underwriting and Distribution"), and mutual fund products with no load (no sales charges are related to purchase of fund shares). For the year ended December 31, 1997, the Company's financial adviser sales force sold $1.5 billion of mutual fund and variable products.

  The traditional market for the Company has generally been professionals and working families with annual incomes between $40,000 and $100,000 who are saving for retirement. The Company believes that demographic trends and shifts in attitudes toward retirement savings will continue to support increased consumer demand for its products. According to U.S. Census Bureau projections, the number of Americans between the ages of 45 and 64 will grow from 53.7 million in 1996 to 71.1 million in 2005, making this "preretirement" age group the fastest growing segment of the U.S. population.

  The Company distributes the Funds and other financial products through a financial adviser sales force that represents the Company on a virtually exclusive basis. At December 31, 1997, the Company's sales force consisted of 2,160 financial advisers and 121 division managers operating from 177 sales offices located throughout the United States. The Company believes, based on industry data, that its financial adviser sales force is currently one of the largest sales force in the United States selling primarily mutual funds. Currently, 43% of the Company's financial advisers have been with the Company for more than 5 years and 28% for more than 10 years.

  The financial adviser industry is fragmented, consisting primarily of relatively small companies generally employing fewer than 100 investment professionals. The Company's sales force competes primarily with small broker/dealers and independent financial advisers. The Company's marketing efforts are currently focused on customers residing in smaller metropolitan areas and rural communities. The Company conducts investment seminars throughout the United States to reach a large number of potential clients. The Company also develops individual financial plans for clients (over 40,000 plans in 1997) through one-on-one consultations with financial advisers, who emphasize long-term relationships with a client through continuing service, rather than a one-time sale. The Company believes that it is well-positioned to benefit from a developing industry trend toward "assisted sales"--sales of mutual fund products through a sales person--driven by the array of options now available to investors and the need for financial planning advice that has resulted from the recent increase in the average household's financial assets. According to the Investment Company Institute, assisted sales for the year ended December 31, 1997 constituted 61.9% of the total dollar value of mutual fund sales, a figure that has grown from 54.9% for 1994.

  The Company's investment philosophy and financial planning approach emphasize long-term savings. The Company's portfolio managers seek consistent long-term performance and downside protection in turbulent markets. As a result, the Company has developed a loyal customer base with clients maintaining their accounts for approximately 13 years on average as compared to six years for the mutual fund industry, according to the Investment Company Institute. This loyalty is evidenced by a relatively low fund redemption rate for the five years ended December 31, 1997 of 7.6% for the Funds (other than money market funds), which is less than one-half of the industry average of 18.4% and a relatively high dividend reinvestment rate of 86.6% for the Funds

(other than money market funds) for the same period versus 66.9% for the mutual fund industry. Approximately 45% of the Company's assets under management are in retirement accounts as of December 31, 1997. The historically low redemption and high reinvestment rates have provided a stable source of asset and revenue growth at a relatively low cost. The Company's success with these strategies has been demonstrated in turbulent markets, as, for example, in 1994, the last year in which the Standard & Poor's 500 Composite Stock Price Index declined, when the Company's net sales as a percentage of asset growth was more than three times better than that of the mutual fund industry.

  The Company has a seasoned team of portfolio managers, having an average of 20 years industry experience and 14 years tenure with the Company. The five most senior portfolio managers have an average of 30 years industry experience and 26 years tenure with the Company. The Company maintains an internal equity and fixed income investment research staff that has substantial resources available to it including hundreds of meetings annually with company management both on and off site. In addition, the Company utilizes research provided by brokerage firms and independent outside consultants. Portfolio managers usually were investment research analysts for a substantial length of time prior to acquiring money management assignments. The predominant style of the Company's investments is growth equity. As of December 31, 1997 approximately 78% of the Company's mutual fund assets under management were invested in equity funds and the remainder in fixed income and money market funds. This investment strategy emphasizes investment at attractive valuations in companies that the portfolio managers believe can produce above average growth in earnings.

  Waddell & Reed Financial, Inc. is a holding company that conducts its business through its subsidiaries, which are described briefly below. W&R, is a registered broker-dealer and registered investment adviser that acts primarily as the nationwide distributor and underwriter for the shares of mutual funds and distributor of insurance products issued primarily by UILIC. WRIMCO, is a registered investment adviser that provides investment management and advisory services to the Funds and to institutions and other private clients through a subcontract with another subsidiary of Torchmark. WRSCO provides transfer agency and accounting services to the Funds and their shareholders and to another subsidiary of Torchmark.

  The executive office of the Company is located at 6300 Lamar Avenue, Overland Park, Kansas 66202, telephone number (913) 236-2000.

BUSINESS STRATEGY

  The Company's business strategy is outlined below.

  . INCREASE NUMBER OF FINANCIAL ADVISERS: The Company intends to expand its distribution network by recruiting high quality candidates to be financial advisers. In early 1994 the Company began to focus on increasing the number of financial advisers. The Company's current objective is to increase the number of financial advisers by 10% per year. The Company has hired additional experienced sales managers and reorganized its management and reporting lines and incentive structure. The Company has revised the compensation system for its 121 division managers by tying the majority of their potential income to the recruitment, retention, and training of the Company's financial advisers and proportionately less to their personal sales production. From December 31, 1996 to December 31, 1997, the number of financial advisers has increased from 2,010 to 2,160.

    In 1994, the Company also began implementing a "bridge income" program, which provides newly recruited financial advisers with a source of earnings until they can develop the skills and client base necessary to earn a stable income from commissions. The Company believes this program, which currently provides qualifying individuals with $2,000 per month for up to six months, has been critical in increasing the number of new financial advisers, improving retention, and increasing average first-year sales production. Financial advisers recruited in 1997 who participated in the bridge income program produced, on average, at two and one half times the rate of non-participants.

  . CONTINUE TO INCREASE PERCENTAGE OF FULL-TIME FINANCIAL ADVISERS: Since 1993, the Company has emphasized increasing the proportion of its sales force that sells financial services products on a full-time basis and generally has not allowed the renewal of the securities licenses of financial advisers that fail to meet sales goals. The Company believes that these changes have enhanced productivity. At December 31, 1997, the percentage of Full-Time Advisers was 31% of the Company's total sales force, up from 18% at December 31, 1992. Over the same period, the annual investment product sales per Full-Time Adviser increased approximately 25% to a current annual rate of about $1.7 million. In addition, the overall annual investment product sales per adviser increased from $380,000 to $703,000, or 85%, over this same period as a result of both increasing the number and the productivity of Full-Time Advisers and of not renewing the licenses of advisers who do not meet sales goals.

  . EXPAND GEOGRAPHIC SCOPE: The Company intends to pursue geographic expansion of its sales force with two related strategies. In larger communities it intends to establish new division offices with the facilities to accommodate up to 20 financial advisers, and in smaller communities or suburban areas it will open offices with facilities to accommodate a smaller group of advisers. While historically the Company has opened new offices in areas that were contiguous with existing offices, it now intends to select new locations based on expected growth opportunities. Consistent with its focus on retirement savings and planning, the Company expects to open new offices in Florida and Arizona, as well as smaller offices in other areas of the country, in 1998.

  . ENHANCE MARKETING AND FINANCIAL PLANNING TOOLS: The Company expects to implement an improved financial planning package, which will allow its financial advisers to customize solutions to a client's savings, retirement income, estate planning, life insurance, and other personal financial planning needs. The Company has traditionally provided financial planning advice to its clients free of charge. The Company now intends to begin charging a fee, typically $250, for such services. The Company believes that its program of selling its improved financial plans for a fee will stimulate sales and result in a significantly higher average sale per plan. The Company expects to introduce the revised financial plan by the end of the first quarter of 1998.

    The Company has also implemented formal training programs for its new financial advisers. The program consists of field office classes that address prospecting techniques, product knowledge, and sales presentation skills. Field sales management personnel, assisted by six regional sales training specialists who receive direction and support from the Company's headquarters, conduct the field office classes. During 1998, the Company intends to increase the number of regional sales training specialists from six to twelve. In addition, new advisers will attend a three day course conducted at the Company's headquarters intended to supplement and reinforce the field classes.

  . INVEST IN PORTFOLIO MANAGERS AND INVESTMENT ANALYSTS: The Company's objective is for its Fund families to achieve top quartile performance. The Company is also focused on building its industry and geographic expertise. To achieve this goal, the Company has begun to implement a plan to add several portfolio managers and investment analysts. Through these additions, the Company intends to increase the depth of its investment management team and to increase the scope of its expertise. To assist in recruiting and retention, the Offering and Spin-Off will allow the Company to implement a new incentive compensation structure that relies on stock options and increases in cash compensation to bring total compensation for portfolio managers and investment analysts to a more market-competitive level. The Company believes that providing equity-based compensation as a significant component of income will be important in attracting new portfolio managers and investment analysts as well as retaining present staff.

  . INVEST IN SYSTEMS AND TECHNOLOGY: In order to support its anticipated growth, the Company is engaged in projects to enhance its information systems. The Company will install a management system in all division offices that it believes will better enable division managers to monitor the activities of the individual financial advisers including the number of sales calls completed, the number of client contacts, and overall sales results. The Company has recently completed agreements to outsource a portion of its data processing components of its transfer agency activities to a third party provider by the fourth quarter of 1998. The Company expects that this arrangement will facilitate its ability to introduce new products and enter new markets as well as enable the Company to improve its participant record-keeping services offered to sponsors of 403(b) and 401(k) plans. In addition, the Company expects to realize operating efficiencies with respect to its processing activities through the use of electronic imaging, which is a component of the third party system. The Company has developed and is testing an intranet to be used by its financial advisers to obtain updated training materials, product information, and electronic interactive product illustrations. In addition, the Company expects that clients will have access to the intranet to obtain data related to their personal accounts once information security concerns are addressed.

  . PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES TO EXPAND PRODUCT OFFERING AND DISTRIBUTION: The Company intends to selectively pursue acquisitions and alliances that will add new products or alternative distribution systems. The Company believes that it will be better positioned to pursue acquisitions as one of relatively few independent, public investment advisory and asset management companies. The Company believes that potential investment management acquisition candidates may be more receptive to receiving publicly traded shares of the Company as opposed to stock in a company outside of the investment management industry. The Company has traditionally distributed its investment products only through its virtually exclusive financial adviser sales force. In the future, the Company may acquire another fund complex the products of which it can distribute outside its sales force. These mutual funds will likely not be marketed to the Company's existing customer base, thereby avoiding competing with the Company's existing sales force and cannibalizing the Company's current revenues. The Company may also pursue opportunities to establish strategic relationships with alternative distribution systems such as broker/dealers and banks or acquire independent financial planning companies.

MARKETING

  The Company markets its mutual funds through a sales force that represents the Company on a virtually exclusive basis. As of December 31, 1997, the sales force comprised approximately 2,160 financial advisers of whom approximately 660 are Full-Time Advisers. The Company's financial advisers are located primarily in smaller metropolitan areas and rural communities. The sales force is organized into divisions that are supervised, as of December 31, 1997, by one of approximately 121 division managers who, in turn, report to eight regional vice presidents.

  The Company has taken several steps to increase the productivity of its sales force. Since 1992, the Company has been implementing a policy of developing a full-time sales force and has not allowed the renewal of the securities licenses of financial advisers that fail to meet sales goals. This policy has resulted in the reduction of the number of part-time financial advisers (those having annual or annualized production of less than $900,000 of investment product sales) from 2,141 at December 31, 1993 to 1,500 at December 31, 1997. At the same time, the number of Full-Time Advisers increased from 546 at December 31, 1993 to 660 at December 31, 1997. Prior to 1993, division managers were engaged in personal sales production as well as sales management. In order to emphasize the importance of recruiting and developing a full-time sales force, the Company implemented a compensation system that ties compensation of division managers to the development of new financial advisers and to division sales rather than personal sales. Beginning in 1997, the Company initiated a program to encourage members of its financial adviser sales force to expand the range of financial services they can offer by registering under applicable state laws. A majority of the Company's financial advisers have completed such registration.

  The Company began implementing a bridge income program in 1994 to provide a source of earnings to newly recruited financial advisers for a period of three months while they developed the skills and client base necessary to earn an income from commissions. The Company enhanced the program in 1997 by increasing the monthly amount and extending the period to six months based on the success of the program in improving the productivity of new recruits. In order to qualify for the bridge income program, advisers must, within 90 days, make five joint sales calls with the division manager, five calls with another adviser to gather data for a financial plan, and make one sale. Once on the bridge income program, the adviser receives $2,000 per month with earned commissions up to $2,000 applied against the bridge income and commission in excess of $2,000 held in escrow until the adviser is off of the bridge income program.

  The following tables set forth information about the Company's financial adviser sales force, product sales, and clients at the dates and for the periods indicated.

                                                           DECEMBER 31,
                                                   -----------------------------
                                                   1993  1994  1995  1996  1997
                                                   ----- ----- ----- ----- -----
Financial Advisers:
  Full time(1)....................................   546   487   505   634   660
  Part time....................................... 2,141 1,770 1,830 1,376 1,500
                                                   ----- ----- ----- ----- -----
    Totals........................................ 2,687 2,257 2,335 2,010 2,160
                                                   ===== ===== ===== ===== =====

                                            YEAR ENDED DECEMBER 31,
                                  --------------------------------------------
                                    1993     1994     1995     1996     1997
                                  -------- -------- -------- -------- --------
                                             (DOLLARS IN MILLIONS)
Mutual fund sales(2)............. $1,033.4 $  988.3 $  995.7 $1,252.2 $1,268.5
Total investment product
 sales(3)........................ $1,239.2 $1,188.5 $1,187.6 $1,505.1 $1,518.3
Annualized life insurance premi-
 ums............................. $    7.4 $    8.2 $    9.5 $    9.3 $    8.3
Number of clients(4).............  499,400  517,600  537,100  552,600  563,800
Number of mutual fund accounts
 per client......................      2.2      2.2      2.3      2.4      2.4

--------
(1) Based on minimum annual or annualized production that is the equivalent of investment product sales in excess of $900,000.
(2) Reflects sales of United Funds for which a sales charge was collected and sales of the W&R Funds.
(3) Reflects mutual fund and variable product sales. Reflects mutual fund and variable product sales.
(4) Defined as a person or entity having a single Federal tax identification number.

  The Company provides training and motivational programs for its sales force. Six sales training specialists provide a regular program of training for new recruits as well as advanced training for experienced financial advisers. Programs for new recruits focus on prospecting techniques, product knowledge, and sales skills. Field office classes provide guidance in identifying target markets, practical exercises to learn interview skills and data collection, instruction in basic financial planning software, and guidance in matching products with various investment objectives. Sales presentation skills are taught and practiced in the classroom environment as well as on joint sales calls with field sales management. The programs for experienced advisers focus on skills related to dealing with larger investment sums (such as IRA rollovers) and include training in the use of asset allocation and estate planning software. In addition, the Company takes top producers to retreats where headquarters staff and experienced sales personnel conduct workshop seminars covering such subjects as product features, financial planning, and the use of illustrative software packages. The Company intends to increase the number of programs made available to new recruits and experienced advisers by increasing the number of sales training specialists from six to twelve in 1998.

FUNDS AND ASSET MANAGEMENT

  The Company serves as underwriter for, and investment adviser to, the United Funds, the W&R Funds, and the TMK/United Funds and distributes variable annuity products based on the TMK/United Funds. The Company's sales force also serves as distributor of insurance products such as single premium annuities and term and whole life insurance. The Company provides various administrative services to the Funds, including mutual fund transfer agency, accounting, and shareholder services.

  The Company offers the Funds' shareholders a broad range of investment products designed to attract and retain clients with varying investment objectives. The predominant style of the Company's investments is growth equity. This investment strategy emphasizes investment at attractive valuations in companies that the portfolio managers believe can produce above average growth in earnings. The Company's United Funds rank in the top

10% of diversified mutual fund complexes for the year ended December 31, 1997, as measured by Lipper Analytical Services Corp. As of December 31, 1997, 78% of the assets under management in the Funds were invested in equity funds, 19% were invested in fixed income funds, and 3% were invested in money market funds. Fund shareholders are allowed to exchange funds within each group of funds as economic and market conditions and investor needs change at no additional cost. The Company periodically introduces new mutual funds designed to complement and expand its investment product offerings, respond to competitive developments in the financial marketplace, and meet the changing needs of clients. The Company's base of assets under management consists of a broad range of domestic and international stock, bond, and money market mutual funds that meet the varied needs and objectives of its individual and institutional investors. For summary information about each of the Funds, see "--Fund Summary" to this Prospectus.

  The Company has a seasoned team of portfolio managers, having an average of 20 years industry experience and 14 years tenure with the Company. The five most senior portfolio managers have an average of 30 years industry experience and 26 years tenure with the Company. The Company maintains an internal equity and fixed income investment research staff that has substantial resources available to it including hundreds of meetings annually with company management both on and off site. In addition, the Company utilizes research provided by brokerage firms and independent outside consultants. Portfolio managers usually were analysts for a substantial length of time prior to acquiring money management assignments.

  In addition to performing investment management services for the Funds, the Company acts as an investment adviser and portfolio manager for institutional and other private investors. The Company receives a fee that is generally based on a percentage of assets under management for its services as an investment adviser or portfolio manager. Assets under management for institutional and private accounts totaled approximately $2.8 billion at December 31, 1997. Investment management fees from institutional accounts were approximately $6.2 million, or approximately 5% of total investment management fees, for the year ended December 31, 1997.

  The following table sets forth beginning assets and ending assets for the Company's Funds by type as well as transactions related thereto for the periods shown.

                                       YEAR ENDED DECEMBER 31,
                           ---------------------------------------------------
                             1993      1994      1995       1996       1997
                           --------  --------  ---------  ---------  ---------
                                        (DOLLARS IN MILLIONS)
MUTUAL FUNDS:
CHANGE IN UNITED AND W&R
 FUNDS:
Equity funds:
  Beginning assets........ $6,078.8  $7,187.9  $ 7,627.5  $10,047.2  $11,786.4
    Net sales (1).........    690.0     814.8      856.4    1,155.5    1,175.3
    Reinvested Dividends &
     Distributions........    331.7     440.5      532.1      831.7    1,811.3
    Redemptions...........   (479.0)   (503.1)    (624.1)    (785.8)    (977.9)
    Net exchanges in
     (out)................    (32.9)     91.7      (43.6)     (57.8)    (120.7)
    Dividends &
     Distributions Paid...   (353.6)   (463.0)    (558.3)    (866.6)  (1,889.0)
    Net investment
     income...............     90.6      94.1      109.0      110.0      112.2
    Appreciation
     (depreciation).......    862.3     (35.4)   2,148.2    1,352.2    2,568.0
                           --------  --------  ---------  ---------  ---------
  Ending Assets........... $7,187.9  $7,627.5  $10,047.2  $11,786.4  $14,465.6
                           ========  ========  =========  =========  =========
Fixed income funds:
  Beginning assets........ $3,249.1  $3,717.0  $ 3,200.1  $ 3,540.3  $ 3,487.6
    Net sales (1).........    380.5     216.8      205.9      198.7      244.1
    Reinvested Dividends &
     Distributions........    260.9     210.1      208.1      219.7      220.3
    Redemptions...........   (281.4)   (320.9)    (317.1)    (315.8)    (316.4)
    Net exchanges in
     (out)................    (58.6)   (195.1)     (90.5)    (132.9)     (79.6)
    Dividends &
     Distributions Paid...   (310.2)   (249.7)    (248.3)    (260.1)    (259.8)
    Net investment
     income...............    239.8     242.6      239.9      238.7      240.4
    Appreciation
     (depreciation).......    236.9    (420.7)     342.2       (1.0)     161.4
                           --------  --------  ---------  ---------  ---------
  Ending Assets........... $3,717.0  $3,200.1  $ 3,540.3  $ 3,487.6  $ 3,698.0
                           ========  ========  =========  =========  =========
Money Market funds:
  Beginning assets........ $  393.3  $  321.6  $   338.6  $   405.5  $   499.5
    Net sales.............    292.7     299.7      466.1      494.2      507.0
    Reinvested Dividends &
     Distributions........      8.1      10.8       18.6       19.9       22.9
    Redemptions...........   (464.0)   (396.9)    (551.9)    (610.8)    (701.3)
    Net exchanges in
     (out)................     91.5     103.4      134.1      190.7      200.3
    Dividends &
     Distributions Paid...     (8.2)    (11.0)     (19.0)     (20.6)     (23.8)
    Net investment
     income...............      8.2      11.0       19.0       20.6       23.8
    Appreciation
     (depreciation).......      0.0       0.0        0.0        0.0        0.0
                           --------  --------  ---------  ---------  ---------
  Ending assets........... $  321.6  $  338.6  $   405.5  $   499.5  $   528.4
                           ========  ========  =========  =========  =========
VARIABLE PRODUCTS
 TMK/UNITED FUNDS:
  Beginning assets........ $  302.3  $  554.7  $   725.3  $ 1,098.8  $ 1,434.5
    Net sales.............    205.8     200.2      191.8      252.8      249.8
    Reinvested Dividends &
     Distributions........     38.6      34.9       95.4       92.9      161.2
    Redemptions...........     (8.4)    (26.9)     (48.7)     (75.1)    (111.5)
    Net exchanges in
     (out)................      0.0       0.0        0.0        0.0        0.0
    Dividends &
     Distributions Paid...    (38.6)    (34.9)     (95.4)     (92.9)    (161.3)
    Net investment
     income...............     12.5      20.7       24.3       27.4       29.6
    Appreciation
     (depreciation).......     42.5    (23.4)      206.1      130.6      291.2
                           --------  --------  ---------  ---------  ---------
  Ending assets........... $  554.7  $  725.3  $ 1,098.8  $ 1,434.5  $ 1,893.5
                           ========  ========  =========  =========  =========

--------
   (1) Sales net of sales charges.

  The following table sets forth assets under management, client accounts, and sales of the Funds by group as of the dates and for the periods shown.

                                               DECEMBER 31,
                          ------------------------------------------------------
                             1993       1994       1995       1996       1997
                          ---------- ---------- ---------- ---------- ----------
                                          (DOLLARS IN MILLIONS)
Mutual Fund
Assets Under Management:
  United Funds..........  $   11,102 $   10,948 $   13,574 $   15,130 $   17,847
  TMK/United Funds......         555        725      1,099      1,435      1,894
  W&R Funds.............         124        219        419        643        845
                          ---------- ---------- ---------- ---------- ----------
    Totals..............  $   11,781 $   11,892 $   15,092 $   17,208     20,586
                          ========== ========== ========== ========== ==========
Client accounts:
  United Funds(1).......   1,067,900  1,119,800  1,171,700  1,236,900  1,291,300
  TMK/United Funds(2)...      16,400     22,700     27,800     33,400     38,200
  W&R Funds(1)..........      17,700     30,500     48,400     69,100     84,900

                                                   YEAR ENDED DECEMBER 31,
                                              ----------------------------------
                                               1993   1994   1995   1996   1997
                                              ------ ------ ------ ------ ------
                                                    (DOLLARS IN MILLIONS)
Sales:
  United Funds(3)............................ $  939 $  881 $  838 $1,025 $1,093
  TMK/United Funds...........................    206    200    192    253    250
  W&R Funds..................................     94    107    158    227    175
                                              ------ ------ ------ ------ ------
    Totals (4)............................... $1,239 $1,188 $1,188 $1,505 $1,518
                                              ====== ====== ====== ====== ======

--------
(1) Number of mutual fund products.
(2) Number of variable policies.
(3) Reflects sales for which a sales charge was collected.
(4) Money market fund sales and United Fund sales for which there was no sales change are excluded.

INVESTMENT MANAGEMENT AGREEMENTS

  The Company provides investment advisory and management services pursuant to an Investment Management Agreement with each Fund. While the specific terms of the Investment Management Agreements vary, the basic terms of the Investment Management Agreements are similar. The Investment Management Agreements provide that the Company renders overall management services to each of the Funds, subject to the oversight of each Fund's board of directors and in accordance with each Fund's fundamental investment objectives and policies. The Investment Management Agreements permit the Company to enter into separate agreements for shareholder services or accounting services with the respective Funds.

  For the United Funds and TMK/United Funds, the total management fee for each Fund is the sum of (i) a fee computed on a Fund's net asset value as of the close of business on each business day at an annual rate specified in the respective Investment Management Agreements (the "Specific Fee") and (ii) a fee computed each day on the combined net asset values of all Funds in the group of Funds of which the particular Fund is a member (the "Group Fee"). For the Specific Fee for each Fund and the Group Fee for each group of Funds see "--Fund Summary."

  The following table sets forth information with respect to the Company's mutual fund investment management fees for the periods shown.

                                              YEAR ENDED DECEMBER 31,
                                      ----------------------------------------
                                       1993    1994    1995    1996     1997
                                      ------- ------- ------- ------- --------
                                               (DOLLARS IN THOUSANDS)
Mutual Fund Investment Management
 Fees:
  Equity funds....................... $37,759 $45,145 $59,651 $74,199 $ 90,870
  Fixed income funds.................  18,441  18,172  17,859  18,126   18,513
  Money market funds.................   1,603   1,462   1,670   1,989    2,179
                                      ------- ------- ------- ------- --------
      Total (1)...................... $57,803 $64,779 $79,180 $94,314 $111,562
                                      ======= ======= ======= ======= ========
As a percent of average assets:
  Equity funds.......................   .554%   .566%   .619%   .618%    .610%
  Fixed income funds.................   .504%   .504%   .501%   .497%    .492%
  Money market funds.................   .426%   .423%   .420%   .414%    .406%

--------

(1) Other advisory fees for the years ended December 31, 1993, 1994, 1995, 1996, and 1997 in the amounts of $6,405, $5,932, $6,109, $7,152, and
    $6,222, respectively are not reflected in this table. These fees fluctuate based on the amounts and composition of assets managed and the effect of performance based fees in some periods.

  Each Fund's board of directors, including a majority of the directors who are not "interested persons," of the Fund or the Company within the meaning of the Investment Company Act, and its shareholders must have approved the Investment Management Agreement between the respective Fund and the Company. These agreements may continue in effect from year to year if specifically approved at least annually by (i) the Fund's board of directors, including a majority vote of the directors who are not parties to the agreements or "interested persons" of any such party, or (ii) the vote of the holders of a majority of the outstanding voting securities of the Fund and the vote of a majority of the Fund's directors who are not parties to the agreement or "interested persons" of any such party, each vote being cast in person at a meeting called for such purpose. Each agreement automatically terminates in the event of its "assignment" as defined in the Investment Company Act or the Investment Advisers Act and may be terminated without penalty by the Fund by giving the Company 60 days' written notice, if the termination has been approved by a majority of the Fund's directors or shareholders. The Offering will not and the Spin-Off should not constitute an "assignment" for the purposes of the Investment Company Act or the Investment Advisers Act. The Company may terminate an Investment Management Agreement without penalty on 120 days' written notice.

  The Company receives fees for provision of investment advisory and management services to the Funds. See "--Fund Summary." The Company pays all of its own expenses incurred in performing investment advisory and management services for the Funds.

SERVICE AGREEMENTS

  The Company provides various services to the Funds and their shareholders pursuant to a Shareholder Servicing Agreement with each Fund (except the TMK/United Funds) and an Accounting Services Agreement with each Fund. Pursuant to the Shareholder Servicing Agreements, the Company performs shareholder servicing functions, including the maintenance of shareholder accounts, the issuance, transfer, and redemption of shares, distribution of dividends and payment of redemptions, furnishing information related to the Fund, and handling shareholder inquiries. The Funds pay a monthly fee to the Company for such services. Pursuant to the Accounting Services Agreements, the Company provides the Funds with bookkeeping and accounting services and assistance, including maintenance of the Fund's records, pricing of the Fund's shares, and preparation of the prospectuses for existing shareholders, proxy statements, and certain reports. The Funds pay the Company a monthly fee for such services. A Fund's Shareholder Servicing Agreement or Accounting Services Agreement may be adopted or amended with the approval of the Fund's directors. Each of the Shareholder Servicing Agreements and Accounting Services Agreements have terms of one year expiring on October 1, 1998. The following table sets forth the revenues received by the Company for accounting and shareholder services and number of shareholder accounts for the periods and at the dates indicated:

                                          YEAR ENDED DECEMBER 31,
                             -------------------------------------------------
                               1993      1994      1995      1996      1997
                             --------- --------- --------- --------- ---------
                                          (DOLLARS IN THOUSANDS)
Transfer agent fees......... $  15,277 $  16,028 $  16,906 $  21,436 $  23,951
Custodian fees..............     4,767     4,958     5,179     5,352     5,123
Portfolio accounting
 services...................     1,236     1,311     1,442     1,590     1,689
                             --------- --------- --------- --------- ---------
  Totals.................... $  21,280 $  22,297 $  23,527 $  28,378 $  30,763
                             ========= ========= ========= ========= =========
                                               DECEMBER 31,
                             -------------------------------------------------
                               1993      1994      1995      1996      1997
                             --------- --------- --------- --------- ---------
Number of Mutual Fund
 Accounts................... 1,085,600 1,150,300 1,220,100 1,306,000 1,376,200

UNDERWRITING AND DISTRIBUTION

  The Company distributes the Funds pursuant to an Underwriting Agreement with each Fund (except TMK/United Funds). The Company distributes products relating to the TMK/United Funds under an Underwriting Agreement between the Company and Torchmark. Under each Underwriting Agreement with a Fund, the Company offers and sells the Fund's shares on a continual basis and pays the costs of sales literature and printing of prospectuses furnished to it by the Fund. The Company receives underwriting commissions for such services, a major portion of which is paid to financial advisers and sales managers of the Company. The Company charges a sales charge to clients upon purchase of shares in the United Funds, which are front-end load funds, which ranges from zero to 5.75% of the net asset value of the shares purchased. The sales charge for the United Funds typically declines as the net asset value of the account increases, and there is generally no sales charge for purchases over $2.0 million. In addition, investors may combine their purchases of these Funds' shares within the respective group of Funds to qualify for the reduced sales charge. Investors in the W&R Funds generally pay contingent deferred sales charges upon redemption of shares in W&R Funds of up to 3% of the net asset value of the redeemed shares if the shares are redeemed within two calendar years of their purchase, declining to zero if the shares are held for more than four calendar years. The following table sets forth the revenues received by the Company for underwriting commissions for distribution of the Funds for the periods indicated:

                                                 YEAR ENDED DECEMBER 31,
                                         ---------------------------------------
                                          1993    1994    1995    1996    1997
                                         ------- ------- ------- ------- -------
                                                 (DOLLARS IN THOUSANDS)
Underwriting/distribution fees:
  United Funds(1)....................... $49,444 $43,007 $39,802 $48,505 $50,134
  TMK/United Funds(1)...................  15,169  14,692  14,032  18,452  18,240
  W&R Funds(2)..........................     598   1,623   2,762   4,719   6,487
                                         ------- ------- ------- ------- -------
    Totals (3).......................... $65,211 $59,322 $56,596 $71,676 $74,861
                                         ======= ======= ======= ======= =======

--------
(1) Underwriting fees.
(2) Distribution fees.
(3) Commissions from other products (primarily life insurance) for the years ended December 31, 1993, 1994, 1995, 1996, and 1997 in the amounts of $12,826, $12,828, $13,797, $14,161, and $14,566, respectively, are not reflected in the totals.

  The Underwriting Agreements are subject to approval annually by the directors of the respective Funds, including a majority of the directors who are not "interested persons" of the Funds or the Company within the meaning of the Investment Company Act, or "interested persons" of any such party and who have no direct or indirect financial interest in the operation of the Distribution and Service Plan (as described below), as applicable, of the Funds or any agreements relating thereto ("independent directors"), cast in person at a meeting called for the purpose of voting on such approval. Each agreement automatically terminates in the event of its assignment, as defined in the Investment Company Act, and either party may terminate the agreement without penalty upon 60 days' written notice.

  Under a Distribution and Service Plan for Class A shares of the United Funds (except the money market fund) and under a Distribution and Service Plan for the Class B shares of the money market fund and the W&R Funds, each of which plans are adopted under Rule 12b-1 of the Investment Company Act, the Funds may pay the Company a fee for its costs and expenses in connection with the provision of personal service to shareholders of the Fund and maintenance of shareholder accounts and distribution costs and expenses under the Distribution and Service Plan. Each Distribution and Service Plan is subject to approval annually by the directors, including the independent directors, cast in person at a meeting called for the purpose of voting on such approval. The Fund may terminate the Plan at any time without penalty.

PROPERTIES

  The Company operates from a 115,000 square foot facility that it owns, which is located in United Investors Park, a commercial development at 6300 Lamar Avenue, Overland Park, Kansas. The Company leases additional property as sales office space at approximately 177 locations. The Company believes that its properties are in good repair and adequate for their purposes.

EMPLOYEES

  At December 31, 1997, the Company had 603 full-time employees. Its 2,160 financial advisers are independent contractors.

COMPETITION

  The Company is subject to substantial competition in all aspects of its business. The Company competes with hundreds of other mutual fund management distribution and service companies that distribute their fund shares through a variety of methods including affiliated and unaffiliated sales forces, broker-dealers, and direct sales to the public of shares offered at low or no sales charge. Many larger mutual fund complexes have developed relationships with brokerage houses with large distribution networks, which may enable these fund complexes to reach broader client bases. The Company competes with firms offering similar services and products to those of the Company, such as American Express Financial Advisors Inc. and Edward D. Jones & Co. In addition, the Company competes with brokerage and investment banking firms, insurance companies, banks, and other financial institutions and businesses offering other financial products in all aspects of its business. Although no one company or group of companies dominates the mutual fund management and services industry, many are larger than the Company and have greater resources and offer a wider array of financial services and products. Competition is based on the methods of distribution of fund shares, the ability to develop investment products for certain segments of the market, the ability to meet the changing needs of investors, the ability to achieve superior investment management performance, the type and quality of shareholder services, and the success of sales promotion efforts. The Company believes that competition in the mutual fund industry will increase as a result of increased flexibility afforded to banks and other financial institutions to sponsor mutual funds and distribute mutual fund shares, and as a result of consolidation and acquisition activity within the industry. In addition, barriers to entry to the investment management business are relatively few, and the Company thus anticipates that it will face a growing number of competitors. Many of the Company's competitors in the mutual fund industry are larger, better known, have penetrated more markets than the Company, and have more resources than those of the Company.

  The distribution of mutual fund products has undergone significant developments in recent years, which has increased the competitive environment in which the Company operates. These developments include growth in the number of mutual funds; introduction of service fees payable to broker-dealers that provide continual service to clients in connection with their mutual fund investments; and development of complex distribution systems with multiple classes of shares.

  The Company's financial advisers compete primarily with small broker/dealers and independent financial advisers. The market for financial advice and planning is extremely fragmented, consisting primarily of relatively small companies with fewer than 100 investment professionals. Competition is based on sales techniques, personal relationships and skills, the quality of financial planning products and services, the quality of the financial and insurance products offered, and the quality of service. Competition in this area is intense and some of the financial advisers' competitors are larger, better known, and have more resources.

REGULATION

  Virtually all aspects of the Company's businesses are subject to various Federal and state laws and regulations. These laws and regulations are primarily intended to protect investment advisory clients and shareholders of registered investment companies. Under such laws and regulations, agencies that regulate investment advisers and broker-dealers such as the Company have broad administrative powers, including the power to limit, restrict, or prohibit such an adviser or broker-dealer from carrying on its business in the event that it fails to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures, and fines. The Company believes that it is in substantial compliance with all material laws and regulations.

  The business of the Company is subject to regulation at both the Federal and state level by the Commission and other regulatory bodies. Certain subsidiaries of the Company are registered with the Commission under the Investment Advisers Act and the Funds are registered with the Commission under the Investment Company Act and with various states under applicable state laws. A subsidiary of the Company is also registered as a broker-dealer with the Commission and is subject to regulation by the National Association of Securities Dealers, Inc. (the "NASD") and various states.

  Certain subsidiaries of the Company are registered with the Commission under the Investment Advisers Act and, as such, are regulated by and subject to examination by the Commission. The Investment Advisers Act imposes numerous obligations on registered investment advisers including fiduciary duties, recordkeeping requirements, operational requirements, and disclosure obligations. The Commission is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act, ranging from censure to termination of an investment adviser's registration. The failure of a registered subsidiary of the Company to comply with the requirements of the Commission could have a material adverse effect on the Company. The Company believes it is in substantial compliance with the requirements of the Investment Advisers Act and the regulations under the Investment Advisers Act.

  The Company derives a large portion of its revenues from investment management agreements. Under the Investment Advisers Act, the Company's investment management agreements terminate automatically if assigned without the client's consent. Under the Investment Company Act, advisory agreements with registered investment companies such as the Funds terminate automatically upon assignment. The term "assignment" is broadly defined and includes direct assignments as well as assignments that may be deemed to occur, under certain circumstances, upon the transfer, directly or indirectly, of a controlling interest in the Company. The Offering will not and the Spin-Off should not constitute an assignment for these purposes. Accordingly, the Company does not intend to seek approvals of new investment advisory agreements from the shareholders of the registered investment companies it manages or other client consents in connection with these transactions. See "Risk Factors--Uncertainty of Planned Spin-Off of the Company."

  A subsidiary of the Company is also a member of the Securities Investor Protection Corporation. In its capacity as a broker-dealer, the Company is required to maintain certain minimum net capital and cash reserves for the benefit of its customers, which may limit its ability to pay dividends. The Company's net capital, as defined, has consistently met or exceeded all minimum requirements. Various regulations cover certain investment strategies that may be used by the Funds for hedging purposes. To the extent that the Funds purchase futures contracts, the Funds are subject to the commodities and futures regulations of the Commodity Futures Trading Commission. Under the rules and regulations of the Commission promulgated pursuant to the Federal securities laws, the Company is subject to periodic examination by the Commission. The Company is also subject to periodic examination by the NASD. A subsidiary of the Company is registered under the Exchange Act as a transfer agent. The most recent examination of the Company and the Funds by the Commission was in 1997. The most recent examination of the Company by the NASD was February 1996.

LEGAL MATTERS

  From time to time the Company is a defendant in various lawsuits in routine matters incidental to its business. The Company does not believe that the outcome of any current litigation will have a material effect on the financial condition of the Company.

FUND SUMMARY

  For the United Funds and TMK/United Funds, the total management fee for each Fund is the sum of (i) a fee computed on a Fund's net asset value as of the close of business on each business day at an annual rate specified in the respective Investment Management Agreements (the "Specific Fee") and (ii) a fee computed each day on the combined net asset values of all Funds in the group of Funds of which the particular Fund is a member (the "Group Fee"). The Group Fee rate for the United Funds is computed each day on the basis of the combined net asset value of all of the United Funds at annual rates of .51% of the first $750 million of the United Funds' net asset values declining to .36% of the United Funds' net asset values in excess of $12 billion. The Group Fee rate for TMK/United Funds is computed each day on the basis of the combined net asset value of all the series at annual rates of .51% of the first $750 million of the TMK/United Funds' net asset value declining to .45% of the TMK/United Funds' net asset value in excess of $2.25 billion. For the series of W&R Funds, the total management fee is the Specific Fee computed daily on each series' net assets value at the annual rate shown in the table set forth below.

  The following table sets forth, for each fund or portfolio within the Funds, the date that shares in such Fund were first offered to the public, the net assets of such Fund or portfolio as of December 31, 1997, a description of its investment objective, and the Specific Fee for each Fund.

                                       NET ASSETS                                 SPECIFIC FEE
                           FIRST  AT DECEMBER 31, 1997                            AS A FRACTION
FUND/PORTFOLIO NAME       OFFERED (DOLLARS IN MILLIONS)   INVESTMENT  OBJECTIVE       OF 1%
-------------------       ------- --------------------- ------------------------- -------------
UNITED FUNDS
United Asset Strategy      1995          $   28         Seeks high total return        .30
 Fund, Inc.                                             over the long term by
                                                        allocating its assets
                                                        among stocks, bonds and
                                                        short-term instruments.
United Cash Management,    1979          $  528         Seeks to maximize current     None
 Inc.                                                   income to the extent
                                                        consistent with stability
                                                        of principal by investing
                                                        in money market
                                                        instruments.
United Continental         1970          $  577         Seeks to provide current       .15
 Income                                                 income to the extent that
 Fund, Inc.                                             market and economic
                                                        conditions permit with a
                                                        secondary objective of
                                                        seeking long-term
                                                        appreciation of capital.
United Bond Fund           1964          $  529         Seeks to achieve a             .03
                                                        reasonable return with
                                                        more emphasis on
                                                        preservation of capital.
United Income Fund         1940          $6,495         Seeks maintenance of           .15
                                                        current income, subject
                                                        to market conditions with
                                                        a secondary goal of
                                                        capital growth.
United Accumulative Fund   1940          $1,599         Seeks capital growth,          .15
                                                        with a secondary
                                                        objective of current
                                                        income.

                                       NET ASSETS                                 SPECIFIC FEE
                           FIRST  AT DECEMBER 31, 1997                            AS A FRACTION
FUND/PORTFOLIO NAME       OFFERED (DOLLARS IN MILLIONS)   INVESTMENT OBJECTIVE        OF 1%
-------------------       ------- --------------------- ------------------------- -------------
United Science and         1950          $1,067         Seeks long-term capital        .20
 Technology Fund                                        growth through a
                                                        portfolio emphasizing
                                                        science and technology
                                                        securities.
United Gold & Government   1985          $   18         Seeks high total return        .30
 Fund, Inc.                                             through investing in
                                                        precious metals, mineral-
                                                        related securities and
                                                        gold, silver and platinum
                                                        during periods of actual
                                                        or expected inflation or
                                                        when the environment for
                                                        investments in precious
                                                        metals appears to be
                                                        favorable, and U.S.
                                                        Government securities
                                                        during periods of actual
                                                        or expected disinflation
                                                        or low inflation.
United Government          1982          $  131         Seeks high current income     None
 Securities Fund, Inc.                                  consistent with safety of
                                                        principal by investing
                                                        primarily in securities
                                                        issued or guaranteed by
                                                        the U.S. Government or
                                                        its agencies or
                                                        instrumentalities.
United High Income Fund,   1979          $1,076         Seeks a high level of          .15
 Inc.                                                   current income, with a
                                                        secondary objective of
                                                        seeking capital growth
                                                        when consistent with its
                                                        primary objective.
United High Income Fund    1986          $  417         Seeks a high level of          .15
 II, Inc.                                               current income, with a
                                                        secondary objective of
                                                        seeking capital growth
                                                        when consistent with its
                                                        primary objective.
United International       1970          $1,018         Seeks long-term capital        .30
 Growth Fund, Inc.                                      appreciation, with a
                                                        secondary objective of
                                                        realization of income, by
                                                        investing in securities
                                                        issued by companies or
                                                        governments of any
                                                        nation.
United Municipal Bond      1976          $  989         Seeks income that is not       .03
 Fund, Inc.                                             subject to Federal income
                                                        taxation by investing
                                                        principally in tax-exempt
                                                        municipal bonds.

                                    NET ASSETS                                 SPECIFIC FEE
                        FIRST  AT DECEMBER 31, 1997                            AS A FRACTION
FUND/PORTFOLIO NAME    OFFERED (DOLLARS IN MILLIONS)   INVESTMENT OBJECTIVE        OF 1%
-------------------    ------- --------------------- ------------------------- -------------
United Municipal High   1986          $  491         Seeks a high level of          .10
 Income Fund, Inc.                                   income that is not
                                                     subject to Federal income
                                                     taxation by investing
                                                     principally in medium and
                                                     lower quality tax-exempt
                                                     municipal bonds.
United New Concepts     1983          $  674         Seeks capital growth by        .35
 Fund, Inc.                                          investing in securities
                                                     issued by relatively new
                                                     or unseasoned companies,
                                                     companies in the early
                                                     stages of development or
                                                     smaller companies in new
                                                     and emerging industries
                                                     with above average
                                                     opportunity for growth.
United Retirement       1972          $  769         Seeks the highest long-        .15
 Shares, Inc.                                        term total return
                                                     consistent with
                                                     reasonable safety of
                                                     capital.
United Vanguard Fund,   1969          $1,441         Seeks capital                  .30
 Inc.                                                appreciation through
                                                     diversified holdings of
                                                     securities issued
                                                     primarily by companies
                                                     that have appreciation
                                                     possibilities and through
                                                     proper timing of
                                                     purchases and sales of
                                                     securities.
WADDELL & REED FUNDS,
 INC.
Total Return Fund       1992          $  417         Seeks current income and       .71
                                                     capital growth by
                                                     investing primarily in
                                                     securities issued by
                                                     companies that have a
                                                     record of paying regular
                                                     dividends on common stock
                                                     or have the potential for
                                                     capital appreciation.
Growth Fund             1992          $  269         Seeks capital                  .81
                                                     appreciation by investing
                                                     primarily in securities
                                                     issued by companies that
                                                     offer above-average
                                                     growth potential,
                                                     including relatively new
                                                     or unseasoned companies.

                                     NET ASSETS                                 SPECIFIC FEE
                         FIRST  AT DECEMBER 31, 1997                            AS A FRACTION
FUND/PORTFOLIO NAME     OFFERED (DOLLARS IN MILLIONS)   INVESTMENT OBJECTIVE        OF 1%
-------------------     ------- --------------------- ------------------------- -------------
Limited-Term Bond Fund   1992           $ 19          Seeks a high level of          .56
                                                      current income consistent
                                                      with preservation of
                                                      capital by investing
                                                      primarily in debt
                                                      securities of investment
                                                      grade, including U.S.
                                                      government securities,
                                                      and maintaining a dollar-
                                                      weighted average maturity
                                                      of the portfolio of two
                                                      to five years.
Municipal Bond Fund      1992           $ 40          Seeks income that is not       .56
                                                      subject to Federal income
                                                      taxation by investing
                                                      primarily in municipal
                                                      bonds.
International Growth     1992           $ 71          Seeks long-term                .81
 Fund                                                 appreciation, with a
                                                      secondary goal of
                                                      realization of income, by
                                                      investing in securities
                                                      issued by companies or
                                                      governments of any
                                                      nation.
Asset Strategy Fund      1995           $ 17          Seeks high total return        .81
                                                      over the long term by
                                                      allocating assets among
                                                      stocks, bonds and short-
                                                      term instruments.
Science and Technology   1997           $  5          Seeks long-term capital        .71
 Fund                                                 growth through a
                                                      portfolio emphasizing
                                                      science and technology
                                                      securities.
High Income Fund         1997           $  7          Seeks a high level of          .66
                                                      current income, with a
                                                      secondary objective of
                                                      seeking capital growth
                                                      when consistent with its
                                                      primary objective.
TMK/UNITED FUNDS, INC.
Money Market Portfolio   1987           $ 43          Seeks maximum current         None
                                                      income consistent with
                                                      stability of principal by
                                                      investing in money market
                                                      securities.
Bond Portfolio           1987           $100          Seeks current income with      .03
                                                      an emphasis on
                                                      preservation of capital.
High Income Portfolio    1987           $120          Seeks high current             .15
                                                      income, with a secondary
                                                      objective of capital
                                                      growth.

                                       NET ASSETS                                 SPECIFIC FEE
                           FIRST  AT DECEMBER 31, 1997                            AS A FRACTION
FUND/PORTFOLIO NAME       OFFERED (DOLLARS IN MILLIONS)   INVESTMENT OBJECTIVE        OF 1%
-------------------       ------- --------------------- ------------------------- -------------
Growth Portfolio           1987           $639          Seeks capital growth with      .20
                                                        current income as a
                                                        secondary objective.
Income Portfolio           1991           $637          Seeks maintenance of           .20
                                                        current income, subject
                                                        to market conditions with
                                                        a secondary objective of
                                                        capital growth.
International Portfolio    1994           $115          Seeks long-term                .30
                                                        appreciation of capital,
                                                        with current income as a
                                                        secondary objective by
                                                        investing principally in
                                                        securities issued by
                                                        companies or governments
                                                        of any nation.
Small Cap Portfolio        1994           $148          Seeks capital growth by        .35
                                                        investing primarily in
                                                        securities issued by
                                                        relatively new or
                                                        unseasoned companies,
                                                        companies in their early
                                                        stages of development or
                                                        smaller companies
                                                        positioned in new and
                                                        emerging industries with
                                                        above average opportunity
                                                        for rapid growth.
Balanced Portfolio         1994           $ 68          Seeks current income with      .10
                                                        a secondary objective of
                                                        long-term appreciation of
                                                        capital.
Limited-Term Bond          1994           $  4          Seeks a high level of          .05
 Portfolio                                              current income consistent
                                                        with preservation of
                                                        capital by investing
                                                        primarily in debt
                                                        securities of investment
                                                        grade and maintaining a
                                                        dollar weighted average
                                                        maturity of the portfolio
                                                        of two to five years.
Asset Strategy Portfolio   1995           $ 10          Seeks high total return        .30
                                                        over the long term by
                                                        allocating its assets
                                                        among stocks, bonds and
                                                        short-term instruments.
Science and Technology     1997           $ 10          Seeks long-term capital        .20
 Portfolio                                              growth by investing
                                                        primarily in science and
                                                        technology securities.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  As of the date of the Offering, the Company's directors and executive officers are expected to be, and their ages as of December 31, 1997 are, as follows:

       NAME                         AGE                          POSITION
       ----                         ---                          --------
David L. Boren....................   56 Director
Joseph M. Farley..................   70 Director
Louis T. Hagopian.................   72 Director
Robert L. Hechler.................   60 Executive Vice President, Chief Operating Officer, Director
Henry J. Herrmann.................   55 President, Chief Investment Officer, Treasurer, Director
Joseph L. Lanier, Jr..............   65 Director
Harold T. McCormick...............   68 Director
Sharon K. Pappas..................   38 Secretary
George J. Records.................   63 Director
R.K. Richey.......................   71 Director
Keith A. Tucker...................   52 Chairman of the Board and Chief Executive Officer, Director

--------

  Set forth below is a description of the backgrounds of the executive officers and directors of the Company.

  David L. Boren has been President of The University of Oklahoma, Norman, Oklahoma since November 1994, and prior thereto he served as United States Senator from Oklahoma, 1979-1994 and a member of the Senate Finance Committee. Mr. Boren is a director of Torchmark Corporation, Phillips Petroleum Corporation, AMR Corporation, and Texas Instruments, Inc. Mr. Boren's term on the Board of Directors of the Company expires in 2000.

  Joseph M. Farley has been Of Counsel at Balch & Bingham, Attorneys and Counselors, Birmingham, Alabama since November 1992. Mr. Farley is a director of Torchmark Corporation. Mr. Farley's term on the Board of Directors of the Company expires in 2000.

  Louis T. Hagopian has been owner of Meadowbrook Enterprises, Darien, Connecticut, an advertising and marketing consultancy, since January 1990 and is Vice Chairman, Partnership for a Drug-Free America, New York, New York. Mr. Hagopian is a director of Torchmark Corporation. Mr. Hagopian's term on the Board of Directors of the Company expires in 1999.

  Robert L. Hechler has been President, Chief Executive Officer, and Treasurer of Waddell & Reed, Inc. since April 1993 and President of Waddell & Reed Services Company since January 1982. Mr. Hechler's term on the Board of Directors expires in 2000.

  Henry J. Herrmann has been Vice President and Chief Investment Officer of the Company since April 1993, and prior thereto was Senior Vice President and Chief Investment Officer of the Company since March 1987. Mr. Herrmann's term on the Board of Directors of the Company expires in 2001.

  Joseph L. Lanier, Jr. has been Chairman of the Board and Chief Executive Officer of Dan River Incorporated, Danville, Virginia, a textile manufacturer, since November 1989. Mr. Lanier is a director of Torchmark Corporation, Flowers Industries, Inc., Dimon Inc., and SunTrust Banks, Inc. Mr. Lanier's term on the Board of Directors of the Company expires in 2001.

  Harold T. McCormick has served as Chairman and Chief Executive Officer of Bay Point Yacht & Country Club, Panama City, Florida since March 1988 and as Chairman, First Ireland Spirits Co., Ltd., Dublin, Ireland, since February 1996. Mr. McCormick is a director of Torchmark Corporation. Mr. McCormick's term on the Board of Directors of the Company expires in 2000.

  Sharon K. Pappas has been Senior Vice President, Secretary, and General Counsel of Waddell & Reed, Inc. and Waddell & Reed Services Company since September 1994. Ms. Pappas was Assistant General Counsel of Waddell & Reed, Inc. and Waddell & Reed Services Company from January 1992 until September 1994.

  George J. Records has served as Chairman of Midland Financial Co., Oklahoma City, Oklahoma, a bank and financial holding company for retail banking and mortgage operations, since 1982. Mr. Records is a director of Torchmark Corporation. Mr. Records' term on the Board of Directors of the Company expires in 1999.

  R. K. Richey is Chairman of and Chief Executive Officer of Torchmark Corporation and is a director of Full House Resorts, Inc., Vesta Insurance Group, Inc., and of each of the United Funds, the W&R Funds, and the TMK/United Funds. Mr. Richey's term on the Board of Directors of the Company expires in 1999.

  Keith A. Tucker is a director and Vice Chairman of Torchmark Corporation. He is a director of each of the United Funds, W&R Funds, and the TMK/United Funds. Mr. Tucker's term on the Board of Directors of the Company expires in 1999.

BOARD OF DIRECTORS

  The Company's Board of Directors is divided into three classes with the initial term of the first class expiring at the annual meeting of stockholders to be held in 1999 (four directors), the second class expiring at the annual meeting of stockholders to be held in 2000 (four directors), and the third class expiring at the annual meeting of stockholders to be held in 2001 (two directors). The Company intends to add two independent directors to the third class of directors as soon as practicable after the Offering.

  The executive officers of the Company are elected annually and serve at the discretion of the Board of Directors.

  After completion of the Offering, the Company intends to establish an Audit Committee and a Compensation Committee, each composed of at least two independent directors, an Executive Committee and a Nominating Committee. The Audit Committee will recommend the annual appointment of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures, and the adequacy of the Company's internal control procedures. The Compensation Committee will administer the Company's Plans (as defined below) and make recommendations to the Board of Directors regarding compensation for the Company's executive officers. In the absence of a meeting of the Board of Directors, the Executive Committee is empowered to exercise all the powers and authority of the Board of Directors in the management of the business affairs of the Company, except that the Executive Committee is not permitted to take any action that committees are expressly prohibited from taking under the terms of the Certificate of Incorporation, the Bylaws, or the laws of the State of Delaware. The Nominating Committee will review the qualifications of potential candidates for the Board of Directors, report its findings to the Board of Directors, and propose nominations for Board memberships for approval by the Board of Directors and submission to the stockholders of the Company for approval.

COMPENSATION OF DIRECTORS

  Directors of the Company who are also employees receive no additional compensation for their services as a director. It is currently anticipated that non-employee directors (the "Non-Employee Directors") will receive an annual retainer and a fee for each board and committee meeting that they attend, the amounts of which will be determined in the future. The Company reimburses all directors of the Company for travel expenses incurred in attending meetings of the Board of Directors and its committees.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation received by the persons who will be the Company's Chairman of the Board and Chief Executive Officer and the four other most highly paid executive officers of the Company (the "Named Executive Officers") for the Company's two most recent fiscal years. Mr. Tucker's compensation has been paid by Torchmark Corporation and Messrs. Herrmann, Hechler, Thompson, and Intagliata's compensation has been paid by the Company. Effective January 1, 1998, Mr. Tucker's compensation has been paid by the Company, and Mr. Tucker's compensation has been reflected in the financial statements included in the Prospectus as a Company expense for all periods presented.

                          SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION       LONG TERM COMPENSATION AWARDS
                              ---------------------- -------------------------------------
                                                     SECURITIES UNDERLYING    ALL OTHER
NAMES AND PRINCIPAL POSITION  YEAR  SALARY  BONUS(1)    OPTIONS/SARS(2)    COMPENSATION(3)
----------------------------  ---- -------- -------- --------------------- ---------------
Keith A. Tucker.........      1997 $800,016 $      0        386,892            $6,619
                              1996 $700,000 $      0        130,000            $6,114
Henry J. Herrmann.......      1997 $420,000 $715,000        124,600            $4,800
                              1996 $420,000 $392,000         36,000            $4,500
Robert L. Hechler.......      1997 $300,000 $565,000         69,500            $4,800
                              1996 $300,000 $295,000         16,000            $4,500
Russell E. Thompson.....      1997 $364,000 $175,396          6,200            $4,800
                              1996 $350,000 $146,254          8,000            $4,500
Antonio Intagliata......      1997 $235,000 $140,000              0            $4,800
                              1996 $235,000 $ 42,000          2,000            $4,500

--------
(1) Mr. Tucker elected to defer his 1997 bonus of $400,000, and Messrs. Herrmann and Hechler each elected to defer $100,000 of their 1997 bonuses pursuant to the Torchmark Corporation 1996 Executive Deferred Compensation Stock Option Plan (the "TMK Executive Deferral Plan"). Mr. Tucker also elected to defer his 1996 bonus of $425,000 pursuant to the TMK Executive Deferral Plan. These amounts are excluded from the table. Pursuant to a Portfolio Manager's Deferred Compensation Plan, $75,000 and $60,000 of the 1997 portfolio manager's bonuses for Messrs. Thompson and Intagliata, respectively, were mandatorily deferred, and $54,000 and $18,000 of the 1996 portfolio manager's bonuses were deferred by Messrs. Thompson and Intagliata, respectively. These amounts are also excluded from the table.
(2) In January 1997, Mr Tucker elected to convert his 1996 interest bearing deferred compensation account in the TMK Executive Deferral Plan into options on 163,992 shares of Torchmark Corporation common stock. In September 1997, officers and directors of Torchmark were allowed to elect to participate in a program pursuant to the Torchmark Corporation 1987 Stock Incentive Plan, as amended, (the "TMK Incentive Plan") whereby they could elect to exercise their existing options in Torchmark Corporation common stock and receive new restoration options in Torchmark Corporation common stock. Messrs. Tucker, Herrmann, Hechler, and Thompson elected to participate in this exercise program and accordingly received option grants shown in this table in Torchmark Corporation common stock under the TMK Incentive Plan in 1997 (Mr. Tucker received an option for 223,900 shares thereunder). Mr. Intagliata elected not to participate in the exercise program and thus was not awarded options in Torchmark Corporation common stock in 1997. Mr. Intagliata does continue to hold unexercised options in Torchmark Corporation common stock pursuant to the TMK Incentive Plan. For 1996, securities underlying options reflect grants of options pursuant to the TMK Incentive Plan.
(3) For Mr. Tucker, includes Torchmark contributions to Torchmark Corporation Savings and Investment Plan, a funded, qualified defined contribution plan, of $4,800 for 1997 and $4,500 for 1996; interest only on prior contributions to the Torchmark Corporation Supplemental Savings and Investment Plan, an unfunded, non-qualified defined contribution plan, of $1,723 for 1997 and $1,614 for 1996 and interest on deferred compensation in the Torchmark Corporation Restated Deferred Compensation Plan for Directors, Advisory Directors, Directors Emeritus and Officers, as amended of $96 for 1997. Includes Company contributions to the United Investors Management Company Saving and Investment Plan, a funded, qualified contribution plan, for Messrs. Herrmann, Hechler, Thompson, and Intagliata of $4,800 each for 1997 and $4,500 each for 1996.

  The following table provides information on grants of options in fiscal year 1997 to the Named Executive Officers to purchase shares of Torchmark Corporation common stock.

                          OPTIONS GRANTED DURING 1997

                                           INDIVIDUAL GRANTS
                          ---------------------------------------------------
                                                                               POTENTIAL REALIZABLE VALUE
                          NUMBER OF                                             AT ASSUMED ANNUAL RATES
                          SECURITIES    % OF TOTAL                            OF STOCK PRICE APPRECIATION
                          UNDERLYING  OPTIONS GRANTED  EXERCISE OR                  FOR OPTION TERM
                           OPTIONS     TO EMPLOYEES    BASE PRICE  EXPIRATION ----------------------------
          NAME            GRANTED(1) IN FISCAL YEAR(2) (PER SHARE)    DATE         5%            10%
          ----            ---------- ----------------- ----------- ---------- ------------- --------------
Keith A. Tucker(3)......   163,492         29.5%         $25.875    01/31/08  $   2,660,449 $    6,742,095
                           223,400         45.2%         $39.125    09/27/07     $5,496,872    $13,930,142
Henry J. Herrmann (3)...   124,600         25.2%         $39.125    09/27/07  $   3,065,847 $    7,769,452
Robert L. Hechler (3)...    69,500         14.1%         $39.125    09/27/07  $   1,710,083 $    4,333,683
Russell E. Thompson
 (3)....................     6,200          1.3%         $39.125    09/27/07  $     152,554 $      386,602
Antonio Intagliata (3)..         0            0%            N/A         N/A   $           0 $            0

--------
(1) Mr. Tucker's option expiring January 31, 2008, is a non-qualified stock option acquired pursuant to his election to convert his 1996 interest bearing deferred compensation account in the TMK Executive Deferral Plan to options in Torchmark Corporation common stock. Such options were granted with an eleven year term at an exercise price equal to the closing price of Torchmark Corporation common stock on the date of his conversion election (the grant date). All options granted to Messrs. Herrmann and Hechler and Mr. Tucker's option expiring on September 27, 2007 are non-qualified stock options granted on Torchmark Corporation common stock pursuant to a restoration option program under the TMK Incentive Plan. Such options were granted with a ten year and two day term at an exercise price equal to the closing price of Torchmark Corporation common stock on the grant date. As restoration options issued in connection with the exercise of fully vested options, these options are fully exercisable as of their September 25, 1997 grant date.
(2) Percentages calculated for Mr. Tucker are shown separately for grants under the TMK Executive Deferral Plan (163,492 share option) in which Mr. Tucker was the only Company employee participating with other employees of Torchmark and for grants under the TMK Incentive Plan (223,400 share option) based upon option grants to Mr. Tucker and all other Company employees (excluding all other Torchmark employees).
(3) The Company will, upon consummation of the Offering, grant to Messrs. Tucker, Herrmann, Hechler, Thompson, and Intagliata non-qualified stock options for 180,000 shares, 334,600 shares, 292,200 shares, 165,600 shares, and 86,800 shares, respectively, under the Stock Incentive Plan described below as part of such persons' 1997 compensation and/or as offering related options. Such options will be exercisable at the initial public offering price. In addition, the Company will, upon consummation of the Offering, make restricted stock awards to Messrs. Herrmann and Hechler of 110,000 and 90,000 shares of Class A Common Stock, respectively. Also, as of the date of the closing of the Offering, 48,000 shares of Torchmark Corporation common stock previously issued to Mr. Tucker pursuant to a Torchmark stock plan will be converted into restricted stock under a Company stock plan. See "--Conversion of Torchmark Equity Compensation to Class A Common Stock of the Company." These grants and conversions are not reflected in the table.

  The following table provides information on option exercises in 1997 by the Named Executive Officers and the value of each such Named Executive Officers' unexercised options to acquire common stock of Torchmark Corporation at December 31, 1997.

AGGREGATED OPTION EXERCISES DURING 1997 AND OPTION VALUES AT DECEMBER 31, 1997

                                                                                        VALUE OF UNEXERCISED
                                                        NUMBER OF SECURITIES                IN-THE-MONEY
                                                       UNDERLYING UNEXERCISED                OPTIONS AT
                         NUMBER OF SHARES            OPTIONS AT FISCAL YEAR END           FISCAL YEAR END
                             ACQUIRED       VALUE    ------------------------------   -------------------------
          NAME           ON EXERCISE (1)   REALIZED  EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
          ----           ---------------- ---------- -------------   --------------   ----------- -------------
Keith A. Tucker.........     357,224      $7,068,164         388,400          393,492 $4,371,350   $6,967,588
Henry J. Herrmann.......     198,200      $4,204,512         166,100           58,000 $1,323,744   $1,074,250
Robert L. Hechler.......     127,622      $3,250,168          81,500           28,000 $  458,844   $  530,000
Russell E. Thompson.....      10,000      $  221,250          10,200           12,000 $  100,988   $  220,500
Antonio Intagliata......           0      $        0          10,074            5,000 $  239,676   $   96,125

--------
(1) Of shares shown as acquired on exercise, Messrs. Tucker, Herrmann, Hechler, and Thompson retained 106,500, 57,000, 44,100, and 3,000 shares, respectively, after cashless stock option exercises.

COMPENSATION, BENEFITS, AND RETIREMENT PLANS

  The Company intends to implement the following stock plans: The 1998 Stock Incentive Plan (the "Stock Incentive Plan"), The 1998 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"), and The 1998 Executive Deferred Compensation Stock Option Plan (the "Executive Deferral Plan") (collectively, the "Plans"). Terms not expressly defined in the descriptions of the Plans below have the same meaning as assigned to such terms in the Plans. Each Plan will be filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Upon consummation of the Offering and after giving effect to the grants made in connection with the Offering referred to below, under the Plans the Company will have (on a fully diluted basis and assuming the exercise of all options granted to them and excluding shares of stock purchased outside of the Plans) reserved 16.3 million shares of Class A Common Stock, or approximately 25% of the outstanding Common Stock after the Offering, for issuance under the Plans, including (i) awarded options to purchase up to 1,069,200 shares of Class A Common Stock, approximately 1.7% of the outstanding Common Stock, to the Named Executive Officers; and (ii) issued 200,000 shares of restricted Class A Common Stock, less than 1% of the outstanding Common Stock, to the Named Executive Officers. In addition, 48,000 shares of restricted stock of Torchmark Corporation previously issued to Mr. Tucker pursuant to a Torchmark stock plan will be converted into Restricted Stock under the Stock Incentive Plan. See "--Conversion of Torchmark Equity Compensation to Class A Common Stock of the Company." The following is a brief summary of each of the Plans, which are qualified in their entirety by the Plans, copies of which will be filed as an exhibit to the Registration Statement of which the Prospectus is a part.

 Stock Incentive Plan

  The Stock Incentive Plan, covering 13,000,000 shares, will permit (i) the grant of options to purchase shares of Class A Common Stock intended to qualify as incentive stock options under (S) 422 of the Code ("Incentive Options"); (ii) the grant of options that do not so qualify ("Non-Qualified Options"); (iii) the issuance of Class A Common Stock that may be subject to certain restrictions ("Restricted Stock"); (iv) stock appreciation rights, which entitle the holder, upon exercise, to receive cash or shares of Class A Common Stock in value not to exceed the appreciation in value of Class A Common Stock since the date of grant (an "SAR"); and (v) deferred stock awards ("Deferred Stock Awards"), which entitle the recipient to receive shares at future dates without any payment in cash or property. The Stock Incentive Plan was designed and intended as a performance incentive for officers, employees, consultants, and other key persons performing services for the

Company to encourage such persons to acquire or increase a proprietary interest in the success and progress of the Company. Upon consummation of the Offering and giving effect to the grants made in connection with the Offering, 2,372,300 options will be awarded under the Stock Incentive Plan, and the Company will issue an aggregate of 200,000 shares of Restricted Stock under the Stock Incentive Plan (excluding the conversion of Mr. Tucker's Torchmark restricted stock). These stock options will be initially exercisable at the initial public offering price, and such stock options and the restricted stock grants will generally vest in equal one-third increments on the second, third, and fourth anniversaries of the consummation of the Offering.

  The Stock Incentive Plan is administered by the Compensation Committee (the "Compensation Committee"). All members of the Compensation Committee are "disinterested persons" as that term is defined under the rules promulgated by the Commission. On and after the date the Stock Incentive Plan becomes subject to (S) 162(m) of the Code, all members of the Compensation Committee will be "outside directors" as defined in (S) 162(m) of the Code and the regulations thereunder. The Compensation Committee has full power to select, from among the employees and other persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Stock Incentive Plan. Persons eligible to participate in the Stock Incentive Plan will be those officers, employees, and other key persons, such as consultants, of the Company who are responsible for or contribute to the management, growth, or profitability of the Company, as selected from time to time by the Compensation Committee. SARs may be granted in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or unrestricted common stock of the Company (as determined by the Compensation Committee), not greater in value than the increase in the value of the shares covered by such right since the date of grant. Each SAR will terminate upon the termination of the related option.

  Only employees of the Company may be granted Incentive Options. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the Class A Common Stock on the date of grant in the case of Incentive Options and Non-Qualified Options.

  The Stock Incentive Plan provides that automatic formula-based Non-Qualified Options for 6,000 shares will be awarded to non-employee directors on the date of consummation of the Offering with an exercise price equal to the offering price and 3,000 shares will be awarded to non-employee directors on the first day of each calendar year on which the Company's Class A Common Stock is traded on the New York Stock Exchange at 100% of the market value of the Class A Common Stock on that date. Additionally, non-employee directors may be granted non-formula based Non-Qualified Options at the discretion of the Compensation Committee, which may have an exercise price equal to the market value of the stock on the grant date or at a discount not to exceed 25% of the market value on the grant date.

  The Compensation Committee may make Deferred Stock Awards under the Stock Incentive Plan. These non-transferable awards entitle the recipient to receive shares at a future date or dates without any payment in cash or property in one or more installments, as determined by the Compensation Committee. Receipt of deferred stock may be conditioned on such matters as the Compensation Committee determines, including continued employment or attainment of performance goals. Such rights will generally terminate upon the participant's termination of employment. Any deferral restrictions under a Deferred Stock Award may be accelerated or waived by the Compensation Committee at any time (including following termination of employment).

  The Compensation Committee may also award shares of Restricted Stock to officers, other employees, and key persons of the Company. The conditions and restrictions applicable to the Restricted Stock may include the achievement of certain performance goals and continued employment with the Company through a specified restricted period. These conditions and restrictions, as well as the purchase price of shares of Restricted Stock, will be determined by the Compensation Committee. If the performance goals and other restrictions are not attained, the employees will forfeit their awards of Restricted Stock.

  The Board of Directors may at any time amend or discontinue the Stock Incentive Plan and the Compensation Committee may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. No such action may be taken, however, that adversely affects any rights under outstanding awards without the holder's consent. Further, amendments to the Stock Incentive Plan will be subject to approval by the Company's stockholders if and to the extent required by the Code to preserve the qualified status of Incentive Options or to preserve tax deductibility of compensation earned under stock options and stock appreciation rights.

  The Stock Incentive Plan provides that in the event of a "Change of Control" (as defined in the Stock Incentive Plan), unless otherwise determined by the Compensation Committee prior to such Change of Control or to the extent expressly provided by the Compensation Committee at or after the time of grant, or in the event of a "Potential Change of Control" (as defined in the Stock Incentive Plan), in each case occurring after the first anniversary of completion of the Offering, (i) all stock options and related SARs will become immediately excisable, (ii) the restrictions and deferral limitations applicable to outstanding Restricted Stock Awards and Deferred Stock Awards will lapse and the shares in question will fully vest, and (iii) the value of such options and awards, to the extent determined by the Compensation Committee, will be settled on the basis of the highest price paid (or offered) during the preceding 60-day period, as determined by the Compensation Committee. In the sole discretion of the Compensation Committee, such settlements may be made in cash or in stock, as is a necessary to effect the Change of Control. In addition, at any time prior to or after a Change of Control, the Compensation Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate. Generally, if an optionee's employment or consultant status with the Company or a director's status as an outside director terminates by reason of or within three months following a merger or other business combination resulting in a Change of Control, the Stock Incentive Plan provides that such optionee's stock options will terminate upon the latest of (i) six months and one day after the merger or business combination, (ii) ten business days following the expiration of the period during which publication of financial results covering at least thirty days of post-merger combined operations has occurred, and (iii) the expiration of the stated term of such stock option or director stock option.

  Approximately 60 employees are currently eligible to participate in the Stock Incentive Plan.

  Non-Employee Director Plan

  The Non-Employee Director Plan will permit Non-Employee Directors to elect to defer on an annual basis all or a designated portion of their director compensation payable in 1998 or thereafter into the interest-bearing account of the Non-Employee Director Plan (the "Interest Account"). Such deferrals would be made subject to a one-time opportunity by the Non-Employee Director to convert that particular year's deferred director compensation into options, granted either at market value or at a designated discount not to exceed 25% of market value, to acquire Class A Common Stock. The Company's current Non-Employee Directors as well as any subsequently elected Non-Employee Directors constitute the class of persons eligible to participate in this plan. Up to 800,000 shares of Class A Common Stock are proposed to be reserved for issuance pursuant to the Non-Employee Director Plan.

  On or before December 31 of each year, each Non-Employee Director will determine whether to receive all or a portion of his or her annual retainer and Board of Directors and committee meeting fees for the following calendar year in cash or to defer all or a portion (in 10% increments, but not less than 50%) of such Annual Compensation (as defined in the Non-Employee Director
Plan) (assuming maximum attendance at scheduled Board of Directors and committee meetings) into an interest-bearing account in the Non-Employee Director Plan. In the case of a newly elected Non-Employee Director, such determination to defer compensation must be made within the 30-day period immediately following election to the Board of Directors. The determination to defer, if made, will be indicated upon a Primary Election Form, which will specify the percentage of compensation deferred and the basis for payment of the interest-bearing account balance (a lump sum or designated number of monthly payments not to exceed 120) to the Non-Employee Director upon the earliest of (i) December 31 of the fifth year after the year with respect to which the deferral was made; (ii) the first business day of the fourth month after such Non-Employee Director's death; or (iii) termination as a Non-Employee Director, for any reason other than by death.

  At any time, but only once, during the calendar year immediately following the filing of a Primary Election Form, a participating Non-Employee Director may elect to convert the then current balance in his or her Interest Account for the calendar year to which such Primary Election Form relates into options to acquire Class A Common Stock. For example, if a Primary Election Form was filed in December 1997 deferring Annual Compensation to be earned in 1998, the Non-Employee Director may elect at any time during 1998 to convert such deferred amount plus accrued interest to the conversion election date into stock options. The irrevocable election to receive options as of this election date, which is made on a Secondary Election Form, will specify the percentage of such stock options to be granted at an exercise price of 100% of the Fair Market Value per Share on the Option Grant Date and the percentage of options to be granted at an exercise price of not less than 75% of the Fair Market Value per Share (with the discount of up to 25% to be determined by the Compensation Committee in its discretion). Non-Employee Directors may elect to receive discounted stock options, market value stock options, or a combination of both. To the extent that a Non-Employee Director chooses to receive discounted stock options, he or she will receive options on a smaller number of shares with a lower exercise price per share while a decision to receive market value options will result a larger number of shares subject to option with a higher exercise price per share.

  Options granted pursuant to the Non-Employee Director Plan will be non-qualified stock options. Based upon the Non-Employee Director's decision as to the exercise price (discounted or market value) of the options to be received, the number of Shares subject to such option will be the whole number of Shares equal to (a) the dollar amount which the Non-Employee Director has elected to convert to options divided by (b) the per share value of an option on the Option Grant Date, as determined using an option valuation model selected by the Compensation Committee. Options are first exercisable, cumulatively, as to 10% of the Shares on each of the first through tenth anniversaries of the Option Grant Date. The term of the option will be as specified by the Compensation Committee but in no event may the period of time over which an option may be exercised exceed eleven years from the Option Grant Date. In no event will death, disability, retirement, other termination of directorship, or failure to be reelected as a director shorten the term of any outstanding option. Options may be subject to accelerated vesting and will be immediately exercisable upon the Non-Employee Director's death or Disability, a Change in Control of the Company as defined in the plan or the unanimous decision of the Compensation Committee to accelerate. Upon acceleration, an option remains exercisable for the remainder of its original term. Options may be exercised in whole or in part. Shares will be issued pursuant to the exercise of an option only upon receipt by the Company of payment in full of the aggregate purchase price for the Shares subject to the option or portion thereof being exercised. The Compensation Committee may determine the specific method of payment, including permitting "cashless exercises," and other terms and provisions of options in its sole discretion.

  Options will not be assignable or transferable other than by will or by the laws of descent and distribution, except that the Compensation Committee may permit transfers that it, in its sole discretion, concludes do not result in accelerated taxation and that are otherwise appropriate and desirable taking into account any applicable securities laws.

  Based upon current Federal tax laws, a Non-Employee Director will not recognize income upon the making of a proper and timely deferral to the Interest Account nor will income be recognized upon the conversion of such account balance to options. The Non-Employee Director will recognize income for purposes of Federal income tax when the amount in his or her Interest Account is paid out or immediately upon the exercise of the options, generally in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the option. The Company generally will receive a corresponding tax deduction when the Non-Employee Director recognizes income subject to any applicable deductibility limitations of the Code.

  The Non-Employee Director Plan will be administered by the Compensation Committee, which will have the authority to interpret and construe the Non-Employee Director Plan, make necessary rules and regulations to administer the plan, and designate persons as its agents who are neither members of the Compensation Committee or the Board of Directors to carry out administrative responsibilities under the Plan.

  Adjustments will be made to the total number of Shares reserved for issuance under the Non-Employee Director Plan, the number of Shares covered by, and the exercise price of each outstanding option if the Company at any time changes the number of issued Shares through a stock dividend, stock split, recapitalization, reorganization, or other change in corporate structure affecting the Shares. The Compensation Committee will authorize the issuance, continuation, or assumption of outstanding options or provide for other equitable adjustments after changes in Shares resulting from any merger, consolidation, sale of assets, acquisition of property or stock, or similar occurrence in which the Company is the surviving or continuing corporation upon such terms and conditions as it deems necessary. In the case of an acquisition where the Company is not the surviving or continuing corporation and outstanding Shares are not converted into or exchanged for different securities, cash, or other property, a Non-Employee Director who holds an outstanding option will have the right then and during the remaining term of the option to receive the same acquisition consideration received by the Company's other shareholders.

  The Board of Directors may amend, suspend, or terminate the Non-Employee Director Plan or any stock option award notice under the plan at any time, except that it may condition amendments or modifications on shareholder approval if necessary or advisable because of tax, securities, or other applicable laws, policies, or regulations. No amendment, modification, or termination will adversely affect any outstanding options or Interest Accounts without the consent of the participant.

  Executive Deferral Plan

  The Executive Deferral Plan will permit Eligible Executives to defer salary and bonus into interest-bearing accounts in the plan, subject to a one time opportunity to elect to convert within a designated time period any deferred salary for that year as well as a one time opportunity to elect within a designated time period to convert any deferred bonus for that calendar year into options to acquire Class A Common Stock. Such options may be granted with an exercise price of the fair market value of the stock or at a discount not to exceed 25% of its market value. The Eligible Executives will be determined from time to time by the Compensation Committee or its designee or by the Chairman of the Board. Currently, three persons have been designated as eligible to participate in the Executive Deferral Plan, and it is contemplated that the number of Eligible Executives will not in any case exceed 10 persons. Up to 2,500,000 shares of Class A Common Stock have been reserved for issuance pursuant to the Executive Deferral Plan.

  On or before the last day of each calendar quarter, an Eligible Executive may elect to receive all or a portion of his or her salary for the next calendar quarter in cash or may irrevocably elect to defer all or a portion in 10% or $10,000 increments of next quarter's salary into an Interest Account for Salary under the Executive Deferral Plan by delivering a Primary Election Form for Salary to the plan administrator. Such Primary Election Form for Salary will specify the amount of Salary to be deferred into the interest-bearing account and the form and timing of the payout of deferred amounts, except that if an executive elects to defer Salary for more than one quarter in a calendar year, the form and timing of payout for each quarter's deferral must be identical.

  At any time prior to December 31 of each year, an Eligible Executive may also elect to receive all or a portion of his or her bonus for the current calendar year in cash or may irrevocably elect to defer all or a portion (in 10% or $10,000 increments) of such current calendar year bonus into an Interest Account for Bonus under the Executive Deferral Plan by delivering a Primary Election Form for Bonus to the Plan administrator. Such Primary Election Form for Bonus will specify the amount of Annual Bonus to be deferred and the form and timing of payout of the deferred amount, except that if an executive elects to defer both Salary and Annual Bonus for a particular calendar year, the form and timing must be identical.

  The Interest Accounts of an Eligible Executive will be segregated to reflect deferred compensation on a year-by-year basis and as to the type of compensation deferred (salary or bonus). Interest will be credited to such Interest Accounts at the rate determined from time to time by the Compensation Committee. Payment of the balances in an executive's Interest Accounts will be made as designated by the executive in a lump sum or in the number of approximately equal monthly installments not to exceed 120 which have been selected by the executive. Such payments will begin on the earliest of (a) December 31 of the fifth year after the year with respect to which the deferral was made, (b) the first business day of the fourth month after the executive's death, or (c) termination as an employee of the Company for any reason other than by death.

  At any time, but only once, during the twelve-month period following the end of the calendar year with respect to which an executive deferred Salary into the Executive Deferral Plan, such executive will have the right to convert his or her Interest Account for Salary for the previous year into options in Class A Common Stock by filing an irrevocable Secondary Election Form for Salary. Also, at any time, but only one time, during the twelve month period following the end of a calendar year with respect to which an executive has deferred Annual Bonus into the Plan, such executive will have the right to convert his or her Interest Account for Bonus for such previous year into options in Class A Common Stock by filing an irrevocable Secondary Election Form for Bonus. The filing of such Secondary Election Form for Salary or Secondary Election Form for Bonus will result in receipt by the executive of options as of the date of such filing. The Secondary Election Form will specify the percentage of options to be granted at an exercise price of 100% of the Fair Market Value per Share on the Option Grant Date and the percentage of options to be granted at an exercise price of not less than 75% of the Fair Market Value per Share on the Option Grant Date (with the discount of up to 25% to be determined by Compensation Committee in its discretion). An Eligible Executive may elect to receive market value stock options, discounted stock options or a combination of both. To the extent that an executive selects market value options, he or she will receive options on a larger number of shares with a higher exercise price than if discounted options on fewer shares with a lower exercise price were selected.

  Options issued pursuant to the Executive Deferral Plan will be non-qualified stock options. Based upon the Eligible Executive's decision as to the exercise price (discounted or market value) of the options to be received, the number of Shares subject to such option will be the whole number of Shares equal to
(i) the dollar amount that the executive has elected to convert to options divided by (ii) the per share value of an option on the Option Grant Date, as determined using an option valuation model selected by the Compensation Committee. Options are first exercisable, cumulatively, as to 10% of the Shares on each of the first through tenth anniversaries of the Option Grant Date, except that any option held by a "Covered Employee," as defined in (S) 162(m) of the Code, will not be exercisable before the first day of the calendar year immediately following the year in which the executive ceased to be a Covered Employee. The term of the option will be as specified by the Compensation Committee but in no event may the period of time over which an option may be exercised exceed the longer of eleven years from the Option Grant Date or the thirtieth day of the calendar year immediately following the year in which the executive ceased to be a Covered Employee. In no event will death, disability, retirement, or other termination of employment shorten the term of any outstanding option. Options will be subject to accelerated vesting and will be immediately exercisable upon the executive's death or disability, a Change in Control, or the unanimous decision of the Compensation Committee to accelerate. Upon acceleration, an option remains exercisable for the remainder of its original term.

  Options may be exercised in whole or in part. Shares will be issued pursuant to the exercise of an option only upon receipt by the Company of payment in full of the aggregate purchase price for the Shares subject to the option or portion thereof being exercised. The Compensation Committee may determine the specific method of payment, including permitting "cashless exercises," and other terms and provisions of options in its sole discretion.

  Options will not be assignable or transferable other than by will or by the laws of descent and distribution, except that the Compensation Committee may permit transfers that it, in its sole discretion, concludes do not result in accelerated taxation and that are otherwise appropriate and desirable taking into account any applicable securities laws.

  Based on current Federal tax laws, a participating executive will not recognize income upon the making of a proper and timely deferral to Interest Accounts nor will income be recognized upon the conversion of such account balances to options. The executive will recognize income for purposes of Federal income tax when the amounts in his or her Interest Accounts are paid out or immediately upon the exercise of the non-qualified options, generally in an amount equal to the option spread on the date of exercise. The Company generally will receive a corresponding tax deduction when the executive recognizes income, subject to any applicable deductibility limitations of the Code.

  The Executive Deferral Plan will be administered by the Compensation Committee, which will have the authority to interpret and construe the plan, make necessary rules and regulations to administer the Plan and designate persons as its agents who are neither members of the Compensation Committee or the Board of Directors to carry out administrative responsibilities under the Plan.

  Adjustments will be made to the total number of Shares reserved for issuance under the Executive Deferral Plan, the number of Shares covered by and the exercise price of each outstanding option if the Company at any time changes the number of issued Shares through a stock dividend, stock split, recapitalization, reorganization, or other change in corporate structure affecting the Shares. The Compensation Committee will authorize the issuance, continuation or assumption of outstanding options or provide for other equitable adjustments after changes in the number of Shares resulting from any merger, consolidation, sale of assets, acquisition of property or stock, or similar occurrence in which the Company is the surviving or continuing corporation upon such terms and conditions as it deems necessary. In the case of an acquisition where the Company is not the surviving or continuing corporation and outstanding Shares are not converted into or exchanged for different securities, cash, or other property, a participating executive who holds an outstanding option will have the right then and during the remaining term of the option to receive the same acquisition consideration received by the Company's other shareholders.

  The Board of Directors may amend, suspend, or terminate the Executive Deferral Plan or any Stock Option Award Notice under the Plan at any time, except that it may condition amendments or modifications on shareholder approval if necessary or advisable because of tax, securities, or other applicable laws, policies, or regulations. No amendment, modification, or termination will adversely affect any outstanding options or Interest Accounts without the consent of the participating executive.

  Other Plans

  Waddell & Reed Financial, Inc. Savings and Investment Plan (formerly the United Investors Management Company Savings and Investment Plan). This plan will be amended and restated, effective as of a date no sooner than the date of the Offering, to rename it the Waddell & Reed Financial, Inc. Savings and Investment Plan, bring it into compliance with recent legislative and regulatory changes, and change the investment options available to participants. Effective as of the same date as the adoption of this plan, assets and liabilities related to the following categories of current and former employees will be transferred from the plan to the Torchmark Corporation Savings and Investment Plan: (i) current and former employees of UILIC who have an account balance under this plan, (ii) current employees of WRAMCO employed in the marketing division; and (iii) former employees of the Company or one of its affiliates who are currently employed by Torchmark or its affiliates. Effective as of the same date, the Torchmark Corporation Savings and Investment Plan will also transfer to the Waddell & Reed Financial, Inc. Savings And Investment Plan assets and liabilities related to former employees of Torchmark or its affiliates who are currently employees of the Company. The Waddell & Reed Financial, Inc. Savings and Investment Plan is a tax-qualified, defined contribution plan that allows eligible employees of the Company to contribute up to 16% of compensation, as described below, on an after-tax basis. Employees of the Company are eligible to begin contributing to the plan after completing one year of service. The Company makes a matching contribution to the Plan, on behalf of each employee who elects to participate, equal to 50% of the participant's contributions up to the first 6% of compensation. The plan defines compensation as total compensation (including amounts deferred pursuant to a cafeteria plan under (S) 125 of the Code) less annual service awards and other non-cash prizes, deferred compensation, director's fees, expense reimbursements or allowances, and amounts in excess of $150,000 per year (as adjusted). Participants may invest their account balances in a Torchmark stock fund or one or more of 15 mutual funds that are sponsored by the Company and made available under the plan. Effective no sooner than the date of the Offering, participants may elect to invest their account balances in Class A Common Stock. Effective as of this same date, participants will be permitted to make investment transfers out of the Torchmark stock fund but will not be permitted to make transfers into it. Cash dividends on stock held in the Torchmark stock fund will be reinvested in Torchmark common stock. The plan permits investment transfers to take place up to eight times per year. Transfers take effect during the valuation period that begins after the valuation period during which a change is requested. There are 24 semi-monthly valuation periods under the plan. Participants may receive in-service distributions from their accounts under the plan. Distributions are also available upon normal retirement (age 65), disability, death, or termination of employment before normal retirement age. Upon the occurrence of this latter event, only the vested portion of the matching contributions account is distributable. The vesting schedule is a graded six-year schedule, beginning at 20% at two years of service and increasing in 20% increments per year of service until six years of service have been completed.

  Waddell & Reed Financial, Inc. Retirement Income Plan (formerly the United Investors Management Company Retirement Income Plan). This plan will be amended and restated, effective as of a date no sooner than the date of the Offering, to rename it the Waddell & Reed Financial, Inc. Retirement Income Plan and bring it into compliance with recent legislative and regulatory changes. Effective upon adoption of this plan, assets and liabilities related to the following categories of employees will be transferred to the Torchmark Corporation Pension Plan: (i) existing employees of WRAMCO employed in the marketing division and (ii) former employees of the Company who are currently employed by Torchmark or its affiliates. Effective as of the same date, the Torchmark Corporation Pension Plan will also transfer to the Waddell & Reed Financial, Inc. Retirement Income Plan assets and liabilities related to former employees of Torchmark or its affiliates who are currently employees of the Company. The plan is a tax-qualified, non-contributory pension plan that covers all eligible employees of the Company who are 21 years of age or older and have one or more years of credited service. The benefits under the plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the last ten years before the participant's retirement by a percentage equal to 2% for each year of credited service up to 30 years and by 1% for each year of credited service for the next ten years and then reducing that result by a Social Security offset and by other benefits from certain other plans of the Company and Torchmark or its affiliates. Earnings for purposes of the plan do not include bonuses or commissions (other than for Regional Vice Presidents, and Division Managers), directors' fees, expense reimbursements, employer contributions to retirement plans, deferred compensation, or any amounts in excess of $150,000 per year (as adjusted). Benefits under the plan vest 100% after five years. Upon the participant's retirement, benefits under the plan are payable as an annuity or in a lump sum.

  Waddell & Reed, Inc. Career Field Retirement Plan. Until January 1, 1973, Company employees participated in the Waddell & Reed, Inc. Career Field Retirement Plan. Under this plan, the Company contributed annually up to 10% of its profits less forfeitures, which were allocated to the participants on the basis of their compensation. Voluntary employee contributions were permitted under the plan but not required. Since January 1, 1973, no new participants have been admitted to the plan, and participants and the employer make no further contributions. All participants are fully vested. Upon the participant's retirement, termination of employment, disability, death, or reaching age 65, his account is used to purchase an annuity or is paid in a lump sum. Benefits paid under the plan do not offset benefits paid under any other pension plan.

  Control Group Issues. Following the consummation of the Offering, the Company will continue to be a member of the Torchmark controlled group, within the meaning of (S) 414(b) of the Code, and will continue to be treated as a trade or business under common control with Torchmark, within the meaning of
(S) 414(c) of the Code. All members of a controlled group or group of trades or businesses under common control are required to be treated as one employer for purposes of many of the Code's provisions relating to tax qualification, such as (S) 401 (nondiscrimination in benefits and various other nondiscrimination rules), (S) 410 (coverage rules), (S) 411 (benefit accrual and vesting rules), (S) 415 (maximum benefit rules), and (S) 416 (top-heavy rules). Application of these rules may require a change of benefits, coverage, or structure of the Company's qualified plans in order to maintain the qualified status of the plans.

  Continuing Interrelationships with Torchmark. Both the Company's and Torchmark's qualified plans will continue to pay benefits to former employees of Torchmark who were entitled to benefits under the predecessor plans maintained by the Company (except to the extent that assets and liabilities related to such benefits are spun off to other qualified plans of Torchmark). For example, employees of Torch Energy Advisors Incorporated who participated in the Company's plans prior to January 1, 1996, will continue to be entitled to receive benefit payments under the Company's tax-qualified plans.

CONVERSION OF TORCHMARK EQUITY COMPENSATION TO CLASS A COMMON STOCK OF THE
COMPANY

  As of February 2, 1998, there are outstanding options (the "Torchmark Options") to purchase 7,250,218 shares of common stock of Torchmark Corporation granted by Torchmark to officers, directors, and employees of Torchmark Corporation and its affiliates, including the Company, under various Torchmark Corporation stock compensation plans (the "Torchmark Plans"). It is currently anticipated that in connection with the Spin-Off existing Torchmark Options will be adjusted (the "Adjusted Torchmark Options") and the Company will provide for the issuance of options (the "Conversion Options") to purchase Class A Common Stock to the holders of outstanding Torchmark Options (except for options granted December 24, 1997). The Company and Torchmark will then provide (i) holders of Torchmark Options that are employees of the Company an election to receive either solely Conversion Options or a combination of Conversion Options and Adjusted Torchmark Options in a ratio that is reflective of the pro rata distribution of Class A Common Stock to Torchmark stockholders in the Spin-Off and (ii) holders of Torchmark Options who are employees of Torchmark an election to receive either solely Adjusted Torchmark Options or a combination of Conversion Options and Adjusted Torchmark Options in a ratio that is reflective of the pro rata distribution of Class A Common Stock to Torchmark stockholders in the Spin-Off. The number of options that the option holder will be entitled to receive and respective exercise prices will be determined so that (i) the ratio of the exercise price of each of the Conversion Options and the Adjusted Torchmark Options to the market value of their respective underlying common stock will not be less than the ratio of the exercise price of Torchmark Options to the underlying market value of the Torchmark Corporation common stock immediately prior to the Spin-Off and (ii) the aggregate intrinsic value of the Conversion Options and Adjusted Torchmark Options (the difference between the aggregate exercise price and aggregate market value of the underlying stock) will not exceed the aggregate intrinsic value inherent in Torchmark Options immediately prior to the Spin-Off. The Company and Torchmark reserve the right to adjust the foregoing procedures as it deems necessary in its sole discretion so that the purposes of the conversion are effected in a manner suitable to the Company and Torchmark. All other terms and conditions of the options issued in the conversions described above will be the same as the original options.

  As of the date of the closing of the Offering, Messrs. Tucker, Herrmann, and Hechler will be able to elect to convert deferrals of bonus for 1997 under TMK Executive Deferral Plan into options to purchase Class A Common Stock at a formula price set forth in such plan. Also as of the date of the closing of the Offering, Messrs. Lanier, McCormick, and Records will be able to elect to convert Torchmark Options (covering an aggregate of approximately 30,586 shares of Torchmark common stock) received by them as a result of deferrals, and Mr. Hagopian will be entitled to convert the cash balance of his interest account ($48,000 principal amount, plus interest) of director compensation for 1998 under Torchmark's non-employee director plan into options to purchase Class A Common Stock. Such options to purchase Class A Common Stock will vest on the original schedule provided for in the Torchmark plans. The number of shares to be subject to such options and the exercise price for the options to purchase Class A Common Stock will be computed in a manner consistent with the conversions referred to above. Finally, as of the date of the closing of the Offering, 48,000 shares of restricted stock of Torchmark Corporation previously issued to Mr. Tucker pursuant to a Torchmark stock plan will be converted into a number of shares of Restricted Stock under the Stock Incentive Plan equal to 48,000 times the market value of the Torchmark Corporation common stock divided by the offering price of the Class A Common Stock. Such shares of Restricted Stock will vest on the original schedule, which provides for ratable vesting over four years from the date of grant.

  As of the date of this Prospectus, it is not possible to determine how many shares of Class A Common Stock will be issued in the conversions described above. It is probable that holders of Class A Common Stock will experience dilution as a result of such conversions. Holders of Torchmark Options are not contractually bound to make either election outlined above.

  Solely as an example of the potential dilution that could result to holders of Class A Common Stock, assuming that (i) the market value per share of Torchmark Corporation common stock is $42.00 (its closing price on the NYSE on February 11, 1997); (ii) the market value per share of the Class A Common Stock after giving effect to the Spin-Off is $21.00 (the mid-point in the range of the offering price set forth on the cover page of this Prospectus); and (iii) the market value per share of the Torchmark Corporation common stock after giving effect to the Spin-Off reflects the assumed value of the Class A Common Stock; and (iv) all persons eligible to receive Class A Common Stock options elect to receive the maximum available, then the conversions described above would result in the issuance of options to purchase approximately 4,618,663 shares of Class A Common Stock with an average exercise price of approximately $14.452 per share. The foregoing example is for purposes of illustration only, and represents only the Company's and Torchmark's present intentions. Actual results of the conversions described above could vary.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The following is a summary of certain arrangements between the Company and Torchmark. Although the Company believes that these arrangements embody terms and conditions no less favorable to the Company than could be obtained in negotiations between independent parties, these arrangements were established before the Offering and were not the subject of arm's-length negotiations. See "Risk Factors--Relationship with Torchmark" and "Risk Factors--Conflicts of Interest Between the Company and Torchmark."

RELATIONSHIP WITH TORCHMARK

  Intercompany Debt. From 1981 until the Offering, the Company has been a subsidiary of Torchmark. The Company, in keeping with Torchmark's strategy for its subsidiaries, paid virtually all of its earnings to Torchmark as dividends. In November 1997, the Company paid Torchmark a dividend of unsecured promissory notes in the original aggregate principal amount of approximately $480 million that mature on November 25, 2002 and bear interest at an annual rate of 8%, of which approximately $390 million was payable to Liberty (the "Second Liberty Note") and approximately $90 million was payable to Torchmark Corporation (the "Torchmark Note"). The Torchmark Note and the Second Liberty Note are mandatorily prepayable from any capital raised from any public or private offering of debt or equity securities, including the Offering. The Torchmark Note and the Second Liberty Note were issued to permit Torchmark to withdraw the Company's surplus earnings plus a portion of Torchmark's capital investment in the Company.

  The Company is also indebted to Liberty under the First Liberty Note, a promissory note dated December 23, 1996, originally in the aggregate principal amount of approximately $124 million, that matures on May 1, 2000 and bears interest at an annual rate of 6%. The First Liberty Note was issued in connection with an intercompany funding arrangement with Liberty and Torchmark Corporation.

  The Torchmark Note, the First Liberty Note, and the Second Liberty Note constitute the "Notes." Prior to the Offering, the Company will prepay the outstanding amounts remaining under the Notes to the extent necessary so that the remaining aggregate principal amount of the Notes equals the greater of $428 million or the net proceeds of the Offering (including net proceeds to be realized from any exercise of the over-allotment option in excess of $35.0 million). If the net proceeds of the Offering (assuming no exercise of the Underwriters' over-allotment option) are less than $428 million, an amount equal to the difference between $428 million and such net proceeds will remain an obligation of the Company.

  Spin-Off. From 1981 until the Offering, the Company has been a subsidiary of Torchmark. After the consummation of the Offering, the Company will continue to be controlled by Torchmark, which will own more than 80% of the combined voting power of the Class A Common Stock and the Class B Common Stock of the Company. The holders of Class A Common Stock and Class B Common Stock have identical rights except that (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters to be voted on by stockholders and (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa. Torchmark Corporation has advised the Company that, subject to certain conditions, Torchmark currently intends to divest its ownership interest in the Company by means of the Spin-Off. Torchmark has advised the Company that it expects to complete the Spin-Off in the last quarter of 1998. Conditions to the Spin-Off include the receipt by Torchmark of a ruling by the Internal Revenue Service to the effect that such dividend will qualify as a tax-free distribution under (S) 355 of the Code and receipt of necessary regulatory approvals to the Spin-Off and related transactions. There can be no assurance that such conditions will be fulfilled or waived by Torchmark, nor can there be any assurance that, in any event, the Spin-Off will occur or that Torchmark will not sell or otherwise dispose of its Class A Common Stock and Class B Common Stock. See "Risk Factors--Uncertainty of Planned Spin-Off of the Company."

  Several purposes underlie the Spin-Off. Torchmark, in keeping with its strategy for its subsidiaries, has caused the Company to pay virtually all of its earnings to Torchmark as dividends. The Company desires to be able to devote substantially more of its earnings to support its future growth. In addition, the Company believes that its future growth would be enhanced if it is able to set compensation and other policies for its core business on a separate basis from Torchmark. Also, in keeping with the strategy of enhancing shareholder value,

Torchmark desires to access the capital markets and has determined that raising funds through the completion by the Company of a public offering of its Class A Common Stock will maximize value to Torchmark and its shareholders. The Offering will allow the Company to pay down the Notes and thereby allow Torchmark to realize cash proceeds from its investment in the Company. In the event that the Spin-Off is effected, holders of record of the common stock of Torchmark Corporation as of the record date will be entitled to receive a dividend of Common Stock without payment of further consideration. The Company expects, however, that the market value of Torchmark Corporation common stock will diminish after the Spin-Off dividend is effected to reflect the value of the shares of Common Stock distributed in the Spin-Off.

  The following are summaries of the Affiliate Agreements. Reference should be made to the Affiliate Agreements themselves, which have been filed as exhibits to the Registration Statement of which this Prospectus is part.

  Public Offering and Separation Agreement. The Company and Torchmark have agreed in principle to a public offering and separation agreement (the "Separation Agreement") setting forth the parties' agreements with respect to the Offering, the Spin-Off, and certain relationships of the parties prior to and following the Offering.

  The Separation Agreement provides for certain conditions precedent to the parties obligation to consummate the Offering, including, that as of the date of the Offering, Liberty, a wholly owned subsidiary of Torchmark (which, before the Offering, owns more than 80% of the outstanding Common Stock and, after the Offering and the Recapitalization will own more than 80% of the voting power of the Common Stock) must control (within the meaning of (S)(S) 355 and 368(c) of the Code) the Company, all other conditions to permit the Spin-Off to qualify as a tax-free distribution to Torchmark and the shareholders of Torchmark, must, to the extent applicable as of the time of the Offering, be satisfied, and there must be no event or condition that is likely to cause any of the foregoing not to be satisfied as of the time of the Spin-Off. Among other conditions, the Board of Directors of Torchmark Corporation must also have determined that the terms of the Offering are acceptable to Torchmark. Subject to the satisfaction of certain conditions, Torchmark has agreed to effect the Spin-Off as promptly as practicable after October 1, 1998. The Company and Torchmark have agreed that the Board of Directors of Torchmark Corporation will have the sole discretion to determine whether to waive any stated condition. The Spin-Off is conditioned upon, among other things, the receipt of a private letter ruling from the Internal Revenue Service that the Spin-Off will qualify as a tax-free distribution for Federal income tax purposes under (S) 355 of the Code, which ruling must be in form and substance satisfactory to Torchmark in its sole discretion. The Spin-Off is also conditioned upon the absence of, since December 31, 1997, any material adverse change and Torchmark and the Company must have complied with all conditions set forth in the ruling with respect to the business or financial condition of Torchmark or any other event or development which the Board of Directors of Torchmark Corporation determines, in its sole discretion, makes the Spin-Off not in the best interest of Torchmark and its stockholders. The Company has agreed that if the Spin-Off does not occur on or before March 31, 1999, Torchmark will have the right at any time after such date but prior to March 31, 2002 to cause the Company to use its best efforts to register the shares of Class A Common Stock and Class B Common Stock held by Torchmark for resale under the Securities Act, subject to certain conditions and limitations. The Company has also agreed that if it files a registration statement for the sale of securities (except with respect to registration statements on Form S-4 or Form S-8 or another form available for registration of securities other than for sale to the public for cash) before December 31, 2002, Torchmark may, subject to certain conditions and limitations, include in such registration statement shares of Class A Common Stock and Class B Common Stock held by Torchmark.

  Under the Separation Agreement, each of Torchmark Corporation and the Company will indemnify the other in the event of certain liabilities, including, liabilities arising under the Securities Act or the Exchange Act. Additionally, each of the Company and Torchmark Corporation have agreed to indemnify the other for certain liabilities relating to (i) their respective businesses, (ii) any individual employed by such company or its affiliates on the date the Offering is completed, except to the extent such person was acting solely as an officer, director, or employee of the other company or the other company's affiliates, or (iii) any authorized accountants, counsel, or other designated representative of the company or any of the company's affiliates, in each case, whether relating to or arising out of occurrences prior to, on, or after the date the Offering is completed. The Separation Agreement also provides that the Company will indemnify Torchmark for tax liabilities with respect to the Spin-Off that result from certain errors or omissions in written statements that the Company has furnished or will furnish to Torchmark in connection with this Registration Statement or the private letter ruling request and related supplements to be filed with the Internal Revenue Service regarding the Spin-Off.

  Torchmark and the Company have agreed to continue joint coverage under certain insurance policies following the Offering until the earlier of the renewal date of the relevant policies or the date of the Spin-Off.

  The Company has agreed that between the date the Offering is completed and the date of the Spin-Off, the Company will not issue any shares of stock or enter into a binding obligation to do so if the effect would be that Torchmark would not control the Company within the meaning of (S) 355 and (S) 368(c) of the Code.

  Tax Disaffiliation Agreement. The Company and Torchmark have entered into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") providing for the allocation of responsibility between the Company and its subsidiaries (the "Company Group") and Torchmark and its affiliates other than the Company and its subsidiaries (the "Torchmark Group") for (i) the filing of tax returns, (ii) tax liabilities for taxable periods, before and after the Offering, (iii) the conduct of tax audits and the handling of tax controversies, and (iv) various related matters. Under the Tax Disaffiliation Agreement, the Company will be responsible for, and will hold each member of the Torchmark Group harmless on an after tax basis against, any liability for taxes attributable to any member of the Company Group with respect to periods before and after the Offering other than tax liabilities, if any, with respect to the Offering (including the recognition of certain deferred intercompany gains at the close of the Offering), the Spin-Off, the distributions of the stock of WRAMCO by certain members of the Company Group and the Torchmark Group on September 30, 1997 (the "WRAMCO Spin-Off") and certain other transactions (collectively, the "Restructuring Transactions"). However, the Company will be responsible for any tax liability of the Company Group or the Torchmark Group with respect to a Restructuring Transaction caused by or resulting from a breach by any member of the Company Group of certain agreements made in the Tax Disaffiliation Agreement or certain of the representations, warranties, or agreements set forth in the private letter ruling request and supplements filed with the Internal Revenue Service with respect to the Spin-Off, but only to the extent that the Torchmark Group in the aggregate is liable for more taxes than it would have been had such breach not occurred. In the event that such tax liabilities with respect to a Restructuring Transaction were to become payable by the Company, such payment could have a material adverse effect on the Company. The Company will be entitled to any tax refund that is attributable to both an entity and a taxable year or period for which the Company has tax liability under the Tax Disaffiliation Agreement. No member of the Company Group may carry back any net operating loss from a tax period after the Offering to a tax period before the Offering. Members of the Company Group may carry back any credit or other tax attribute attributable to a member of the Company Group from a tax period after the Offering to a tax period before the Offering and receive a payment related to the associated tax benefit, unless such carry back results in a material detriment to any member of the Torchmark Group. Torchmark has full responsibility and discretion to file tax returns for periods during which the Company Group and the Torchmark Group are included in the same consolidated group for federal income tax purposes or the same consolidated, combined, or unitary returns for state, local, or foreign tax purposes.

  Services to WRAMCO. In September 1997, the Company distributed all of the capital stock of WRAMCO to Torchmark by means of a dividend. WRAMCO provides investment advisory services to pension funds and to Torchmark. The Company effected the WRAMCO dividend, in part, to separate its pension fund marketing activities from its investment management and mutual fund distribution activities. Prior to the date of the Offering, the Company, through a wholly owned subsidiary, has provided advisory services to WRAMCO, to support WRAMCO's investment advisory services to pension funds and to Torchmark. Pursuant to an Investment Services Agreement, a subsidiary of the Company will continue to provide investment advisory services to WRAMCO to support WRAMCO's advisory services provided to its pension fund clients and to Torchmark. Such advisory services relating to Torchmark will be primarily limited to advice relating to the management of high yield portfolio accounts, emerging market accounts, and certain other types of accounts, and the advisory fee will be based on a percentage of net assets, with such percentage believed to approximate market. The agreement may be terminated by either party upon 30 days notice.

  Prior to the Offering, the Company provided certain services to WRAMCO. Pursuant to a Services Agreement, the Company will continue to provide certain services to WRAMCO such as legal services. The Company will also continue to provide certain other services to WRAMCO, including, among others, data processing services and mail services pursuant to an oral agreement. The Company will receive payment for such services based on the costs actually incurred on a time and materials basis. The Company estimates that the aggregate revenues it will receive from its relationship with WRAMCO will constitute approximately 2.5% of the Company's total revenues in 1998.

  Agent Agreements. The Company will continue to have the right to distribute variable annuities and life insurance products, Medicare supplement, and long term care insurance underwritten by Torchmark. The current General Agent Contract (relating to variable annuities and life insurance products) and the current Independent Agent Contract (relating to Medicare supplement and long term care insurance) between such parties entered into prior to the Offering will each be extended through December 31, 1998 on their current terms. Additionally, the Company will continue to serve as an Underwriter for Torchmark pursuant to a letter agreement which establishes a distribution arrangement and a Principal Underwriting Agreement, which terms will also be extended through December 31, 1998. Aggregate revenues under these agreements constitute approximately 12.7% of the Company's total revenue in 1997.

  Partnership. As of December 31, 1997, TMK Income Properties, L.P. , a partnership in which Torchmark holds a majority interest, owed the Company approximately $1,426,136 pursuant to a promissory note bearing interest at a rate of 8% per annum with a maturity date of December 31, 2002. The Company intends to reduce the amount of the note by approximately $900,000 in consideration of certain real property the Company will receive and use for parking and future expansion. In addition, the Company will provide certain maintenance services pursuant to a Maintenance Agreement with TMK Income Properties, L.P., which services generated approximately $66,000 in revenues in 1997.

  Any future material transactions between the Company and Torchmark and its affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's-length basis and would be approved by a majority of the Company's independent and disinterested directors. The Company's Board of Directors will be advised in advance of any such proposed transactions that are material to the Company and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board's fiduciary duties under state law. Depending on the nature and size of the particular transaction, in any such review the Board may rely on management's knowledge, utilize outside experts or consultants, secure appraisals, refer to industry statistics or prices or take such other actions as are appropriate under the circumstances. The Certificate of Incorporation contains provisions that address certain potential conflicts of interest between Torchmark and the Company. See "Description of Capital Stock-- Certificate of Incorporation and Bylaw Provisions--Corporate Opportunity and Conflicts of Interest Policy."

UILIC

  The Company formerly held all of the issued and outstanding capital stock of UILIC. The Company has declared and paid the UILIC Dividend. The Company effected the UILIC Dividend in order to divest itself of insurance operations to enable the Company to focus on its core business of investment management and distribution.

                             PRINCIPAL STOCKHOLDER

  Before the Offering, all of the outstanding Common Stock will be owned by Torchmark. After the Recapitalization and consummation of the Offering, Torchmark will beneficially own approximately 27% of the Class A Common Stock (approximately 25% if the Underwriters' over-allotment option is exercised in full) and all of the Class B Common Stock then outstanding. Except as described above, the Company is not aware of any other person or group that will beneficially own more than 5% of the outstanding shares of Common Stock after the Offering.

  The following table lists each person that, to the knowledge of the Company, is the beneficial owner of more than five percent of the outstanding common stock of Torchmark Corporation as of December 31, 1997.

                                                 PERCENT OF
      NAME AND ADDRESS       NUMBER OF SHARES(1)   CLASS
      ----------------       ------------------- ----------
      AMVESCAP PLC                9,255,730         6.6%
       11 Devonshire Square
       London EC2M 4YR
       England

--------

(1) All stock reported is held by holding companies (AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North America Holdings, Inc., and INVESCO Capital Management, Inc.) and investment advisors (INVESCO Capital Management, Inc. and INVESCO Funds Group, Inc.) that are subsidiaries of AMVESCAP PLC. These entities share the voting and the dispositive power over the shares and have disclaimed beneficial ownership of such stock.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 150,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, and 5,000,000 shares of Preferred Stock. No Preferred Stock is outstanding as of the date of this Prospectus. Of the Class A Common Stock authorized, 29,675,000 shares will be outstanding upon consummation of the Offering; 7,975,000 held by Torchmark and 21,700,000 shares are being offered in the Offering (23,870,000 shares if the Underwriters' over-allotment option is exercised in full). 16,300,000 shares have been reserved for issuance pursuant to certain employee benefits plans. See "Management--Compensation, Benefits, and Retirement Plans." Of the 100,000,000 shares of Class B Common Stock authorized, 34,325,000 will be outstanding and held by Torchmark upon consummation of the Offering. The following summary description of the capital stock of the Company is qualified by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement.

COMMON STOCK

  Voting Rights. The holders of Class A Common Stock and Class B Common Stock have identical rights except that (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters to be voted on by stockholders and (ii) holders of Class A Common Stock are not eligible to vote on any alteration or change in the powers, preferences, or special rights of the Class B Common Stock or vice versa. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Company's Certificate of Incorporation generally must be approved by a majority of the combined voting power of all Class A Common Stock and Class

B Common Stock voting together as a single class. Amendments to the Company's Certificate of Incorporation that would alter or change the powers, preferences, or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to the Company's Certificate of Incorporation to increase the authorized shares of any class or classes of stock will be deemed not to affect adversely the powers, preferences, or special rights of the Class A Common Stock or Class B Common Stock.

  Dividends. Holders of Class A Common Stock and Class B Common Stock will receive an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and (ii) shares will be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

  Other Rights. On liquidation, dissolution, or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock. No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock. Upon consummation of the Offering, all the outstanding shares of Class A Common Stock and Class B Common Stock will be validly issued, fully paid, and nonassessable.

PREFERRED STOCK

  As of the date of this Prospectus, no shares of Preferred Stock are outstanding. The Board of Directors may authorize the issuance of Preferred Stock in one or more series and may determine, with respect to any such series, the designations, powers, preferences, and rights of such series, and its qualifications, limitations, and restrictions, including, without limitation, (i) the designation of the series; (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series; (iv) the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of stock; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series; (vii) the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company; (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made; and (ix) the voting rights, if any, of the holders of shares of such series.

  The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Preferred Stock will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The New York Stock Exchange, Inc. (the "NYSE") currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

  Although the Board of Directors has no current intention of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer, or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

BUSINESS COMBINATION STATUTE

  As a corporation organized under the laws of the State of Delaware, the Company will be subject to (S) 203 of the DGCL, which restricts certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) or its affiliates or associates for a period of three years following the time that the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in any person becoming an interested stockholder, such interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company); or (iii) at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of the Company's stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. Because Torchmark became an interested stockholder at a time when the restrictions did not apply, the restrictions will not apply to any business combination with Torchmark.

  Under certain circumstances, (S) 203 of the DGCL makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under (S) 203. The Certificate of Incorporation of the Company does not exclude the Company from the restrictions imposed under (S) 203 of the DGCL. It is anticipated that the provisions of (S) 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

  The summary set forth below describes certain provisions of the Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws, copies of which will be filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  Certain of the provisions of the Certificate of Incorporation and Bylaws discussed below may have the effect, either alone or in combination with the provisions of (S) 203 discussed above, of making more difficult or discouraging a tender offer, proxy contest, or other takeover attempt that is opposed by the Board of Directors but that a stockholder might consider to be in such stockholder's best interest. Those provisions include (i) the classification of the Company's Board of Directors; (ii) restrictions on the rights of stockholders to remove or elect directors; and (iii) prohibitions against stockholders calling a special meeting of stockholders or acting by unanimous written consent in lieu of a meeting. In addition, the Certificate of Incorporation contains provisions relating to the allocation of certain corporate opportunities and resolution of certain potential conflicts of interest. See "--Corporate Opportunity and Conflict of Interest Policies."

 Classified Board; Number of Directors; Removal; Filling Vacancies

  The Certificate of Incorporation and Bylaws of the Company provide that the Board of Directors--except for directors who may be elected by the holders of Preferred Stock--will be divided into three classes of directors, initially with four directors in two of the classes and two directors in the third class. See "Management--Directors and Executive Officers." One class is to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, another class is to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class is to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001. Each director is to hold office until his or her successor is duly elected and qualified. Commencing with the 1999 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

  The Certificate of Incorporation provides that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Board of Directors (the "Whole Board"), with the Whole Board consisting of not more than 15 nor less than seven directors. The Certificate of Incorporation also provides that, subject to any rights of holders of Preferred Stock or any other series or class of stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Certificate of Incorporation, the Board of Directors could prevent any stockholder from enlarging the Board of Directors and filling the new directorships with such stockholder's own nominees.

  The Certificate of Incorporation and Bylaws of the Company provide that, subject to the rights of holders of Preferred Stock to elect directors under specified circumstances, effective as of the date on which Torchmark beneficially owns less than a majority of the Voting Stock (as defined below) (the "Trigger Date"), directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class. Before the Trigger Date, directors may be removed, without cause, with the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

  The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board of Directors would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable. The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board of Directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the Board of Directors, the classification of the Board of Directors could tend to reduce the likelihood of fluctuations in the market price of the Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

 No Stockholder Action By Written Consent; Special Meetings

  The Certificate of Incorporation and Bylaws provide that, effective as of the Trigger Date, and subject to the rights of any holders of Preferred Stock to elect additional directors under specified circumstances, stockholder action can be taken only at an annual or special meeting of stockholders and stockholder action may not be taken by written consent in lieu of a meeting. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board, except that prior to the Trigger Date, special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding Voting Stock. Effective as of the Trigger Date, stockholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

  The provisions of the Certificate of Incorporation and Bylaws of the Company prohibiting stockholder action by written consent and permitting special meetings to be called only by the Chairman or at the request of a majority of the Whole Board may have the effect, after the Trigger Date, of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman or a majority of the Whole Board by calling a special meeting of stockholders prior to the time such parties believe such consideration to be appropriate.

 Liability of Directors; Indemnification

  The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase in violation of (S) 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of such provision will not adversely affect any right or protection of a director existing under such provision for any act or omission occurring prior to such amendment or repeal.

  The Certificate of Incorporation provides that the Company will indemnify any person who was or is a party to any threatened, pending, or completed action, suit, or proceeding because he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, or other enterprise. The Certificate of Incorporation provides that this indemnification will be from and against expenses, judgments, fines, and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company.

 Corporate Opportunity and Conflict of Interest Policies

  In order to address certain potential conflicts of interest between the Company and Torchmark, the Certificate of Incorporation contains provisions concerning the conduct of certain affairs of the Company as they may involve Torchmark and its subsidiaries (other than the Company and its subsidiaries) and their respective officers and directors, and the powers, rights, duties, and liabilities of the Company and its subsidiaries and their respective officers, directors, and stockholders in connection therewith. In general, these provisions recognize that the Company and Torchmark may engage in the same or similar business activities and lines of business and have an interest in the same areas of corporate opportunities and that the Company and Torchmark will continue to have contractual and business relations with each other (including service of officers and directors of Torchmark as directors of the Company). See "Management--Directors and Executive Officers."

  For purposes of these provisions, the terms "Company" and "Torchmark" include their subsidiaries and other entities in which they respectively beneficially own, directly or indirectly, 50% or more of the outstanding voting securities or interests (except that "Torchmark" does not include the Company and its subsidiaries and such other entities), and, in the case of Torchmark, all successors to Torchmark by way of merger, consolidation, or sale of all or substantially all its assets.

  The Certificate of Incorporation provides that any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company will be deemed to have notice of and to have consented to these provisions.

  Before the Trigger Date, the affirmative vote of the holders of more than 80% of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend, or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of Torchmark. After the Trigger Date, the conflict of interest and corporate opportunity provisions will terminate.

  Corporate Opportunity Policy. The Certificate of Incorporation provides that, except as Torchmark may otherwise agree in writing, Torchmark will have the right (i) to engage in the same or similar business activities or lines of business as the Company; (ii) to do business with any potential or actual client, customer, or supplier of the Company; and (iii) to employ or engage any officer or employee of the Company. Neither Torchmark nor any officer or director of Torchmark will be liable to the Company or its stockholders for breach of any fiduciary duty by reason of these activities.

  If Torchmark acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Torchmark and the Company, Torchmark will have no duty to communicate that opportunity to the Company. Furthermore, Torchmark will not be liable to the Company or its stockholders because Torchmark pursues or acquires such corporate opportunity for itself, directs that corporate opportunity to another person or entity, or does not present that corporate opportunity to the Company.

  If a director or officer of the Company who is also a director or officer of Torchmark acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Torchmark, the Certificate of Incorporation requires that the director or officer of the Company act in good faith in accordance with the following three-part policy, and a director or officer so acting will be deemed to have acted reasonably and in good faith and fully to have satisfied his or her duties of loyalty and fiduciary duties to the Company and its stockholders with respect to such opportunity.

  First, a corporate opportunity offered to any person who is a director but not an officer of the Company and who is also an officer (whether or not a director) of Torchmark will belong to Torchmark, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of the Company, in which case the opportunity will belong to the Company.

  Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of the Company and who is also a director but not an officer of Torchmark will belong to the Company, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of Torchmark, in which case the opportunity will belong to Torchmark.

  Third, a corporate opportunity offered to any other person who is either an officer of both the Company and Torchmark or a director of both the Company and Torchmark will belong to Torchmark or to the Company, as the case may be, if the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of Torchmark or of the Company, respectively. Otherwise, the opportunity will belong to Torchmark.

  Under the Certificate of Incorporation, any corporate opportunity that belongs to Torchmark or to the Company pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until Torchmark or the Company, as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

  A director or officer of the Company who acts in accordance with the foregoing three-part policy (i) will be deemed fully to have satisfied his or her fiduciary duties to the Company and its stockholders with respect to such corporate opportunity; (ii) will not be liable to the Company or its stockholders for any breach of fiduciary duty by reason of the fact that Torchmark pursues or acquires such opportunity for itself or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to the Company; (iii) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of the Company; and (iv) will be deemed not to have breached his or her duty of loyalty to the Company or its stockholders and not to have derived an improper benefit therefrom.

  Under the Certificate of Incorporation, "corporate opportunities" potentially allocable to the Company consist of business opportunities that
(i) the Company is financially able to undertake; (ii) are, from their nature, in the Company's line or lines of business and are of practical advantage to the Company; and (iii) are ones in which the Company has an interest or reasonable expectancy. In addition, "corporate opportunities" do not include transactions in which the Company or Torchmark is permitted to participate pursuant to any agreement between the Company and Torchmark that is in effect as of the time any equity security of the Company is held of record by any person other than Torchmark or subsequently entered into with the approval of the disinterested directors.

  For purposes of these corporate-opportunity provisions, a director of the Company who is chairman of the Board of Directors (or a committee thereof) or chief executive officer will not be deemed to be an officer of the Company by reason of holding such position, unless such person is a full-time employee of the Company.

  Conflict of Interests Policy. The Certificate of Incorporation provides that no contract, agreement, arrangement, or transaction between the Company and Torchmark or any customer or supplier or any entity in which a director of the Company has a financial interest (a "Related Entity"), or between the Company and one or more of the directors or officers of the Company, Torchmark, or any Related Entity; any amendment, modification, or termination thereof; or any waiver of any right thereunder, will be voidable solely because Torchmark or such customer or supplier, any Related Entity, or any one or more of the officers or directors of the Company, Torchmark, or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the contract, agreement, arrangement, transaction, amendment, modification, termination, or waiver (each, a "Transaction") or solely because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and Torchmark, the Related Entity, and the directors and officers of the Company, Torchmark, or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person's conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to the Company and its stockholders with respect to such Transaction if any of the following four requirements are met:

    (i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

    (ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by Torchmark or such Related Entity, voting together as a single class;

    (iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding Voting Stock not owned by Torchmark or such Related Entity, voting together as a single class; or

    (iv) the Transaction is fair to the Company as of the time it is approved by the Board of Directors, a committee thereof or the stockholders of the Company.

  The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii), or (iii) above, will be deemed to be entirely fair to the Company and its stockholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to the Company and its stockholders. In addition, the Certificate of Incorporation provides that Torchmark will not be liable to the Company or its stockholders for breach of any fiduciary duty that Torchmark may have as a stockholder of the Company by reason of the fact that Torchmark takes any action in connection with any transaction between Torchmark and the Company.

LISTING

  The Class A Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE under the trading symbol "WDR."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Before the Offering, there has been no market for the Common Stock of the Company. Future sales or distributions of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. Torchmark has advised the Company that it intends to effect the Spin-Off, subject to conditions. See "Certain Relationships and Related Transactions-- Relationship with Torchmark--Spin-Off."

  Upon completion of the Offering, the Company will have 29,675,000 shares of Class A Common Stock issued and outstanding (31,845,000 Shares of Class A Common Stock if the Underwriters' over-allotment option is exercised in full) and 34,325,000 shares of Class B Common Stock issued and outstanding. All of the shares of Class A Common Stock to be sold in the Offering will be freely tradable without restrictions, or further registration under the Securities Act, except that shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 (an "Affiliate")) will be subject to the resale limitations of Rule 144. None of the outstanding shares of Common Stock owned by Torchmark has been registered under the Securities Act, and may be sold only pursuant to an effective registration statement under the Securities Act or in accordance with Rule 144 or another exemption from registration ("Restricted Shares").

  The Restricted Shares will constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and will be eligible for sale in the open market after the Offering subject to the Lock-Up Agreement and applicable requirements of Rule 144 described below. For as long as Torchmark is able to cause a majority of the Company's Board of Directors to be elected, it will be able to require the Company at any time to register under the Securities Act all or a portion of the Common Stock owned by it, in which event such shares could be sold publicly upon the effectiveness of any such registration without restriction. In addition, under the Affiliate Agreements, Torchmark will have the right to require the Company to use its best efforts to register for sale its shares of Common Stock and to include such shares of Common Stock in certain registration statements. See "Certain Relationships and Related Transactions--Relationship with Torchmark."

  In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed between the later of the date on which "restricted shares" (as that phrase is defined in Rule 144) were acquired from the Company and the date on which they were acquired from an Affiliate, then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of
(i) one percent of the then outstanding shares of the Common Stock or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales, and the availability of current public information concerning the Company. Because Torchmark will be deemed to have held its shares of Common Stock for more than one year, Torchmark will be able to sell its shares of Common Stock in the public markets without registration immediately upon expiration of the Lock-Up Agreement, subject to the foregoing volume limits. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date on which restricted shares were acquired from the Company and the date on which they were acquired from an Affiliate, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above. The foregoing description of Rule 144 is not intended to be complete, and Rule 144 in its entirety should be referred to.

  Sales of significant amounts of the Class A Common Stock or Class B Common Stock, or the perception that such sales could occur, could have an adverse effect on the market price of the Class A Common Stock. Torchmark has advised the Company that, subject to certain conditions, it currently intends to divest its ownership of Common Stock by means of the Spin-Off. Torchmark will own more than 66% of the outstanding Common Stock after the Offering. The Spin-Off as currently proposed could be effected without registration under the Securities Act and without regard to the limitations of Rule 144. Each of the Company and Torchmark have agreed that during the period beginning on the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, it will not offer, sell, contract to sell, or otherwise dispose of any shares of Class A Common Stock or Class B Common Stock (other than pursuant to employee benefit plans existing, or on conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus or as payment for acquisitions by the Company) without the prior written consent of Morgan Stanley & Co. Incorporated, except for the shares of Class A Common Stock offered in connection with the Offering. See "Underwriters."

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States Federal income and estate tax considerations with respect to the ownership and disposition of Class A Common Stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any holder other than (i) a citizen or resident of the United States; (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state; (iii) an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or
(iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. This discussion is based on current law, which is subject to change (possibly with retroactive effect), and is for general information only. This discussion does not address all aspects of income and estate taxation or any aspects of state, local or non-United States taxes, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder (including certain U.S. expatriates). ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK.

DIVIDENDS

  In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are either
(i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or (ii) if certain income tax treaties apply, attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder. Dividends effectively connected with such a United States trade or business or attributable to such a United States permanent establishment generally will not be subject to United States withholding tax if the Non-U.S. Holder files certain forms, including Internal Revenue Service Form 4224, with the payor of the dividend, and generally will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. To determine the applicability of a tax treaty providing for a lower rate of withholding under the currently effective Treasury Regulations (the "Current Regulations"), dividends paid to an address in a foreign country are presumed to be paid to a resident of that country absent knowledge to the contrary. Under Treasury Regulations issued on October 6, 1997 (the "Final Regulations"), generally effective for payments made after December 31, 1998, a Non-U.S. Holder (including, in certain cases of Non-U.S. Holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

GAIN OR SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK

  In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of such holder's shares of Class A Common Stock unless (i) the gain either is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or, if certain income tax treaties apply, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder (and, in either case, the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation); (ii) the Non-U.S. Holder is an individual who holds shares of Class A Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met; or (iii) the Company is or has been a United States real property holding corporation (a "USRPHC") for United States Federal income tax purposes (which the Company does not believe that it has been, currently is, or will become) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period. If the Company were or were to become a USRPHC at any time during this period, gains realized upon a disposition of Class A Common Stock by a Non-U.S. Holder that did not directly or indirectly own more than 5% of the Class A Common Stock during this period generally would not be subject to United States Federal income tax, provided that the Class A Common Stock is regularly traded on an established securities market.

ESTATE TAX

  Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States Federal estate tax purposes unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States Federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING, AND OTHER REPORTING REQUIREMENTS

  The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

  Under the Current Regulations, United States backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements (other than those discussed above under "Dividends") generally will not apply to dividends paid on Class A Common Stock to a Non-U.S. holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of Class A Common Stock to a Non-U.S. Holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

  Under the Current Regulations, the payment of proceeds from the disposition of Class A Common Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of Class A Common Stock to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting except as noted below. In the case of proceeds from a disposition of Class A Common Stock paid to or through a non-U.S. office of a broker that is (i) a United States person; (ii) a "controlled foreign corporation" for United States Federal income tax purposes; or (iii) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has no actual knowledge to the contrary).

  Under the Final Regulations, the payment of dividends or the payment of proceeds from the disposition of Class A Common Stock to a Non-U.S. Holder may be subject to information reporting and backup withholding unless such recipient satisfies applicable certification requirements or otherwise establishes an exemption.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States Federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Goldman Sachs International, and Merrill Lynch International are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Class A Common Stock set forth opposite the names of such Underwriters below:

                                                                      NUMBER OF
        NAME                                                            SHARES
        ----                                                          ----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated..................................
  Goldman, Sachs & Co. ..............................................
  Merrill Lynch, Pierce, Fenner & Smith
       Incorporated..................................................
                                                                      ----------
    Subtotal......................................................... 17,360,000
                                                                      ----------
International Underwriters:
  Morgan Stanley & Co. International Limited.........................
  Goldman Sachs International........................................
  Merrill Lynch International........................................
                                                                      ----------
    Subtotal.........................................................  4,340,000
                                                                      ----------
      Total.......................................................... 21,700,000
                                                                      ==========

  The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions (i) it is not purchasing any Shares (as defined below,) for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions (i) it is not purchasing any Shares for the account of any United States or Canadian person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements
(i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between the U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing, or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or

Canadian branch of a person who is otherwise not a United States or Canadian person. All shares of Class A Common Stock to be purchased by the Underwriters are referred to herein as the "Shares."

  Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold will be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be lawfully issued or passed on.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  The Underwriters initially propose to offer part of the Shares directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in
excess of $   per share under the public offering price. Any Underwriter may
allow, and such dealers may reallow, a concession not in excess of $   per
share to other Underwriters or to certain dealers. After the initial offering of the Shares, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 2,170,000 additional shares of Class A Common Stock at the price to public set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

  The Underwriters have informed the Company that they do not intend for sales to discretionary accounts to exceed five percent of the aggregate number of shares of Class A Common Stock offered by them.

  The Class A Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE under the trading symbol "WDR."

  Each of the Company and Torchmark and each of the directors and executive officers of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus (the "Lock-up Period"), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock whether any such transaction described in clause (i) or (ii) above is settled by delivery of Class A Common Stock, or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (x) the sale of Shares to the Underwriters, (y) the issuance by the Company of shares of Class A Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, or (z) transactions by any person other than the Company or Torchmark relating to shares of Class A Common Stock or other securities acquired in open market transactions after the completion of the Offering. The restrictions on the Company and Torchmark are subject to exceptions for the issuance of Class A Common Stock (A) pursuant to employee benefit plans and (B) as payment for acquisitions by the Company, if all persons or entities receiving Shares pursuant to this clause (B) agree to be subject to the restrictions in clauses
(i) and (ii) above for the remainder of the Lock-up Period.

  In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Class A Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class A Common Stock, the Underwriters may bid for, and purchase, shares of Class A Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Class A Common Stock in the Offering, if the syndicate repurchases previously distributed Class A Common Stock in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  From time to time, Morgan Stanley & Co. Incorporated has provided, and continues to provide, investment banking services to Torchmark Corporation and the Company.

  Torchmark, the Company, and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

DIRECTED SHARE PROGRAM

  At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to 1.25 million shares of the Class A Common Stock (that will be offered by this Prospectus) for directors, officers, employees, business associates, and related persons of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

PRICING OF THE OFFERING

  Prior to the Offering, there has been no public market for the Class A Common Stock. The initial public offering price will be determined by negotiations between Torchmark and the Company on the one hand and the U.S. Representative on the other hand. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings, and certain other financial operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas. Certain legal matters in connection with the sale of shares of Class A Common Stock in the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

  The Consolidated Financial Statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (as amended from time to time and together with all exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Class A Common Stock to be sold in the Offering. This Prospectus constitutes a part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respect by such reference. For further information regarding the Company and the Class A Common Stock, reference is hereby made to the

Registration Statement, a copy of which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

  The Registration Statement, and the reports and other information to be filed by the Company with the Commission following the Offering in accordance with the Exchange Act, can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Commission's website, http//www.sec.gov, and from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
CONSOLIDATED FINANCIAL STATEMENTS OF WADDELL & REED FINANCIAL, INC. AND
 SUBSIDIARY
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997.............  F-3
Consolidated Statements of Operations for the years ended December 31,
 1995, 1996 and 1997.....................................................  F-4
Consolidated Statements of Common Stockholder's Equity for the years ended December 31, 1995, 1996 and 1997..................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997.....................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
Pro Forma Financial Statements........................................... F-18

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
 Waddell & Reed Financial, Inc.:

  We have audited the accompanying consolidated balance sheets of Waddell & Reed Financial, Inc. and subsidiaries, a subsidiary of Torchmark Corporation, as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waddell & Reed Financial, Inc. and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP
Kansas City, Missouri
January 30, 1998

                         WADDELL & REED FINANCIAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                                               1996     1997
                                                             -------- --------
                                                              (IN THOUSANDS)
                           ASSETS
Assets:
  Cash and cash equivalents (note 2)........................ $ 59,003   73,820
  Investment securities, available-for-sale (note 3)........   19,980   18,977
  Receivables:
    United Funds and W&R Funds..............................    3,579    4,031
    Customers and other.....................................   11,986   11,840
  Due from affiliates (note 6)..............................   13,320   17,232
  Deferred income taxes (note 8)............................      120    1,241
  Prepaid expenses and other current assets.................    2,151    2,991
                                                             -------- --------
    Total current assets....................................  110,139  130,132
  Due from affiliates (note 6)..............................  171,153  175,450
  Property and equipment, net (note 4)......................   10,392   12,058
  Investment in real estate, net (note 5)...................   17,092      --
  Investment in real estate partnership (note 5)............      --    17,544
  Deferred sales commissions, net...........................   10,439   12,316
  Goodwill (net of accumulated amortization of $14,575 and
   $17,479).................................................  101,734   98,831
  Other assets..............................................    8,329      633
                                                             -------- --------
    Total assets............................................ $429,278  446,964
                                                             ======== ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Current liabilities:
  Accounts payable.......................................... $ 24,832   22,929
  Due to affiliates (note 6)................................    2,428  102,459
  Accrued salesforce compensation...........................    9,007    8,666
  Income taxes payable......................................   18,249    3,314
  Other current liabilities.................................    8,146   18,525
                                                             -------- --------
    Total current liabilities...............................   62,662  155,893
                                                             -------- --------
  Due to affiliates (note 6)................................  124,133  509,186
  Deferred income taxes (note 8)............................      947    2,246
  Accrued pensions and post-retirement costs (notes 9 and
   10)......................................................    7,938    9,530
  Other liabilities.........................................    1,043      --
                                                             -------- --------
    Total liabilities.......................................  196,723  676,855
                                                             -------- --------
Stockholders' equity (note 7):
  Common stock ($.01 par value; 42,300,000 shares
   authorized,
   issued and outstanding)..................................      423      423
  Additional paid-in capital................................  231,968      --
  Retained earnings.........................................      --       --
  Dividends in excess of retained earnings and additional
   paid-in capital                                                --  (230,658)
  Unrealized gain on available-for-sale securities..........      164      344
                                                             -------- --------
    Total stockholders' equity..............................  232,555 (229,891)
                                                             -------- --------
Commitments, contingencies and subsequent events (notes 14
 and 15)
Total liabilities and stockholders' equity.................. $429,278  446,964
                                                             ======== ========

          See accompanying notes to consolidated financial statements.

                         WADDELL & REED FINANCIAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                        1995    1996     1997
                                                       ------- -------  -------
                                                        (IN THOUSANDS, EXCEPT
                                                        FOR PER SHARE AMOUNT)
Revenue (note 6):
  Investment management fees.......................... $85,289 101,466  117,784
  Underwriting and distribution fees:
   United Funds and W&R Funds.........................  44,126  55,059   58,815
   Affiliates.........................................  26,267  30,778   30,612
  Shareholder service fees............................  23,527  28,378   30,763
  Investment and other revenue........................   4,295   5,295    3,798
                                                       ------- -------  -------
    Total revenue..................................... 183,504 220,976  241,772
                                                       ------- -------  -------
Expenses:
  Underwriting and distribution.......................  64,082  78,915   79,995
  Compensation and related costs......................  21,304  21,913   26,618
  General and administrative (note 6).................   8,594  10,180   15,826
  Depreciation........................................   1,914   1,758    1,307
  Amortization of goodwill............................   2,903   2,903    2,903
                                                       ------- -------  -------
    Total expenses....................................  98,797 115,669  126,649
                                                       ------- -------  -------
    Income before interest and income taxes...........  84,707 105,307  115,123
Interest (note 6)
  Income..............................................   3,886   4,072   11,323
  Expense.............................................     --     (186) (11,299)
                                                       ------- -------  -------
    Income before income taxes........................  88,593 109,193  115,147
Income taxes (note 8).................................  35,092  42,493   44,855
                                                       ------- -------  -------
    Net income........................................ $53,501  66,700   70,292
                                                       ======= =======  =======
Pro forma net income per share:
  Basic and diluted...................................                  $  1.10
                                                                        =======


          See accompanying notes to consolidated financial statements.

                         WADDELL & REED FINANCIAL, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                          COMMON STOCK
                          -------------
                                                               DIVIDENDS IN
                                        ADDITIONAL               EXCESS OF
                                         PAID-IN   RETAINED  RETAINED EARNINGS   UNREALIZED        TOTAL
                                         CAPITAL   EARNINGS   AND ADDITIONAL   GAIN (LOSS) ON  STOCKHOLDER'S
                          SHARES AMOUNT  (NOTE 7)  (NOTE 7)   PAID-IN CAPITAL    INVESTMENT   EQUITY (DEFICIT)
                          ------ ------ ---------- --------  ----------------- -------------- ----------------
                                                            (IN THOUSANDS)
Balance at December 31,
 1994...................  42,300  $423    193,377   29,158            --            (666)          222,292
Net income..............     --    --         --    53,501            --             --             53,501
Contributions from
 parent.................     --    --      10,581      --             --             --             10,581
Other distributions
 (note 6)...............     --    --         --   (69,098)           --             --            (69,098)
Unrealized gain on
 investment securities..     --    --         --       --             --             930               930
                          ------  ----   --------  -------       --------           ----          --------
Balance at December 31,
 1995...................  42,300   423    203,958   13,561            --             264           218,206
Net income..............     --    --         --    66,700            --             --             66,700
Contributions from
 parent.................     --    --     121,358      --             --             --            121,358
Other distributions
 (note 6)...............     --    --     (93,348) (70,261)           --             --           (163,609)
Cash dividends to
 parent.................     --    --         --   (10,000)           --             --            (10,000)
Unrealized loss on
 investment securities..     --    --         --       --             --            (100)             (100)
                          ------  ----   --------  -------       --------           ----          --------
Balance at December 31,
 1996...................  42,300   423    231,968      --             --             164           232,555
Net income..............     --    --         --    70,292            --             --             70,292
Contributions from
 parent.................     --    --      47,980      --             --             --             47,980
Other distributions
 (note 6)...............     --    --    (279,948) (18,627)      (230,658)           --           (529,233)
Cash dividends to
 parent.................           --         --   (51,665)           --             --            (51,665)
Unrealized gain on
 investment securities..     --    --         --       --             --             180               180
                          ------  ----   --------  -------       --------           ----          --------
Balance at December 31,
 1997...................  42,300  $423        --       --        (230,658)           344          (229,891)
                          ======  ====   ========  =======       ========           ====          ========


          See accompanying notes to consolidated financial statements.

                         WADDELL & REED FINANCIAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                1995      1996     1997
                                               -------  --------  -------
                                                    (IN THOUSANDS)
Cash flows from operating activities:
  Net income.................................. $53,501    66,700   70,292
  Adjustments to reconcile net income to net
   cash
   provided by operating activities:
    Depreciation and amortization.............   4,817     4,661    4,210
    Gain on sale of investments...............     (30)      --       --
    Loss on sale and retirement of fixed
     assets...................................      59       311       65
    Capital gains and dividends reinvested....     (60)      (60)     (78)
    Deferred income taxes.....................    (186)      827       27
    Changes in assets and liabilities:
      Receivables from funds..................  (1,606)    1,172     (452)
      Other receivables.......................  (1,836)    2,725   (1,195)
      Due to/from affiliates--operating.......    (660)    1,703   (4,217)
      Other assets............................  (3,317)   (9,913)  (5,383)
      Accounts payable........................   7,488      (252)  (1,883)
      Other liabilities.......................   4,082    18,369      898
                                               -------  --------  -------
Net cash provided by operating activities.....  62,252    86,243   62,284
                                               -------  --------  -------
Cash flows from investing activities:
  Additions to investments....................    (917)     (116)     (40)
  Proceeds from sales of investments..........   1,201       --         1
  Proceeds from maturity of investments.......   1,440     1,355    1,260
  Purchase of property and equipment..........  (1,428)   (1,689)  (3,218)
  Investment in real estate...................    (312)     (298)     --
  Other.......................................      25        18       50
                                               -------  --------  -------
Net cash provided by (used in) investing
 activities...................................       9      (730)  (1,947)
                                               -------  --------  -------
Cash flows from financing activities:
  Cash dividends to parent....................     --    (10,000) (51,665)
  Change in due to/from affiliates--
   nonoperating............................... (60,040) (170,016) (37,888)
  Cash contributions from parent..............  13,236   111,718   44,033
                                               -------  --------  -------
Net cash used in financing activities......... (46,804)  (68,298) (45,520)
                                               -------  --------  -------
Net increase in cash and cash equivalents.....  15,457    17,215   14,817
Cash and cash equivalents at beginning of
 period.......................................  26,331    41,788   59,003
                                               -------  --------  -------
Cash and cash equivalents at end of period.... $41,788    59,003   73,820
                                               =======  ========  =======
Cash paid for income taxes.................... $33,084    43,667   65,754
                                               =======  ========  =======

See notes 5, 6 and 7 for noncash investing and financing activities.

          See accompanying notes to consolidated financial statements.

                        WADDELL & REED FINANCIAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  Waddell & Reed Financial, Inc. is owned by Torchmark Corporation and Torchmark's subsidiary, Liberty National Life Insurance Company (Liberty). Torchmark and its subsidiaries, other than Waddell & Reed Financial, Inc., are referred to herein as "Torchmark." In December 1997, Waddell & Reed Financial, Inc.'s name was changed from United Investors Management Company to Waddell & Reed Financial, Inc. In the first quarter of 1998, the insurance operations of Waddell & Reed Financial, Inc., United Investors Life Insurance Company, were distributed to Torchmark. Waddell & Reed Financial, Inc.'s remaining subsidiary is Waddell & Reed Financial Services, Inc. and its subsidiaries
(WRFS).

  The accompanying financial statements include the accounts of Waddell & Reed Financial, Inc. and WRFS (the Company) for all periods presented (note 7). Amounts for UILIC have been excluded for all periods presented. All significant intercompany accounts and transactions are eliminated in consolidation.

 Business

  Through WRFS, the Company derives its revenue primarily from investment management, administration, distribution and related services provided to the United mutual funds and Waddell & Reed mutual funds (the Funds) and institutional accounts in the United States. The Funds and institutional accounts operate under various rules and regulations set forth by the Securities and Exchange Commission (SEC). Services to the Funds are provided under contracts that set forth the fees to be charged for these services. The majority of these contracts are subject to annual review and approval by each fund's Board of Directors/Trustees and stockholders. In 1997, the United Income Fund represented approximately 16% of total revenues. No other fund represented 10% or more of revenues. Company revenues are largely dependent on the total value and composition of assets under management, which include domestic and international equity and debt securities; accordingly, fluctuations in financial markets and composition of assets under management impact revenues and results of operations.

 Cash and Cash Equivalents

  Cash and cash equivalents include cash on hand and short-term investments. The Company considers all highly liquid debt instruments with original maturities of ninety days or less to be cash equivalents.

 Revenue Recognition

  Investment advisory and administrative service fees are recognized when earned. Commission revenue and expenses (and related receivables and payables) resulting from securities transactions are recorded on the date on which the order to buy or sell securities is executed.

 Advertising

  Costs of advertising are expensed as incurred. Amounts charged to expense were not significant for the years ended December 31, 1995, 1996 and 1997.

 Investments Securities and Investment in Affiliated Mutual Funds

  All investments in debt securities and affiliated stock and fixed income mutual funds are classified as available-for-sale. As a result, these investments are recorded at fair value. Unrealized holding gains and losses, net of related tax effects, are excluded from earnings until realized and are reported as a separate component of stockholders' equity. Realized gains and losses are computed using the specific identification method for investment securities other than mutual funds. For mutual funds, realized gains and losses are computed using the average cost method.

                        WADDELL & REED FINANCIAL, INC.

 Concentration of Credit Risk

  Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by Statement of Financial Accounting Standards
(SFAS) No. 105, consist primarily of investments in U. S. government and agency securities, municipal securities and affiliated money market and fixed income mutual funds and accounts receivable. Credit risk is believed to be minimal in that the U. S government and agency securities are backed by the full faith and credit of the U. S. government, municipal securities are backed by the full taxing power of the issuing municipality or revenues from a specific project, and the affiliated mutual funds have substantial net assets.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets.

 Goodwill

  Goodwill, which represents the excess of purchase price over fair value of net assets acquired, arose in connection with the acquisition of the Company by Torchmark. Amortization is on a straight-line basis over forty years. The Company assesses the recoverability of goodwill by determining whether the unamortized balance can be recovered through undiscounted future operating cash flows over its remaining life. Impairment, if any, is measured by the excess of the unamortized balance over discounted future operating cash flows.

 Deferred Sales Commissions

  The Company defers certain costs, principally selling commissions, that are paid to financial advisors in connection with the sale of certain shares of Waddell & Reed mutual funds (W&R Funds). These costs are amortized on a straight line basis over a period not exceeding ten years which approximates the historical life of shareholder investments. The Company recovers such costs through 12b-1 distribution fees, which are paid by the W&R Funds and a contingent deferred sales charge paid by stockholders who redeem their shares prior to completion of the required holding periods.

 Income Taxes

  The accounts of the Company are included in the consolidated federal income tax return of Torchmark. The Company's provision for income taxes has been made on the same basis as if the Company filed separate returns.

 Disclosures About Fair Value of Financial Instruments

  Given the nature of the Company's assets and liabilities, the Company believes the amounts in the financial statements approximate fair value.

 Pro Forma Net Income Per Share

  In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, which revised the calculation and presentation provisions of Accounting Principles Board Opinion 15 and related interpretations. SFAS No. 128 became effective for the Company's fiscal year ending December 31, 1997. Pro forma basic and diluted net income per share amounts have been presented under SFAS No. 128.

                        WADDELL & REED FINANCIAL, INC.

  Pro forma basic and diluted net income per share has been computed by dividing net income, as adjusted to eliminate the after tax interest cost on the Torchmark Notes, by 64,000,000 shares (the average number of shares outstanding plus the number of shares, whose proceeds would be used to pay the Torchmark and Liberty notes (note 6).) Diluted net income per share is the same as basic net income per share as there are no dilutive securities.

 Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 Recent Accounting Developments

  In 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. These statements, which are effective for periods beginning after December 15, 1997, expand or modify disclosures. The Company does not expect implementation to have any significant effect on the Company's reported financial position, results of operations or segment reporting.

(2) CASH AND CASH EQUIVALENTS

  Cash and cash equivalents at December 31, 1996 and 1997 includes reserves of $15,028,000 and $14,943,000, respectively, for the benefit of customers in compliance with securities industry regulations and an investment of $4,344,000 and $325,000, respectively, in a money market fund for which the Company is principal underwriter and investment advisor. Substantially all such reserves are in excess of federal deposit insurance limits. The money market fund is uninsured.

(3) INVESTMENTS SECURITIES, AVAILABLE-FOR-SALE

  Investments at December 31, 1996 and 1997 are as follows:

                                       AMORTIZED UNREALIZED UNREALIZED  FAIR
                  1996                   COST      GAINS      LOSSES   VALUE
                  ----                 --------- ---------- ---------- ------
   United States government-backed
    mortgage securities............... $  5,925      32        (17)     5,940
   Municipal bonds maturing:
     After five years but within ten
      years...........................   11,760     276        (42)    11,994
     After ten years..................    1,196      12        --       1,208
   Affiliated mutual funds............      833       9         (4)       838
                                       --------     ---        ---     ------
                                       $ 19,714     329        (63)    19,980
                                       ========     ===        ===     ======
                                       AMORTIZED UNREALIZED UNREALIZED  FAIR
                  1997                   COST      GAINS      LOSSES   VALUE
                  ----                 --------- ---------- ---------- ------
   United States government-backed
    mortgage securities............... $  4,749      86        --       4,835
   Municipal bonds maturing:
     Within five years................    3,017     115        --       3,132
     After five years but within ten
      years...........................    8,520     304        --       8,824
     After ten years..................    1,186       3         (2)     1,187
   Affiliated mutual funds............      949      50        --         999
                                       --------     ---        ---     ------
                                       $ 18,421     558         (2)    18,977
                                       ========     ===        ===     ======

                        WADDELL & REED FINANCIAL, INC.

(4) PROPERTY AND EQUIPMENT

  A summary of property and equipment at December 31, 1996 and 1997 is as follows:

                                                                     ESTIMATED
                                               1996        1997     USEFUL LIVES
                                            ---------- ------------ ------------
                                                (IN THOUSANDS)
   Land....................................  $ 1,717        1,717           --
   Building................................    6,242        6,257      40 years
   Furniture and fixtures..................    5,719        5,862    3-10 years
   Equipment and machinery.................    6,186        7,859    3-10 years
                                             -------     --------
   Property and equipment, at cost.........   19,864       21,695
   Less accumulated depreciation...........    9,472        9,637
                                             -------     --------
   Property and equipment, net.............  $10,392       12,058
                                             =======     ========

(5) INVESTMENT IN REAL ESTATE

  A summary of investment in rental real estate at December 31, 1996 is as follows:

                                                        ESTIMATED
                                               1996    USEFUL LIVES
                                            ---------- ------------
                                               (IN
                                            THOUSANDS)
   Land....................................  $ 7,784          --
   Buildings...............................   10,771     40 years
                                             -------
   Rental real estate, at cost.............   18,555
   Less accumulated depreciation...........    1,463
                                             -------
   Rental real estate, net.................  $17,092
                                             =======

  Rental income of $1,409,000, $1,682,000 and $0 for the years ended December 31, 1995, 1996 and 1997, respectively, is included in investment and other revenue. Depreciation expense for the years ended December 31, 1995, 1996 and 1997 was $367,000, $383,000 and $18,000, respectively.

  Effective January 1, 1997, the Company contributed its investment in real estate, which is located adjacent to its offices in Overland Park, Kansas, to TMK Income Properties, L.P. (TMK) in exchange for a 14% limited partnership interest in TMK. TMK is a limited partnership with other Torchmark affiliates that was formed for the purpose of acquiring, developing and managing real property. The property was transferred to TMK at the Company's net book value as of December 31, 1996 in the amount of $11,961,000. Effective July 1, 1997, the Company contributed additional land and land improvements for an additional 5% interest in TMK. The land and improvements were transferred at the Company's net book value in the amount of $5,113,000.

(6) TRANSACTIONS WITH RELATED PARTIES

  The Company serves as investment advisor to various affiliates of Torchmark and receives advisory fees for this service. Advisory fees, which are based on assets under management, amounted to $800,000, $1,037,000 and $1,241,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                        WADDELL & REED FINANCIAL, INC.

  The Company earns commissions from Torchmark for marketing life and health insurance products and variable annuities. For the years ended December 31, 1995, 1996 and 1997, the commissions amounted to $26,267,000, $30,778,000 and
$30,612,000 respectively. These commissions were earned under contracts which have been renewed for 1998 with substantially the same terms.

  Torchmark performs certain administrative services for the Company. Charges for such services which are allocated based on a defined formula that allocates Torchmark's total costs for services provided based on each affiliate's assets and compensation expense as a percentage of the total affiliate assets and compensation expense. The Company believes the allocation results in a reasonable allocation to the Company of costs. These charges were $2,731,000, $2,189,000 and $2,008,000 for the years ended December 31, 1995,
1996 and 1997, respectively.

  The current amounts due from affiliates at December 31, 1996 and 1997 include interest bearing notes from Torchmark, noninterest bearing advances for current operating expenses and commissions due from the sale of affiliates' products. At December 31, 1996 and 1997, the 5.5% demand notes amounted to $11,672,000 plus accrued interest. At December 31, 1996 and 1997, the noncurrent amounts due from affiliates include a $123,947,000 note receivable from Torchmark, plus $186,000 and $1,239,000, respectively, of accrued interest. The 6% note requires semiannual interest payments and matures May 1, 2000. Also included in the noncurrent portion is a $40,000,000 note receivable from Torchmark, due November, 1999 with interest at 8.1%. During 1995, 1996 and 1997, amounts due from Torchmark aggregating $69,098,000, $163,609,000 and $38,124,000, respectively, were forgiven and charged against stockholders' equity.

  The current amounts due to affiliates at December 31, 1996 and 1997 include amounts due for administrative services. Included in the 1996 and 1997 noncurrent due to affiliates balance is a $123,947,000 note payable to Torchmark, plus $186,000 and $1,239,000, respectively, of accrued interest. The 6% note requires semiannual interest payments and matures May 1, 2000.

  Effective September 1997, Waddell & Reed Asset Management Company (WRAMCO), a subsidiary of WRFS, was distributed to Torchmark at its net book value of $2,977,000. WRAMCO provides investment management services to institutional investors. Subsequent to the distribution date, WRFS provides advisory investment management services to WRAMCO and receives a fee based upon assets under management. The Company was paid $1,296,000 for investment advisory services provided subsequent to the distribution date. The accompanying financial statements include the amounts for WRAMCO. Subsequent to distribution, the Company operates under a subadvisory agreement with WRAMCO to provide approximately the same level of services as prior to the distribution.

  On November 25, 1997, the Company declared a $480,000,000 dividend evidenced by two 8% promissory notes to Torchmark and Liberty. These notes are payable on or before November 25, 2002 and require semiannual interest payments. Notes aggregating $96,000,000 are due in 1998 and, accordingly, are classified in the current portion of due to affiliates. The remaining $384,000,000 of these notes is included in the long-term portion of due to affiliates. The notes are mandatorily prepayable from the capital raised by the Company from a public or private sale or offering of debt or equity securities.

  The Company, at the direction of its parent, has engaged in inter-corporate financings with affiliates. Such activities are not considered representative of the Company's activities on an ongoing basis as the Company does not intend to engage in inter-corporate financings other than on its own behalf in the ordinary course of business. Accordingly, for purposes of the statement of cash flows, inter-corporate financings have been reported in financing activities as "change in due to/from affiliates - non-operating".

(7) STOCKHOLDERS' EQUITY

  As discussed in note 1, the consolidated financial statements include only amounts for the Company. Transactions involving former subsidiaries of Waddell & Reed Financial, Inc., and Torchmark are reflected as due to/due from affiliates. To the extent such transactions resulted in a gain or loss, such amounts are reflected in additional paid-in capital or retained earnings.

                        WADDELL & REED FINANCIAL, INC.

  Retained earnings have been charged for dividends and other distributions to the Company's parent to the extent such retained earnings were sufficient. The excess has been charged to additional paid-in capital with the remainder classified as dividends in excess of retained earnings and additional paid-in capital.

(8) INCOME TAXES

  The components of total income tax expense are as follows:

                                                           1995     1996   1997
                                                         --------  ------ ------
                                                             (IN THOUSANDS)
   Currently payable:
     Federal............................................ $ 31,449  36,197 38,939
     State..............................................    3,829   5,469  5,889
                                                         --------  ------ ------
                                                           35,278  41,666 44,828
   Deferred taxes.......................................     (186)    827     27
                                                         --------  ------ ------
                                                         $ 35,092  42,493 44,855
                                                         ========  ====== ======

  The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at December 31, 1996 and 1997 are as follows:

                                                                 1996     1997
                                                                -------  ------
                                                                (IN THOUSANDS)
   Deferred tax liabilities:
     Deferred sales commissions................................ $(3,967) (4,680)
     Fixed assets..............................................    (418)   (824)
     Other.....................................................    (458)   (500)
                                                                -------  ------
   Total gross deferred liabilities............................  (4,843) (6,004)
                                                                -------  ------
   Deferred tax assets:
     Benefit plans.............................................   3,050   3,557
     Accrued expenses..........................................     966   1,442
                                                                -------  ------
   Total gross deferred assets.................................   4,016   4,999
                                                                -------  ------
   Net deferred tax liability.................................. $  (827) (1,005)
                                                                =======  ======

  A valuation allowance for deferred tax assets was not necessary at December 31, 1996 and 1997.

  The following table reconciles the statutory federal income tax rate to the Company's effective income tax rate:

                                                               1995  1996  1997
                                                               ----  ----  ----
   Statutory federal income tax rate.......................... 35.0% 35.0% 35.0%
   State income taxes, net of federal tax benefits............  2.9   3.1   3.3
   Other items................................................  1.7    .8    .7
                                                               ----  ----  ----
   Effective income tax rate.................................. 39.6% 38.9% 39.0%
                                                               ====  ====  ====

(9) RETIREMENT PLAN

  The Company sponsors a noncontributory retirement plan which covers substantially all employees and, prior to 1996, the employees of former affiliates. As of December 31, 1995, former affiliates ceased participation in the plan. Benefits payable under the plan are based on employees' years of service and compensation during the final ten years of employment.

                        WADDELL & REED FINANCIAL, INC.

  At December 31, 1996 and 1997, the assumed discount rate, the rate at which the plan benefit obligations could be settled, was 7.5%. The estimated rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.5% for December 31, 1996 and 1997. The expected long-term rate of return on plan assets was 9.25% at December 31, 1996 and 1997.

  The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

  All plan assets are commingled and available for distribution to all participating employees, and thus, net pension cost for 1995 includes the cost for the Company as well as affiliates.

  Net pension cost for all companies for the years ended December 31, 1995, 1996 and 1997 included the following components:

                                                         1995    1996    1997
                                                        ------  ------  ------
                                                           (IN THOUSANDS)
   Service cost--benefits earned during the period....  $2,365   1,304   1,511
   Interest cost on projected benefit obligation......   2,103   1,953   2,148
   Actual return on plan assets.......................  (3,626) (3,489) (4,102)
   Net amortization and deferral......................   2,078   1,679   1,987
                                                        ------  ------  ------
   Net periodic pension cost of all participating com-
    panies............................................  $2,920   1,447   1,544
                                                        ------  ------  ------
   Company portion....................................  $1,648   1,447   1,544
                                                        ======  ======  ======

  The following table sets forth the plan's funded status as of December 31, 1996 and 1997:

                                                                 1996     1997
                                                                -------  ------
                                                                (IN THOUSANDS)
   Actuarial present value of benefit obligations:
     Vested benefits..........................................  $17,715  20,693
     Nonvested benefits.......................................      558     751
                                                                -------  ------
   Accumulated benefit obligation.............................   18,273  21,444
   Increase in benefits due to future compensation increases..    6,513   7,535
                                                                -------  ------
   Projected benefit obligation...............................   24,786  28,979
   Estimated fair market value of plan assets.................   23,483  25,689
                                                                -------  ------
   Projected benefit obligation in excess of plan assets......    1,303   3,290
   Unrecognized net gain from past experience different from
    that assumed and effects of changes in assumptions........    3,482   2,989
   Unrecognized net transition obligation being recognized
    over 21.6 years...........................................     (114)   (108)
   Unrecognized prior service cost attributable to plan amend-
    ments.....................................................     (761)   (717)
                                                                -------  ------
   Pension liability of all participating companies...........  $ 3,910   5,454
                                                                =======  ======
   Company portion............................................  $ 6,711   8,299
                                                                =======  ======

  As of December 31, 1995, former affiliates ceased participation in the plan, which resulted in a decrease in projected benefits of the Plan.

                        WADDELL & REED FINANCIAL, INC.

(10) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  The Company sponsors an unfunded defined benefit postretirement medical plan that covers substantially all its employees. The plan is contributory with retiree contributions adjusted annually.

  Net periodic postretirement benefit cost for the year ended December 31, 1995, 1996 and 1997 included the following components:

                                                              1995  1996  1997
                                                              ----  ----  ----
                                                              (IN THOUSANDS)
   Service cost-benefits attributed to service during the
    year..................................................... $ 48   48    48
   Interest cost on accumulated postretirement benefit obli-
    gation...................................................   71   70    68
   Amortization of unrecognized prior service cost...........  (18) (18)  (19)
                                                              ----  ---   ---
   Net periodic postretirement benefit cost.................. $101  100    97
                                                              ====  ===   ===

  The following table sets forth the plan's funded status as of December 31, 1996 and 1997:

                                                                  1996  1997
                                                                 ------ -----
                                                                     (IN
                                                                  THOUSANDS)
   Accumulated postretirement benefit obligation (APBO):
     Retirees................................................... $  356   405
     Fully eligible active plan participants....................    134   190
     Other active plan participants.............................    382   547
                                                                 ------ -----
   Total APBO...................................................    872 1,142
                                                                 ------ -----
     Unrecognized prior service cost............................    223   191
     Actuarial experience.......................................    132  (102)
                                                                 ------ -----
   Accumulated postretirement benefit obligation in excess of plan assets................................................. $1,227 1,231
                                                                 ====== =====

  The significant assumptions used in computing the APBO as of December 31, 1996 and 1997 are as follows:

                                                1996              1997
                                          ----------------- -----------------
   Assumed health care cost trend rate
    used to measure the expected cost of
    benefits covered by the plan:
     Current year........................        10%                9%
     Thereafter.......................... Decrease annually Decrease annually
                                           to 5.5% by 2018   to 5.5% by 2019
   Discount rate.........................       7.5%              7.5%

  The health care cost trend rate assumption can effect the expenses and obligations. The effect of a 1% increase each year in the assumed health care cost trend rate on the aggregate of the service and interest cost components of net periodic postretirement benefit cost would be an increase of approximately $34,000 for the year ended December 31, 1997. The effect on the APBO as of December 31, 1997 would be an increase of approximately $217,000.

                        WADDELL & REED FINANCIAL, INC.

(11) SAVINGS AND INVESTMENT PLAN

  The Company has a savings and investment plan covering substantially all employees. The plan provides for a matching corporate contribution of 50% of the employee's investment in mutual fund shares and/or Torchmark stock, not to exceed 3% of the employee's salary.

  The charge to expense for this plan for the years ended December 31, 1995, 1996 and 1997 was $626,000, $641,000 and $716,000, respectively.

(12) EMPLOYEE STOCK OPTIONS

  Under the provisions of the Torchmark Corporation 1987 Stock Incentive Plan (1987 Option Plan), certain employees and directors of the Company have been granted options to buy shares of Torchmark stock generally at the market value of the stock on the date of grant. The options are exercisable during a period of up to ten years and two days after grant. Employee stock options granted under the 1987 Option Plan generally vest one-half in two years and one-half in three years. Director grants generally vest in six months.

  In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), which was effective for the Company beginning January 1, 1996. SFAS No. 123 defines the "fair value method" of accounting for employee stock options. It also allows accounting for such options under the "intrinsic value method" in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25) and related interpretations. If a company elects to use the intrinsic value method, pro forma disclosures of earnings and earnings per share are required as if the fair value method of accounting was applied. The effects of applying SFAS No. 123 in the pro forma disclosures are not necessarily indicative of future amounts because the pro forma disclosures do not take into account the amortization of the fair value of awards granted prior to 1995.

  The Company has elected to account for stock options under the intrinsic value method. The fair value method requires use of the Black-Scholes option valuation model to value employee stock options. The Black-Scholes option valuation model was not developed for use in valuing employee stock options. Instead, this model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Torchmark's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing models do not provide a reliable measure of the fair value of its employee stock options. Under the intrinsic value method, compensation expense is only recognized if the exercise price of the employee stock option is less than the market price of the underlying stock on the date of grant. Accordingly, the Company has recognized no compensation expense for options granted in 1995, 1996 or 1997.

  In accordance with SFAS No. 123, the fair value for Torchmark's employee stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1997:

                                                                     1996  1997
                                                                     ----  ----
   Risk-free interest rate..........................................  6.4%  6.4%
   Dividend yield...................................................  3.7   1.7
   Volatility factor................................................ 22.8  21.1
   Weighted average expected life (in years)........................ 4.17  3.93

  The weighted average fair values of an option granted during the years ended December 31, 1996 and 1997 were $4.93 and $8.36, respectively.

                        WADDELL & REED FINANCIAL, INC.

  For the purpose of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                           1996        1997
                                                        ----------- ----------
                                                        (IN THOUSANDS, EXCEPT
                                                          PER SHARE AMOUNTS)
   Actual net income................................... $    66,700     70,292
   Pro forma net income................................ $    65,958     68,022
                                                        ----------- ----------
   Proforma net income per share, as adjusted for SFAS
    No. 123:
     Basic and diluted.................................             $     1.06
                                                                    ==========

  A summary of stock option activity and related information for the years ended December 31, 1995, 1996 and 1997 follows:

                                 1995                1996                1997
                          ------------------- ------------------- -------------------
                                     WEIGHTED            WEIGHTED            WEIGHTED
                                     AVERAGE             AVERAGE             AVERAGE
                                     EXERCISE            EXERCISE            EXERCISE
                           OPTIONS    PRICE    OPTIONS    PRICE    OPTIONS    PRICE
                          ---------  -------- ---------  -------- ---------  --------
Outstanding at beginning
 of year................  1,335,984   $16.21  1,596,642   $18.11  1,738,442   $19.54
Granted.................    373,600    21.69    277,600    24.88    688,292    35.98
Exercised...............   (105,126)    6.72   (130,800)   13.49   (927,024)   17.68
Expired.................     (7,816)   17.00     (5,000)   17.00     (3,020)   22.27
                          ---------   ------  ---------   ------  ---------   ------
Outstanding at end of
 year...................  1,596,642   $18.11  1,738,442   $19.54  1,496,690   $28.25
                          ---------   ------  ---------   ------  ---------   ------
Exercisable at end of
 year...................    660,934   $17.36    999,742   $17.48    868,798   $31.18
                          =========   ======  =========   ======  =========   ======

(13) UNIFORM CAPITAL RULE REQUIREMENTS

  Waddell & Reed, Inc. (W&R), a subsidiary of the Company, is a registered broker-dealer and a member of the National Association of Securities Dealer, Inc. and therefore is subject to a requirement of the SEC's Uniform Net Capital Rule, requiring the maintenance of certain minimal capital levels. At December 31, 1997, W&R had net capital, as defined by the Uniform Capital Rule, of $7,745,000 which is $4,628,000 in excess of the required net capital.

(14) COMMITMENTS AND CONTINGENCIES

 Rental Expense and Lease Commitments

  The Company rents certain sales and other office space under long-term operating leases. Rent expense for the years ended December 31, 1995, 1996 and 1997, was $3,459,000, $3,824,000 and $4,397,000 respectively. Future minimum rental commitments under noncancelable operating leases are as follows:

                                                               (IN THOUSANDS)
                                                               --------------
   Minimum remaining rental commitments years ended December
    31:
     1998.....................................................    $ 2,589
     1999.....................................................      1,612
     2000.....................................................        961
     2001.....................................................        330
     2002.....................................................         85
                                                                  -------
                                                                  $ 5,577
                                                                  =======

                        WADDELL & REED FINANCIAL, INC.

  New leases are expected to be executed as existing leases expire. Thus, future minimum lease commitments are not expected to be less than those in 1998.

 Contingencies

  From time to time, the Company is a party to various claims arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, it is unlikely that any adverse determination in one or more pending claims would have a material adverse effect on the Company's financial position or results of operations.

                        PRO FORMA FINANCIAL STATEMENTS

  The following pro forma balance sheet reflects (1) payment of notes due from Torchmark with Torchmark Preferred Stock, (2) a prepayment of $124 million plus all outstanding interest on the Second Liberty Note and the First Liberty Note, in each case with Torchmark Preferred Stock, (3) the application of the net proceeds of the Offering to make a prepayment of $428 million on the Notes and, (4) prepayment of the remaining balance of the Notes and accrued interest with Torchmark Preferred Stock as if these transactions had occurred on December 31, 1997. The pro forma Consolidated Statement of Operations reflects the aforementioned transactions as if they had occurred on January 1, 1997.

                WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES

                     PRO FORMA CONSOLIDATED BALANCE SHEETS

                               DECEMBER 31, 1997

                                                                           PRO
                                               HISTORICAL ADJUSTMENTS     FORMA
                                               ---------- -----------    -------
                                                       (IN THOUSANDS)
                    ASSETS
Assets:
  Cash and cash equivalents...................  $ 73,820                  73,820
  Investment securities, available-for-sale       18,977                  18,977
  Receivables:
    United funds and W&R funds................     4,031                   4,031
    Customers and other.......................    11,840                  11,840
  Due from affiliates.........................    17,232    (13,598)(1)    3,634
  Deferred income taxes.......................     1,241                   1,241
  Prepaid expenses and other current assets...     2,991                   2,991
                                                --------                 -------
    Total current assets......................   130,132                 116,534
  Due from affiliates.........................   175,450   (175,450)(1)      --
  Torchmark Preferred Stock...................       --     189,048 (1)    8,000
                                                           (125,186)(2)
                                                            (55,862)(2)
  Property and equipment, net.................    12,058                  12,058
  Investment in real estate, net..............       --                      --
  Investment in real estate partnership.......    17,544                  17,544
  Deferred sales commissions, net.............    12,316                  12,316
  Goodwill (net of accumulated amortization of
   $14,575
   and $17,479)...............................    98,831                  98,831
  Other assets................................       633                     633
                                                --------                 -------
    Total assets..............................  $446,964                 265,916
                                                ========                 =======
     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Current liabilities:
  Accounts payable............................  $ 22,929                  22,929
  Due to affiliates...........................   102,459    (96,000)(3)    2,597
                                                             (3,862)(2)
  Accrued sales force compensation............     8,666                   8,666
  Income taxes payable........................     3,314                   3,314
  Other current liabilities...................    18,525                  18,525
                                                --------                 -------
    Total current liabilities.................   155,893                  56,031
  Due to affiliates...........................   509,186   (332,000)(3)
                                                           (125,186)(2)
                                                            (52,000)(2)      --
  Deferred income taxes.......................     2,246                   2,246
  Accrued pensions and post-retirement costs..     9,530                   9,530
  Other liabilities...........................       --                      --
                                                --------                 -------
    Total liabilities.........................   676,855                  67,807
                                                --------                 -------
Stockholders' equity (deficit):
  Common stock ...............................       423        217 (3)      640
  Additional paid-in capital..................       --     197,125 (3)  197,125
  Retained earnings...........................       --                      --
  Dividends in excess of retained earnings and
   additional
   paid-in capital............................  (230,658)   230,658 (3)      --
  Unrealized gain on available-for-sale
   securities.................................       344                     344
                                                --------                 -------
    Total Stockholders' equity (deficit)......  (229,891)                198,109
                                                --------                 -------
Total liabilities and Stockholders' equity....  $446,964                 265,916
                                                ========                 =======

--------
(1) To reflect payment of notes due from Torchmark with Torchmark Preferred
    Stock.
(2) To reflect payment of the Notes and accrued interest, with Torchmark Preferred Stock.
(3) To reflect proceeds from the Offering and the use of proceeds to pay the remainder of the Notes.

                WADDELL & REED FINANCIAL, INC. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

                             HISTORICAL ADJUSTMENTS   PRO FORMA
                             ---------- -----------   ---------
                                  (IN THOUSANDS, EXCEPT
                                  FOR PER SHARE AMOUNT)
Revenue:
  Investment management
   fees.....................  $117,784                 117,784
  Underwriting and
   distribution fees:
    United Funds and W&R
     Funds..................    58,815                  58,815
    Affiliates..............    30,612                  30,612
  Shareholder service fees..    30,763                  30,763
  Investment and other
   revenue..................     3,798                   3,798
                              --------                 -------
    Total revenue...........   241,772                 241,772
                              --------                 -------
Expenses:
  Underwriting and
   distribution.............    79,995                  79,995
  Compensation and related
   costs....................    26,618                  26,618
  General and
   administrative...........    15,826                  15,826
  Depreciation..............     1,307                   1,307
  Amortization of goodwill..     2,903                   2,903
                              --------                 -------
    Total expenses..........   126,649                 126,649
                              --------                 -------
    Income before interest
     and income taxes.......   115,123                 115,123
Interest
  Income....................    11,323    (11,323)(1)      --
  Expense...................   (11,299)    11,299 (2)      --
                              --------                 -------
    Income before income
     taxes..................   115,147                 115,123
Income taxes................    44,855         (9)(2)   44,846
                              --------    -------      -------
    Net income..............  $ 70,292        (15)      70,277
                              ========    =======      =======
Pro forma net income per
 share:
  Basic and diluted.........                           $  1.10
                                                       =======

--------
(1) To eliminate interest income on amounts due from Torchmark.
(2) To eliminate interest expense on the Notes.
(3) Tax effects of the above.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 International Prospectus Alternate Cover Page

PROSPECTUS (Subject to Completion)

Issued March 4, 1998

                               21,700,000 Shares
                         Waddell & Reed Financial, Inc.
                              CLASS A COMMON STOCK

                                  ----------
OF  THE 21,700,000  SHARES OF  CLASS A  COMMON STOCK  BEING OFFERED,  4,340,000
 SHARES ARE BEING  OFFERED INITIALLY OUTSIDE  THE UNITED STATES  AND CANADA BY
  THE INTERNATIONAL UNDERWRITERS AND 17,360,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS. ALL
   SHARES OF  CLASS A  COMMON  STOCK OFFERED  HEREBY ARE  BEING SOLD  BY THE
    COMPANY. IT  IS CURRENTLY  ESTIMATED THAT  THE INITIAL  PUBLIC  OFFERING
    PRICE  PER   SHARE  WILL  BE  BETWEEN  $20  AND  $22   PER  SHARE.  SEE
     "UNDERWRITERS" FOR A DISCUSSION OF  THE   FACTORS TO BE CONSIDERED IN
                DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

THE COMPANY HAS TWO CLASSES OF AUTHORIZED COMMON STOCK CONSISTING OF CLASS A COMMON STOCK OFFERED HEREBY AND CLASS B COMMON STOCK (COLLECTIVELY, THE "COMMON STOCK"). SEE "DESCRIPTION OF CAPITAL STOCK." HOLDERS OF CLASS A COMMON
 STOCK ARE ENTITLED TO ONE VOTE PER SHARE AND HOLDERS OF CLASS B COMMON STOCK ARE ENTITLED TO FIVE VOTES PER SHARE ON EACH MATTER SUBMITTED TO A VOTE OF STOCKHOLDERS. ALL OF THE CLASS B COMMON STOCK IS BENEFICIALLY OWNED BY TORCHMARK CORPORATION. SUBSTANTIALLY ALL OF THE NET PROCEEDS OF THE OFFERING
  WILL BE USED TO PREPAY OUTSTANDING INDEBTEDNESS TO TORCHMARK CORPORATION AND ONE OF ITS SUBSIDIARIES. SEE "USE OF PROCEEDS." ALL HOLDERS OF COMMON
  STOCK ARE  ENTITLED TO RECEIVE  SUCH DIVIDENDS AND   DISTRIBUTIONS, IF ANY,
       AS MAY BE DECLARED FROM TIME TO TIME BY THE BOARD OF DIRECTORS.

                                  ----------
  THE CLASS A COMMON STOCK HAS BEEN APPROVED FOR LISTING, SUBJECT TO OFFICIAL NOTICE OF ISSUANCE, ON THE NEW YORK STOCK EXCHANGE UNDER THE TRADING SYMBOL
                                     "WDR."

                                  ----------
 SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  ----------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY  OR  ADEQUACY OF  THIS PROSPECTUS.  ANY     REPRESENTATION TO  THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------
                               PRICE $    A SHARE
                                  ----------

                                     PRICE TO UNDERWRITING DISCOUNTS PROCEEDS TO
                                      PUBLIC    AND COMMISSIONS(1)   COMPANY(2)
                                     -------- ---------------------- -----------
Per Share...........................   $               $                 $
Total(3)............................  $               $                 $

-----
  (1) The Company and Torchmark Corporation have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Before deducting expenses payable by the Company, estimated at $  .
  (3) The Company has granted the U.S. Underwriters an option exercisable within 30 days of the date hereof to purchase up to an aggregate of 2,170,000 additional shares of Class A Common Stock at the price to the public shown above less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to the public, underwriting
      discounts and commissions, and proceeds to the Company will be $   ,
      $   , and $   , respectively. See "Underwriters."

                                  ----------
  The Class A Common Stock is offered subject to prior sale, when, as, and if accepted by the Underwriters and subject to approval of certain legal matters by Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Underwriters, and to certain other conditions. It is expected that delivery of the Class A Common
Stock will be made on or about    , 1998 at the offices of Morgan Stanley & Co.
Incorporated, New York, New York, against payment therefor in immediately available funds.

                                  ----------
MORGAN STANLEY DEAN WITTER
                          GOLDMAN SACHS INTERNATIONAL
                                                     MERRILL LYNCH INTERNATIONAL

     , 1998

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table indicates the estimated expenses to be incurred in connection with the Offering, all of which will be paid by the Company.

   SEC registration fee............................................. $  177,728
   NASD fee.........................................................     30,500
   NYSE listing fee.................................................    210,600
   Accounting fees and expenses.....................................    500,000
   Legal fees and expenses..........................................    600,000
   Printing and engraving...........................................    550,000
   Transfer Agent's fees............................................     50,000
   Blue Sky fees and expenses (including counsel fees)..............     10,000
   Directors and Officers Liability Insurance Premium...............    515,000
   Miscellaneous expenses...........................................    156,172
                                                                     ----------
     Total.......................................................... $2,800,000
                                                                     ==========

--------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited expectations. See "Description of Capital Stock--Certificate of Incorporation and Bylaw Provisions--Liability of Directors; Indemnification" in the Prospectus.

  Pursuant to the provisions of (S) 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of any corporation, partnership, joint venture, trust, or other enterprise, against any and all expenses, judgments, fines, and amounts paid in settlement and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

  The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

  To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of such actions, such person is entitled, pursuant to Section 145, to indemnification as described above.

  The Company's Certificate of Incorporation and Bylaws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law. See "Description of Capital Stock--Certificate of Incorporation and Bylaw Provisions--Liability of Directors; Indemnification" in the Prospectus.

  The form of Underwriting Agreement filed as Exhibit 1.1 contains agreements of indemnity between the Company and the Underwriters and controlling persons against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments which the Underwriters or any such controlling persons may be required to make in respect thereof.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  None.

ITEMS 16. EXHIBITS

  (a) Exhibits:

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1.1*   --Form of Underwriting Agreement
  3.1+   --Certificate of Incorporation of the Company
  3.2+   --Bylaws of the Company
  4.1+   --Specimen of Common Stock Certificate
  4.2+   --Promissory Note of United Investors Management Company, payable to
          Torchmark Corporation,
          dated November 25, 1997
  4.3+   --Promissory Note of United Investors Management Company, payable to
          Liberty National Life
          Insurance Company, dated November 25, 1997
  4.4+   --Promissory Note of Waddell & Reed Financial Services, Inc., payable to United Investors Management Company, dated December 23, 1996
  4.5+   --Assignment by United Investors Management Company to Liberty
          National Life Insurance Company, dated December 23, 1996
         --Opinion of Hughes & Luce, L.L.P. regarding legality of securities
  5.1*    being registered
 10.1*   --Form of Public Offering and Separation Agreement between Torchmark
          Corporation and Waddell
          & Reed Financial, Inc.
 10.2+   --Form of Tax Disaffiliation Agreement between Torchmark Corporation and Waddell & Reed
          Financial, Inc.
 10.3+   --Form of Investment Services Agreement between Waddell & Reed
          Investment
          Management Company and Waddell & Reed Asset Management Company.
 10.4+   --General Agent Contract, dated January 1, 1985, between United
          Investors Life Insurance Company
          and W&R Insurance Agency, Inc.
 10.5+   --Form of Amendment Extending General Agent Contract between United
          Investors Life Insurance
          Company and W & R Insurance Agency, Inc.
 10.6+   --Independent Agent Contract, dated June 25, 1997, between United
          American Insurance Company,
          W & R Insurance Agency, Inc., and affiliates identified therein.
 10.7+   --Form of Amendment Extending Independent Agent Contract between
          United American Insurance
          Company, W & R Insurance Agency, Inc., and affiliates identified therein.
 10.8+   --Form of The 1998 Stock Incentive Plan.
 10.9+   --Form of The 1998 Non-Employee Director Stock Option Plan.
 10.10+  --Form of The 1998 Executive Deferred Compensation Stock Option Plan.
 10.11+  --Form of Waddell & Reed Financial, Inc. Savings and Investment Plan.
 10.12+  --Form of Waddell & Reed Financial, Inc. Retirement Income Plan.
 10.13+  --Form of Waddell & Reed, Inc. Career Field Retirement Plan.
 10.14+  --Form of Administration Contract between United Investors Park
          Owners' Association and Waddell & Reed Property Management Division.
 10.15+  --Form of Agreement Amending Distribution Contract between United
          Investors Life Insurance Company and TMK/United Funds, Inc.
 10.16+  --Distribution Contract, dated April 4, 1997, between United Investors
          Life Insurance Company and TMK/United Funds, Inc.
 10.17+  --Form of Agreement Amending Principal Underwriting Agreement between
          United Investors Life Insurance Company and Waddell & Reed, Inc.
 10.18+  --Principal Underwriting Agreement, dated May 1, 1990, between United
          Investors Life Insurance Company and Waddell & Reed, Inc.

 EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
 -------                       ----------------------
 10.19+  --Form of Services Agreement between Waddell & Reed Investment
          Management Company and Waddell & Reed Asset Management Company.
 10.20+  --Form of Reciprocity Agreement between Torchmark Corporation and
          Waddell & Reed Financial, Inc.
 10.21+  --Form of Administrative Services Agreement between Torchmark
          Corporation and Waddell & Reed Financial, Inc.
 21.1+   --Subsidiaries of the Registrant
 23.1*   --Consent of Hughes & Luce, L.L.P. (included in Exhibit 5.1)
 23.2*   --Consent of KPMG Peat Marwick LLP
 24.1+   --Powers of Attorney (appearing on Signature Page of Registration
          Statement on Form S-1 filed
          January 2, 1998, Registration No. 333-43687).
 27.1+   --Financial Data Schedule

--------

 *Filed herewith.
 +Previously filed.

  (b) Financial Statement Schedules:

  Financial statement schedules are omitted as not required or not applicable or because the information is included in the Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant by the Registrant pursuant to the underwriting agreements, the Company's Certificate of Incorporation, Bylaws, Delaware law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF OVERLAND PARK, STATE OF KANSAS, ON MARCH 3, 1998.

                                         Waddell & Reed Financial, Inc.

                                                 /s/ Keith A. Tucker
                                         By: _____________________________
                                                   KEITH A. TUCKER
                                                CHAIRMAN OF THE BOARD

                             POWER OF ATTORNEY

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES AND APPOINTS KEITH A. TUCKER, HENRY J. HERMANN, AND ROBERT L. HECHLER, AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE, AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY ADDITIONAL REGISTRATION STATEMENTS RELATED TO THE OFFERING CONTEMPLATED BY THIS REGISTRATION STATEMENT AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, AND HEREBY GRANTS TO SUCH ATTORNEY-IN-FACT AND AGENT FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT AND AGENT OR HIS SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

           SIGNATURE                       TITLE                DATE

               *                      Director                March 3, 1998
------------------------------------
       RONALD K. RICHEY

      /s/ Keith A. Tucker             Chairman of the         March 3, 1998
------------------------------------   Board and Chief
        *KEITH A. TUCKER               Executive Officer
        ATTORNEY-IN-FACT               (Principal
                                       Financial Officer)

      /s/ David L. Boren              Director                March 3, 1998
------------------------------------
        DAVID L. BOREN

               *                      Principal               March 3, 1998
------------------------------------   Accounting Officer
       MICHAEL D. STROHM

           SIGNATURE                       TITLE                DATE

     /s/ Joseph M. Farley             Director                March 3, 1998
------------------------------------
       JOSEPH M. FARLEY

     /s/ Louis T. Hagopian            Director                March 3, 1998
------------------------------------
       LOUIS T. HAGOPIAN

   /s/ Joseph L. Lanier, Jr.          Director                March 3, 1998
------------------------------------
     JOSEPH L. LANIER, JR.

    /s/ Harold T. McCormick           Director                March 3, 1998
------------------------------------
      HAROLD T. MCCORMICK

     /s/ George J. Records            Director                March 3, 1998
------------------------------------
       GEORGE J. RECORDS

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1.1*   --Form of Underwriting Agreement
  3.1+   --Certificate of Incorporation of the Company
  3.2+   --Bylaws of the Company
  4.1+   --Specimen of Common Stock Certificate
  4.2+   --Promissory Note of United Investors Management Company, payable to
          Torchmark Corporation, dated November 25, 1997
  4.3+   --Promissory Note of United Investors Management Company, payable to
          Liberty National Life Insurance Company, dated November 25, 1997
  4.4+   --Promissory Note of Waddell & Reed Financial Services, Inc., payable to United Investors Management Company, dated December 23, 1996
  4.5+   --Assignment by United Investor Management Company to Liberty National
          Life Insurance Company, dated December 23, 1996
  5.1*   --Opinion of Hughes & Luce, L.L.P. regarding legality of securities being registered
 10.1*   --Form of Public Offering and Separation Agreement between Torchmark
          Corporation and Waddell & Reed Financial, Inc.
 10.2+   --Form of Tax Disaffiliation Agreement between Torchmark Corporation and Waddell & Reed Financial, Inc.
 10.3+   --Form of Investment Services Agreement between Waddell & Reed
          Investment Management Company and Waddell & Reed Asset Management
          Company.
 10.4+   --General Agent Contract, dated January 1, 1985, between United
          Investors Life Insurance Company and W&R Insurance Agency, Inc.
 10.5+   --Form of Amendment Extending General Agent Contract between United
          Investors Life Insurance Company and W & R Insurance Agency, Inc.
 10.6+   --Independent Agent Contract, dated June 25, 1997, between United
          American Insurance Company, W & R Insurance Agency, Inc., and
          affiliates identified therein.
 10.7+   --Form of Amendment Extending Independent Agent Contract between
          United American Insurance Company, W & R Insurance Agency, Inc., and
          affiliates identified therein.
 10.8+   --Form of The 1998 Stock Incentive Plan.
 10.9+   --Form of The 1998 Non-Employee Director Stock Option Plan.
 10.10+  --Form of The 1998 Executive Deferred Compensation Stock Option Plan.
 10.11+  --Form of Waddell & Reed Financial, Inc. Savings and Investment Plan.
 10.12+  --Form of Waddell & Reed Financial, Inc. Retirement Income Plan.
 10.13+  --Form of Waddell & Reed, Inc. Career Field Retirement Plan.
 10.14+  --Form of Administration Contract between United Investors Park
          Owners' Association and Waddell & Reed Property Management Division.
 10.15+  --Form of Agreement Amending Distribution Contract between United
          Investors Life Insurance Company and TMK/United Funds, Inc.
 10.16+  --Distribution Contract, dated April 4, 1997, between United Investors
          Life Insurance Company and TMK/United Funds, Inc.
 10.17+  --Form of Agreement Amending Principal Underwriting Agreement between
          United Investors Life Insurance Company and Waddell & Reed, Inc.
 10.18+  --Principal Underwriting Agreement, dated May 1, 1990, between United
          Investors Life Insurance Company and Waddell & Reed, Inc.
 10.19+  --Form of Services Agreement between Waddell & Reed Investment
          Management Company and Waddell & Reed Asset Management Company.
 10.20+  --Form of Reciprocity Agreement between Torchmark Corporation and
          Waddell & Reed Financial, Inc.
 10.21+  --Form of Administrative Services Agreement between Torchmark
          Corporation and Waddell & Reed Financial, Inc.
 21.1+   --Subsidiaries of the Registrant
 23.1*   --Consent of Hughes & Luce, L.L.P. (included in Exhibit 5.1)
 23.2*   --Consent of KPMG Peat Marwick LLP
 24.1+   --Powers of Attorney (appearing on Signature Page of Registration
          Statement on Form S-1 filed January 2, 1998, Registration No. 333-
          43687).
 27.1+   --Financial Data Schedule

--------

 *Filed herewith.
 +Previously filed.